As filed with the Securities and Exchange Commission on January 23, 1995
                                               REGISTRATION NO. 33-

=============================================================================
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549
                                Form S-4
        REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                      -------------------------

                  SIMMONS FIRST NATIONAL CORPORATION
        (Exact name of registrant as specified in its charter)

ARKANSAS                              6021                          71-0407808
(State or other jurisdiction  (Primary Standard Industrial    (I.R.S. employer
of incorporation or             Classification Code Number)    identification
organization                                                     No.)

                               501 MAIN STREET
                         PINE BLUFF, ARKANSAS   71601
                               (501) 541-1000
(Address, including zip code and telephone number, including area code, of registrant's principal executive offices)
            -----------------------------------

                         J. THOMAS MAY, PRESIDENT
                   SIMMONS FIRST NATIONAL CORPORATION
                            501 MAIN STREET
                       PINE BLUFF, ARKANSAS  71601
                            (501) 541-1103
         (Name, address, including zip code, and telephone number,
             including area code, of agent for service)
                   ------------------------------------
                               Copies to:

           PATRICK A BURROW                           JEFFREY C. GERRISH
RAMSAY, BRIDGFORTH, HARRELSON & STARLING               P. THOMAS PARRISH
     501 MAIN STREET, 11 TH FLOOR                  GERRISH & MCCREARY, P.C.
     PINE BLUFF, ARKANSAS  71601                700 COLONIAL ROAD, SUITE 200
            (501) 535-9000                       MEMPHIS, TENNESSEE  38117
                                                      (901) 767-0900
                  --------------------------------------
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE
PUBLIC: As promptly as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                      CALCULATION OF REGISTRATION FEE
- ------------------------------------------------------------------------------
                                                     Proposed
Title of                             Proposed         Maximum
Each Class of                         Maximum        Aggregate      Amount of
Securities to     Amount to be     Offering Price    Offering     Registration
be Registered     Registered(1)    Per Share(2)        Price           Fee
- ------------------------------------------------------------------------------
Common Stock,
$5.00 par
value             137,255 shares     $15.21          $2,087,940      $720.00
- ------------------------------------------------------------------------------
(1) The maximum possible number of shares which could be issued under the variable exchange ratio.

(2) Based upon the book value of Dumas Bancshares, Inc. less estimated cash to be paid, which amount is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

                   SIMMONS FIRST NATIONAL CORPORATION

                         CROSS-REFERENCE SHEET

             Pursuant to Item 501 (b) of Regulation S-K Showing Location in the Prospectus of Information by Items 1 through 19,

               Part I, of Form S-4 Registration Statement
               ------------------------------------------

ITEM NUMBER AND CAPTION                              LOCATION IN PROSPECTUS
- -----------------------                              ----------------------

1.  Forepart of the Registration             Registration Statement Cover;
    Statement and Outside Front              Front Cover Page of Prospectus
    Cover Page of Prospectus.

2.  Inside Front and Outside                  Inside Front and Back Cover Page
    Back Cover Page of                        of Prospectus; Available
    Prospectus.                               Information; Documents
                                              Incorporated by Reference;
                                              Table of Contents

3.  Risk Factors, Ratio of                    Prospectus Summary; Simmons First
    Earnings to Fixed Charges                 National Corporation
    and Other Information

4.  Terms of Transaction.                     The Merger

5.  Pro Forma Financial Information           Financial Information

6.  Material Contacts with the                The Merger
    Company Being Acquired.

7.  Additional Information                    *
    Required for Reoffering by
    Persons and Parties Deemed
    to be Underwriters.

8.  Interests of Named Experts                Experts; Legal Matters
    and Counsel.

9.  Disclosure of Commission                  *
    Position on Indemnification
    for Securities Act
    Liabilities.

10. Information with Respect to               *
    S-3 Registrants.

11. Incorporation of Certain                  *
    Information by Reference.

12. Information with Respect to               Outside Front Cover Page of
    S-2 or S-3 Registrants.                   Prospectus; Summary; The Merger;
                                              Financial Information; Simmons
                                              First National Corporation;
                                              Consolidated Financial Statements

13. Incorporation of Certain                  Incorporation of Certain
    Information by Reference                  Documents by Reference.

14. Information with Respect to               *
    Registrants other than S-3 or
    S-2 Registrants.

15. Information with Respect to               *
    S-3 Companies.

16. Information with Respect to               *
    S-2 or S-3 Companies.

17. Information with Respect to               Summary; Dumas Bancshares, Inc.;
    Companies Other than S-3 or               Dumas Bancshares, Inc. Special
    S-2 Companies.                            Meeting; Financial Information;
                                              Election by Dumas Bancshares,
                                              Inc. Stockholders under the 1987
                                              Act; Dumas Bancshares, Inc.;
                                              Dumas Bancshares, Inc. Financial
                                              Statements

18. Information if Proxies,                   Dumas Bancshares, Inc. Special
    Consents or Authorizations                Meeting; Dumas Bancshares, Inc.
    are to be Solicited

19. Information if Proxies                    Simmons First National
    Consents or Authorizations                Corporation
    are not to be Solicited or
    in an Exchange Offer.

                         DUMAS BANCSHARES, INC.

                           PROXY STATEMENT

                   SIMMONS FIRST NATIONAL CORPORATION

                              PROSPECTUS
                    137,255 SHARES OF COMMON STOCK
                            PAR VALUE $5.00

             This Proxy Statement and Prospectus ("Proxy Statement") is being furnished to the stockholders of Dumas Bancshares, Inc. ("DBI") in connection with the solicitation of proxies by the Board of Directors of DBI for use at the special meeting of stockholders of DBI to be held on March 16, 1995, including any adjournments or postponements of the meeting. At the meeting or any adjournments or postponements thereof, the stockholders of DBI will be asked to consider and vote on a proposal to authorize and approve the transactions contemplated by the Agreement and Plan of Merger between Simmons First National Corporation ("Simmons" or "Company") and DBI, dated November 15, 1994 (the "Agreement"), and incidental thereto the stockholders of DBI will be asked to consider and vote on a proposal to elect to have DBI governed by the Arkansas Business Corporation Act of 1987. Pursuant to the Agreement, Simmons would acquire all of the issued and outstanding stock of DBI through a merger transaction (the "Merger") in which DBI would merge with and into Simmons in exchange for the issuance to the stockholders of DBI of up to 137,255 shares of Simmons Class A common stock, par value $5.00 ("Simmons Common Stock") and the payment in cash of up to $2,450,000.00.

             Simmons has agreed to register under the Securities Act of 1933, as amended (the "Securities Act") up to 137,255 shares of Simmons Common Stock that may be issued to stockholders of DBI in partial exchange for their stock in DBI. Consequently, this Proxy Statement serves as a Prospectus of Simmons under the Securities Act for the issuance of shares of Simmons Common Stock to stockholders of DBI.

             This Proxy Statement and the accompanying forms of proxy are first being mailed to stockholders of DBI on or about February ___, 1995. On February 1, 1995, the closing price on the National Association of Securities Dealers Automatic Quotation System closing per share price of Simmons First National Corporation Class A Common Stock was $_____.

THE ABOVE MATTERS ARE DISCUSSED IN DETAIL IN THIS PROXY STATEMENT. STOCKHOLDERS ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY THIS PROXY STATEMENT IN ITS ENTIRETY.

THE SECURITIES TO BE ISSUED IN THE PROPOSED TRANSACTION HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Proxy Statement is February ___, 1995.

             NO PERSON IS AUTHORIZED BY SIMMONS OR DBI TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION, OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, IN CONNECTION WITH THE SOLICITATION AND THE OFFERING MADE BY THIS PROXY STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES IN ANY JURISDICTION IN WHICH SUCH SOLICITATION OR OFFERING MAY NOT LAWFULLY BE MADE.

             NEITHER THE DELIVERY OF THIS PROXY STATEMENT NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL IMPLY THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF SIMMONS OR DBI SINCE THE DATE HEREOF.

AVAILABLE INFORMATION

             Simmons is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and, in accordance therewith, files proxy statements, reports and other information with the Securities and Exchange Commission ("Commission"). This filed material can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices in Chicago (500 West Madison, Northwestern Atrium Center, 14th Floor, Chicago, Illinois 60661) and in New York (75 Park Place, New York, New York 10007) and copies of such material can be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Simmons First National Corproation Class A Common Stock, symbol SFNCA, is traded on the National Association of Securities Dealers Automated Quotation National Market System and the Company's Exchange Act reports and other information can be inspected and copied at the National Association of Securities Dealers, 1735 "K" Street, N.W., Washington, D.C. 20006.

             Simmons has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act with respect to a maximum of 137,255 shares of Simmons Class A Common Stock to be issued upon consummation of the transactions contemplated by the Agreement. This Proxy Statement does not contain all the information set forth in the Registration Statement and the exhibits thereto, certain portions of which have been omitted as permitted by rules and regulations of the Commission. Copies of the Registration Statement are available from the Commission, upon payment of prescribed rates. For further information, reference is made to the Registration Statement and the exhibits filed therewith. Statements contained in this Proxy Statement or any document incorporated by reference in this Proxy Statement relating to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

             THIS PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE
UPON REQUEST FROM MR. BARRY L. CROW, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, SIMMONS FIRST NATIONAL CORPORATION, 501 MAIN STREET, PINE BLUFF, ARKANSAS 71601, (501) 541-1350. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST, ALTHOUGH NOT REQUIRED, SHOULD BE MADE, BY
CERTIFIED MAIL, ON OR BEFORE MARCH 9, 1995.

             The following documents have been filed with the Commission under the Exchange Act, are incorporated by reference into this Proxy
Statement:

             1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, filed with the Commission on March 30, 1994.

             2. The Company's most recent Quarterly Report on Form 10-Q for the calendar quarter ended September 30, 1994, filed with the Commission on November 14, 1994.

             3. The Company's most recent Current Report on Form 8-K filed with the Commission on November 18, 1994 and January 20, 1994.

             Each document filed subsequent to the date of this Proxy Statement pursuant to Section 13 (a), 13(c), 14 or 15 (d) of the Exchange Act prior to the holding of the special meeting of the stockholders of DBI shall be deemed to be incorporated by reference in this Proxy Statement and shall be part hereof from the date of filing of such document. Any statement contained in a document incorporated or deemed to be incorporated in this Proxy Statement shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such document.

             All information contained in this Proxy Statement relating to Simmons has been supplied by Simmons and all information relating to DBI has been supplied by DBI.

                             TABLE OF CONTENTS

SUMMARY
     The Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Dumas Bancshares, Inc. . . . . . . . . . . . . . . . . . . . . . . . .
     The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Consolidated Company . . . . . . . . . . . . . . . . . . . . . . . . .
     Fairness Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Election by Dumas Bancshares, Inc. Stockholders Under the 1987 Act . .
     The Dumas Bancshares, Inc. Special Meeting . . . . . . . . . . . . . .
     Certain Federal Income Tax Consequences. . . . . . . . . . . . . . . .
     Dissenters' Rights . . . . . . . . . . . . . . . . . . . . . . . . . .
     Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . . . . .
     Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . . . .
     Market Prices. . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Comparative Per Share Data . . . . . . . . . . . . . . . . . . . . . .
     Selected Financial Data. . . . . . . . . . . . . . . . . . . . . . . .
THE DUMAS BANCSHARES, INC. SPECIAL MEETING
     Date, Time and Place . . . . . . . . . . . . . . . . . . . . . . . . .
     Purpose of Meeting . . . . . . . . . . . . . . . . . . . . . . . . . .
     Shares Outstanding and Entitled to Vote; Record Date . . . . . . . . .
     Vote Required. . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Voting; Solicitation of Proxies. . . . . . . . . . . . . . . . . . . .
THE MERGER
     Background of the Merger . . . . . . . . . . . . . . . . . . . . . . .
     Reason  for  the   Merger. . . . . . . . . . . . . . . . . . . . . . .
     Fairness of the Transaction. . . . . . . . . . . . . . . . . . . . . .
     The Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Bank Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . . . . .
     Antitrust Matters. . . . . . . . . . . . . . . . . . . . . . . . . . .
     Certain Federal Income Tax Consequences. . . . . . . . . . . . . . . .
     Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . . . .
     Right of Dissent Under the 1965 Act. . . . . . . . . . . . . . . . . .
     Right of Dissent under the 1987 Act. . . . . . . . . . . . . . . . . .
     Exchange Ratio for the Merger. . . . . . . . . . . . . . . . . . . . .
     Expenses of the Merger . . . . . . . . . . . . . . . . . . . . . . . .
FINANCIAL INFORMATION
     Pro Forma Consolidated Balance Sheets. . . . . . . . . . . . . . . . .
     Pro Forma Consolidated Statements of Income. . . . . . . . . . . . . .
     Notes to Pro Forma Consolidated Financial Statements . . . . . . . . .
ELECTION BY DUMAS BANCSHARES, INC. STOCKHOLDERS UNDER THE 1987
ACT
     Election Incidental to the Merger. . . . . . . . . . . . . . . . . . .
     Reason for the Election. . . . . . . . . . . . . . . . . . . . . . . .
     Result of the Election . . . . . . . . . . . . . . . . . . . . . . . .
SIMMONS FIRST NATIONAL CORPORATION
     General. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Regulation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Offices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Employees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Description of Simmons Common Stock. . . . . . . . . . . . . . . . . .
     Resale of Simmons Common Stock . . . . . . . . . . . . . . . . . . . .
     No Shareholder Approval Required . . . . . . . . . . . . . . . . . . .
DUMAS BANCSHARES, INC.
     Description of Business. . . . . . . . . . . . . . . . . . . . . . . .
     Management's Discussion and Analysis . . . . . . . . . . . . . . . . .
     Directors and Executive Officers . . . . . . . . . . . . . . . . . . .
     Transactions with Management . . . . . . . . . . . . . . . . . . . . .
     Principal Stockholders of Dumas Bancshares, Inc. . . . . . . . . . . .
     Competition. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Offices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Employees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Description of Dumas Bancshares, Inc. Stock. . . . . . . . . . . . . .
     Comparison of Rights of Holders of Dumas Bancshares, Inc. Common Stock
     and Simmons Common Stock. . . . . . . . . . . . . . . . . . . . . . . .
LEGAL MATTERS AND EXPERTS
     Legal Opinions . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     General. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
INDEX TO DUMAS BANCSHARES, INC. FINANCIAL STATEMENTS. . . . . . . . . . . .
ANNEXES
     I -     Agreement and Plan of Reorganization . . . . . . . . . . . . .
     II -    Arkansas Business Corporation Act of 1965 Section 4-26-1007. .
     III-    Arkansas Business Corporation Act of 1987 Section 4-27-1301
	     et. seq.. . . . . . . . . . . . . . . . . . . . . . . . . . .

                                   SUMMARY

             The following is a summary of certain information contained elsewhere in this Proxy Statement. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained elsewhere in this Proxy Statement, in the attached Annexes and in the documents incorporated by reference. Stockholders are urged to read carefully this Proxy Statement and the attached Annexes in their entirety.

THE COMPANY

             The Simmons First National Corporation (the "Company") is a bank holding company registered under the Bank Holding Company Act of 1956. At September 30, 1994 and December 31, 1993, the Company had consolidated total assets of $692.5 million and $738.8 million, respectively, and total equity capital of $82.3 million and $75.3 million, respectively. The Company owns three subsidiary banks in Arkansas. Its lead bank, Simmons First National Bank (the "Bank"), is a national bank which has been in operation since 1903. In the past two years the Bank has received substantial favorable national media coverage for offering one of the lowest credit card interest rates in the United States. The Bank's primary market area, with the exception of its nationally-provided credit card and mortgage banking services, is the State of Arkansas. The Company also owns two community banks, Simmons First Bank of Jonesboro ("Simmons/Jonesboro"), and Simmons First Bank Lake Village ("Simmons/Lake Village"), both acquired in 1984. The Company's banking subsidiaries conduct their operations through 23 branches located in 9 communities in Arkansas.

             The Corporation's Common Stock is traded on the National Association of Securities Dealers Automated Quotation National Market System over-the-counter market (NASDAQ-NMS) under the symbol "SFNCA". The Corporation's principal executive offices are located at 501 Main Street, Pine Bluff, Arkansas, 71601, and its telephone number is (501) 541-1000.

DUMAS BANCSHARES, INC.

             DBI is a bank holding company which owns all of the outstanding stock of Dumas State Bank, Dumas Arkansas and First State Bank of Gould, Gould, Arkansas. As of September 30, 1994 and December 31, 1993, DBI had consolidated total assets of $43.0 million and $43.7 million, respectively, and consolidated equity capital of $3.6 million and $3.4 million, respectively.

             There is no public market for shares of DBI's outstanding capital stock. DBI's principal executive offices are located at Hwy 54 & 65, Dumas, Arkansas, 71639; its telephone number is (501) 382-4204.

THE MERGER

             On November 15, 1994, the Company and DBI entered into a definitive agreement pursuant to which the Company proposes to acquire all of the issued and outstanding stock of DBI by merger of DBI with and into Simmons. The acquisition of DBI will be consummated through the issuance to the shareholders of DBI, based upon their respective elections, of up to 137,255 shares of Simmons Common Stock and the payment of up to $2,450,000.00 in cash. The reasons for the Merger, are, among others, to provide liquidity to the holders of DBI common stock, to expand the present banking services of DBI and to expand the geographical presence of Simmons into the banking markets in which DBI operates thereby increase the earning potential of the consolidated enterprises. See "The Merger-The Agreement."

             Upon consummation of the Merger, DBI will merge with and into Simmons, and Simmons will be the surviving corporation in the Merger. As a result of the Merger, each share of DBI common stock outstanding immediately prior to the effective time (the "Effective Time") of the Merger (other than shares as to which dissenter's rights have been perfected ("Dissenters' Shares") under either the Arkansas Business Corporation Act of 1965 or the Arkansas Business Corporation Act of 1987) will be converted into the right to receive (i) a number of shares of Simmons Common Stock equal to $161.2903 divided by the average closing price per share of Simmons Common Stock during the period of twenty (20) trading days on which one or more trades actually takes place ending immediately prior to the fifth trading day preceding the Effective Time (the "Exchange Ratio"), (ii) $161.2903 in cash, without interest, or (iii) a combination of Simmons Common Stock and cash (collectively, the "Merger Consideration"), provided that the total number of shares of Simmons Common Stock to be issued as Merger Consideration shall not be less than 51% nor more than 70% of the Merger Consideration and the total cash to be paid as part of the Merger Consideration shall not be less than 30% nor more than 49% of the Merger Consideration. The Merger is conditioned on being a tax-free reorganization. Fractional shares of Simmons Common Stock will not be issued in connection with the Merger. A holder of DBI common stock otherwise entitled to a fractional share will be paid cash in lieu of such fractional shares.

             Subject to the allocation procedures set forth below, each record holder of shares of DBI Common Stock will be entitled (i) to elect to receive cash for all of such shares (a "Cash Election"), (ii) to elect to receive Simmons Common Stock for all of such shares (a "Stock Election"), (iii) to elect to receive Simmons Common Stock for a stated percentage of such shares ("Partial Stock Election ") and cash for the balance ("Partial Cash Election") or (iv) to indicate that such holder has no preference as to the receipt of cash or Simmons Common Stock for such shares (a "Non-Election"). All such elections are to be made on a form of election (the "Form of Election"). Holders of record of shares of DBI common stock who hold such shares as nominees, trustees or in other representative capacities (a "Representative") may submit multiple Forms of Election, provided that such Representative certifies that each such Form of Election covers all the shares of DBI common stock held by such Representative for a particular beneficial owner. All elections must be received on or before the close of business seven (7) days next following the date of the DBI special shareholders meeting at which the Merger is approved ("Election Deadline") and will be revocable until the close of business on the Election Deadline.

             DBI STOCKHOLDERS SHOULD CONSIDER THAT STOCKHOLDERS RECEIVING SIMMONS COMMON STOCK IN THE MERGER WILL RECEIVE A NUMBER OF SHARES OF SIMMONS COMMON STOCK DETERMINED PURSUANT TO THE EXCHANGE RATIO FOR EACH SHARE OF DBI COMMON STOCK. BECAUSE THE EXCHANGE RATIO WILL BE FIXED BASED ON AN AVERAGE MARKET PRICE PER SHARE OF SIMMONS COMMON STOCK PRIOR TO THE EFFECTIVE DATE AND BECAUSE THE MARKET PRICE OF SIMMONS COMMON STOCK IS SUBJECT TO FLUCTUATION, THE MARKET VALUE OF THE SIMMONS COMMON STOCK THAT HOLDERS OF SHARES OF DBI COMMON STOCK MAY RECEIVE IN THE MERGER FOR EACH SHARE OF DBI COMMON STOCK MAY BE
LESS THAN, GREATER THAN OR EQUAL TO $161.2903. IN ADDITION, BECAUSE OF SUCH FLUCTUATIONS IN THE VALUE OF SHARES OF SIMMONS COMMON STOCK, THE MARKET VALUE OF THE SHARES OF SIMMONS COMMON STOCK THAT HOLDERS OF SHARES OF DBI COMMON STOCK MAY RECEIVE IN THE MERGER MAY INCREASE OR DECREASE FOLLOWING THE MERGER.

             On November 14, 1994, the date immediately prior to the announcement of the definitive agreement, shares of Simmons Common Stock closed on the NASDAQ-NMS at a price of $24.50. There is no established market value for the stock of DBI.

             THE BOARD OF DIRECTORS OF DBI UNANIMOUSLY RECOMMEND THAT THE DBI STOCKHOLDERS VOTE IN FAVOR OF THE ADOPTION OF THE AGREEMENT.

CONSOLIDATED COMPANY

             As a result of the Merger, the consolidated operations and its constituent parts of Simmons and DBI as of September 30, 1994 will reflect assets, shareholders' equity, net interest income and income from continuing operations as follows (in thousands):

                                                 %                            %
                                              Pro Forma                    Pro Forma      Pro Forma
                                   SFNCA     Consolidated       DBI       Consolidated   Consolidated
- -------------------------------------------------------------------------------------------------------
Assets                           $  692,515        94.24      $   43,026        5.86       $  734,817
Shareholders' equity                 82,270        95.92           3,624        4.22           85,770
Net interest income                  21,890        94.95           1,249        5.42           23,054
Income from continuing
  operations (NI)                     7,631        97.36             312        3.98            7,838
        Annualized
        ----------
Net interest income                  29,267        94.95           1,670        5.41           30,823
Income from continuing
  operations (NI)                    10,203        97.37             417        3.97           10,479

             If the maximum of 137,255 shares of common stock of Simmons are issued to DBI stockholders, Simmons will have a total of 3,814,583 shares of common stock issued and outstanding. Present Simmons stockholders will control 96.40% of such shares and DBI stockholders will control 3.60% of such shares.

FAIRNESS OPINION

             The Agreement provides that the Board of Directors of DBI is to receive, as one of the conditions to the consummation of the Merger, a written opinion from a financial advisor to the effect that the consideration to be paid to the holders of the shares of DBI stock pursuant to the merger is fair. With the consent of Simmons, DBI has retained the Memphis, Tennessee firm of Southard Financial, a financial advisory firm, to issue this opinion. While no opinion has been rendered to date, the opinion is expected to be issued prior to the consummation of the Merger.

ELECTION BY DUMAS BANCSHARES, INC. STOCKHOLDERS UNDER THE 1987 ACT

             The Election by the stockholders of DBI to be governed by the Arkansas Business Corporation Act of 1987 codified at Ark. Code Ann. Section 4-27-101 et. seq. (the "1987 Act") is incidental to and a condition of the Merger proposal and approval of such election will have no force or effect unless the Merger is likewise approved.

             DBI is an Arkansas corporation organized under the Arkansas Business Corporation Act of 1965, codified at Ark. Code Ann. Section 4-26-101 et. seq. (the "1965 Act"). The 1987 Act is applicable to corporations that were incorporated on or after January 1, 1988 or those "1965 Act" corporations that elect to be governed by the 1987 Act by amending their Articles of Incorporation to adopt the 1987 Act. The stockholders of Simmons elected to be governed by the 1987 Act by amending its Articles of Incorporation during 1994.

             The 1965 Act and 1987 Act have statutory merger procedures that must be complied with in order to legally consummate a merger. Although both Acts contain similar provisions, DBI must elect to be governed by the 1987 Act in order to facilitate compliance with the applicable statutory procedures.

THE DUMAS BANCSHARES, INC. SPECIAL MEETING

             Approval of the Merger by the stockholders of DBI will be considered at a Special Meeting to be held at the offices of DBI, Highways 65 & 54, Dumas Arkansas on March 16, 1995, at 10:00 a.m. Central Standard Time.

             The affirmative vote of the holders of a two-thirds of the outstanding shares of DBI common stock is required for the approval of the Merger and the election to be governed by the 1987 Act. Directors, executive officers and their affiliates hold a total of 67.85% of the outstanding stock of DBI. Management anticipates that the directors, executive officers, and their affiliates will vote in favor of the Merger, and therefore, the approval of the Merger is assured. Stockholders of DBI are entitled to dissenters' rights. See "The Merger - Right of Dissent under the 1965 Act; Right of Dissent under the 1987 Act."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

             It is intended that for federal income tax purposes the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and, accordingly, for federal income tax purposes, no gain or loss will be recognized by either Simmons or DBI as a result of the Merger and DBI's stockholders will not recognize gain or loss upon the receipt of solely Simmons Common Stock in exchange for DBI common stock. DBI expects to receive an opinion of Company's counsel, dated as of the effective date of the Merger, opining that shareholders who exchange their DBI common stock solely for shares of Simmons Common Stock will not recognize a gain or loss in the Merger, and holders of shares of DBI common stock who exchange their shares for shares of Simmons Common Stock and cash will recognize gain, if any is realized, in the Merger but not in excess of the amount of cash received. The parties to this transaction will not request a ruling from the Internal Revenue Service concerning the taxability of this transaction. See "The Merger - Certain Federal Income Tax Consequences."

DISSENTERS' RIGHTS

             Holders of DBI common stock are entitled to dissenter's rights with respect to the Merger. Holders of DBI Common Stock may exercise their right of dissent under either the 1965 Act or the 1987 Act. See "The Merger - Right of Dissent under the 1965 Act; Right of Dissent under the 1987 Act; Annex II; Annex III."

REGULATORY APPROVALS

             At this time, Simmons has applied for approval of the Board of Governors of the Federal Reserve and the Arkansas Bank Commissioner to merge DBI into Simmons. The consummation of the Merger is dependent upon the receipt of approvals from the foregoing regulatory agencies.

See "The Merger - Regulatory Approvals."

ACCOUNTING TREATMENT

             Simmons intends to treat the Merger as a purchase for accounting purposes. See "The Merger - Accounting Treatment."

MARKET PRICES

             Simmons Common Stock is traded over-the-counter in the NASDAQ National Market System. Dumas Bancshares, Inc. common stock is not traded publicly and there is no quoted market for the stock. The table below shows the high and low closing sales prices for Simmons Common Stock.

                             Simmons
                          Common Stock(1)
                      -----------------------
                             1 Share
                      -----------------------
                        High          Low
                      ---------     ---------
1991                  $  12.875     $  10.750
1992                  $  24.000     $  12.875
1993                  $  27.500     $  21.000
01/01/94 - 09/30/94   $  29.000     $  22.500
- -------------

(1) All share prices have been adjusted for a 100% stock dividend which was declared April 13, 1992.

             On November 14, 1994, immediately prior to the public announcement of the definitive agreement between Simmons and DBI as to the proposed merger transaction, the closing sales price for Simmons Common Stock was $24.50. On February 1, 1995, the closing sales price for Simmons Common Stock was $_______.

COMPARATIVE PER SHARE DATA

             The following table sets forth for the periods indicated selected historical per share data of Simmons and DBI and the corresponding pro forma and pro forma equivalent per share amounts giving effect to the proposed Merger. The data presented are based upon the consolidated financial statements and related notes of Simmons which are incorporated by reference in this Proxy Statement, and the consolidated financial statements and related notes of DBI and the pro forma combining balance sheet and income statements, including the notes thereto, appearing elsewhere herein. This information should be read in conjunction with such historical and pro forma financial statements and related notes thereto. The assumptions used in the preparation of this table appear elsewhere in this Proxy Statement. See "Financial Information." These data are not necessarily indicative of the results of the future operations of the consolidated organization or the actual results that would have occurred if the Merger had been consummated prior to the periods indicated.

                                                 SFNCA         DBI             SFNCA/DBI
                                               Historical   Historical   ProForma Consolidated(1)
- --------------------------------------------------------------------------------------------------
Book value per common share:
   September 30, 1994                           $  22.37     $ 116.90          $  22.49

Cash dividends per common share:
   Year ended December 31, 1991                     0.37         1.50               .37
   Year ended December 31, 1992                     0.40         1.50               .40
   Year ended December 31, 1993                     0.40         1.50               .40
   Nine months ended September 30, 1994             0.33         0.00               .33

Income per share from continuing
   operations:
   Year ended December 31, 1993                     2.78        12.57              2.74
   Nine months ended September 30, 1993             2.13         9.77              2.03
   Nine months ended September 30, 1994             2.08        10.06              2.06
- -------------

(1) ProForma consolidated based on the issuance of 137,255 shares of Simmons Common Stock at a price of $25.50 per share. Shareholders of DBI may multiply the Pro Forma consolidated results on a per share basis shown below by the exchange ratio, which may range from 5.120 to 6.325, to provide a comparison with DBI Historical results shown.

SELECTED FINANCIAL DATA

             The table on the following page presents selected historical financial data of Simmons and DBI and selected unaudited pro forma financial data after giving effect to the Merger as a purchase for accounting purposes. The Simmons historical data for each of the years in the five-year period ended December 31, 1993 are based on the historical financial statements of Simmons as audited by Baird, Kurtz and Dobson, independent public accountants. The Simmons and DBI historical data for the nine months ended September 30, 1994 and 1993 are based on unaudited historical records. The DBI historical data for 1993 and the operating and per share data for 1992 are based on the historical financial statements of DBI, as audited by Kemp and Company, independent auditors. The DBI selected balance sheet items for 1992 and the historical data for the year 1991 are based on unaudited historical company records. The DBI historical data for 1990 and 1989 are based on the historical financial statements, as audited by Baird, Kurtz and Dobson, independent public accountants. The pro forma data is not necessarily indicative of the results of operations or the financial condition that would have been reported had the Merger been in effect during those periods, or as of those dates, or that may be reported in the future. Pro forma consolidated per share data of Simmons and DBI give effect to the exchange of each share of DBI common stock for
6.325 shares of Simmons Common Stock.

             These data should be read in conjunction with the consolidated financial statements of each of Simmons and DBI, and the related notes thereto, incorporated by reference herein and in conjunction with the unaudited pro forma financial information, including the notes thereto, appearing elsewhere in this Proxy Statement. See "Incorporation of Certain Documents by Reference" and "Financial Information."

                                    SELECTED FINANCIAL DATA
                              SIMMONS FIRST NATIONAL CORPORATION
                                                                                                       Year Ended December 31,
($ in thousands,                               Sept. 30,    Sept. 30,   ----------------------------------------------------------
(except per share data)                          1994         1993       1993      1992         1991          1990          1989
 ---------------------------------------------------------------------------------------------------------------------------------
SFNCA - HISTORICAL
Operating Data
   Total interest income                $   33,707   $   34,553   $   44,394   $   46,042   $    49,674   $    47,816   $    45,917
   Net interest income                      21,890       22,490       28,450       26,525        22,536        21,278        18,944
   Provision for possible loan losses        1,575        2,292        3,006        3,741         3,552         2,681         4,279
   Income from continuing operations         7,631        6,963        9,396        7,477         5,300         4,363         3,089
Per Share Data
   Income from continuing operations          2.08         2.13         2.78         2.61          1.99          1.63          1.16
   Cash dividend paid                         0.33          .30         0.40         0.40          0.37          0.34           .30
Selected Balance Sheet Items
   Total assets                            692,515      698,125      738,760      705,903       673,377       647,783       528,225
   Total securities                        169,487      197,410      198,626      202,994       168,580       145,167        93,839
   Net loans                               399,329      371,391      386,996      361,907       325,760       325,444       318,859
   Total deposits                          567,141      578,415      610,355      590,409       563,114       528,302       429,533
   Long-term debt                           12,154       12,186       12,178       12,208        12,236        12,261        12,284
   Capital accounts                         82,270       73,270       75,335       51,219        45,460        40,259        36,848

                                                     SELECTED FINANCIAL DATA
                                                     DUMAS BANCSHARES, INC.
                                                                                             Year Ended December 31,
($ in thousands,                      Sept. 30,     Sept. 30,   ----------------------------------------------------------------
(except per share data)                 1994           1993         1993          1992          1991          1990         1989
 -----------------------------------------------------------------------------------------------------------------------------------
DBI - HISTORICAL
Operating Data
   Total interest income               $    2,069   $     1,983   $     2,677   $     3,078   $     3,859   $     3,892   $    3,330
   Net interest income                      1,249         1,143         1,566         1,593         1,629         1,579        1,423
   Provision for possible loan losses           4             5             6            36           156            56           69
   Income from continuing operations          312           303           390           386           335           414          320
Per Share Data
   Income from continuing operations        10.06          9.77         12.57         12.45         10.81         13.35        10.32
   Cash dividend paid                        0.00          0.00          1.50          1.50          1.50          1.50         1.50
Selected Balance Sheet Items
   Total assets                            43,026        42,481        43,747        43,635        43,679        42,035       37,758
   Total securities                        10,481         9,957        10,651        10,491         9,166         9,510        8,186
   Net loans                               26,811        23,189        23,172        20,301        21,820        24,326       20,648
   Total deposits                          37,381        38,090        39,160        39,447        39,725        38,271       34,463
   Long-term debt                             600           700           700           800           810           810          810
   Capital accounts                         3,624         3,395         3,425         3,077         2,757         2,507        2,082

                                              SELECTED FINANCIAL DATA
                                              PRO FORMA CONSOLIDATED
($ in thousands,                                         September 30,    December 31,
(except per share data)                                      1994             1993
 ---------------------------------------------------------------------------------------
PRO FORMA - Consolidated
           Operating Data
           Total interest income                          $   35,653      $   46,896
           Net interest income                                23,054          29,892
           Provision for possible loan losses                  1,579           3,012
           Income from continuing operations                   7,838           9,638
Per Share Data
           Income from continuing operations                    2.06            2.74
           Cash dividend paid                                   0.33            0.40

                                                          September 30,
                                                             1994
                                                         -------------
Selected Balance Sheet Items
           Total assets                                   $  734,817
           Total securities                                  180,049
           Net loans                                         426,140
           Total deposits                                    604,522
           Long-term debt                                     12,154
           Capital accounts                                   85,770

                             THE DUMAS BANCSHARES, INC. SPECIAL MEETING

DATE, TIME AND PLACE

             The DBI Special Shareholders Meeting will be held on March 16, 1995, commencing at 10:00 a.m. Central Standard Time, at the offices of DBI, Highways 65 & 54, Dumas, Arkansas.

PURPOSE OF MEETING

             The purpose of the DBI Special Shareholders Meeting is to consider and vote upon the adoption of the Agreement between DBI and Simmons and to consider and vote upon the election of DBI to be governed by the Arkansas Business Corporation Act of 1987 (the "Election").

SHARES  OUTSTANDING  AND  ENTITLED  TO  VOTE; RECORD DATE

             The close of business on February 7, 1995 has been fixed by the Board of Directors of DBI as the record date for the determination of holders of DBI common stock entitled to notice of and to vote at the DBI Special Shareholders Meeting. At the close of business on January 19, 1995, there were 31,000 shares of DBI common stock issued and outstanding held by 75 shareholders of record. Holders of record of DBI common stock on the record date are entitled to one vote per share and are entitled to dissenters' rights. See "The Merger - Right of Dissent under the 1965 Act; Right of Dissent under the 1987 Act."

VOTE REQUIRED

             The affirmative vote of two-thirds of all the shares of DBI common stock outstanding on the record date is required to adopt the Agreement and the Election.

             As of September 30, 1994, directors, executive officers and their affiliates own 67.85% of the outstanding stock of DBI. Management anticipates that the directors, executive officers, and their affiliates will vote in favor of the Merger, and therefore, the approval of the Merger is assured.

VOTING; SOLICITATION OF PROXIES

             Proxies for use at the DBI Special Meeting accompany copies of this Proxy Statement delivered to record holders of DBI common stock and such proxies are solicited on behalf of the Board of Directors of DBI. A holder of DBI common stock may use his proxy if he is unable to attend the DBI Special Meeting in person or wishes to have his shares voted by proxy even if he does attend the meeting. The proxy may be revoked in writing by the person giving it at any time before it is exercised, by notice of such revocation to the secretary of DBI, or by submitting a proxy having a later date, or by such person appearing at the DBI meeting and electing to vote in person. All proxies validly submitted and not revoked will be voted in the manner specified therein. If no specification is made, the proxies will be voted in favor of the Merger and the Election.

             DBI will bear the cost of solicitation of proxies from its stockholders. In addition to using the mail, proxies may be solicited by personal interview. Officers and other employees of DBI acting on DBI's behalf, may solicit proxies personally.

                                  THE MERGER

BACKGROUND OF THE MERGER

             In May, 1994, the Chairman of the Board of Directors of DBI, Merle F. Peterson, and the President and Chief Executive Officer of DBI, James
R. Hall, met with DBI's counsel to discuss strategic long-term planning issues for DBI in light of three factors: (1) the desire on the part of Mr. Hall to retire by the end of 1995, (2) the desire on the part of Mr. Peterson, who with his wife were the holders of 35.07% of DBI's outstanding shares, to liquidate his holdings in DBI on a tax-free basis, and (3) the large number of bank merger and acquisition transactions that had been occurring over the past 12 to 18 months in the Mid-South area at attractive purchase price premiums.

             Following that meeting, counsel met with DBI's Board of Directors on June 9, 1994 to discuss planning issues in light of those three factors.
At that meeting, the Board of Directors determined that it would be in the best interest of the stockholders of DBI for DBI to actively solicit offers for acquisition by outside parties. The Board retained its counsel to assist it with soliciting outside acquisition offers.

             Over the next several weeks, informal discussions occurred with a number of institutions that determined level of interest in possibly acquiring DBI. At a meeting of the Board of Directors on September 8, 1994, DBI's counsel presented to the Board of Directors a written offer from Simmons to acquire DBI. After discussion, the Board of Directors authorized senior management and counsel to pursue additional negotiations with Simmons. Those negotiations ensued, and on September 23, 1994, a letter of intent was reached between DBI and Simmons regarding an acquisition. At the time the letter of intent was reached, DBI and Simmons exchanged certain information for review by each party's respective management, counsel and advisors. Further negotiations commenced regarding the negotiation of the Merger Agreement. On November 10, 1994, DBI's Board of Directors met for purposes of considering and acting upon the proposed Agreement between DBI and Simmons. Based upon the terms of the Agreement, including the condition that DBI receive a written opinion from a financial advisor as to the fairness of the transaction prior to its consummation, the DBI Board of Directors unanimously approved the Agreement.

             At a meeting of the Board of Directors of SFNC held on November 14, 1994, the SFNC Board unanimously approved the Agreement. The agreement was signed on November 15, 1994.

REASONS FOR THE MERGER

             In reaching its determination that the Merger and the Agreement are fair to, and in the best interest of, DBI and its shareholders, DBI's Board of Directors consulted with its counsel, as well as with DBI's management, and considered a number of factors, including, without limitation, the following:

a. The familiarity of the DBI Board of Directors with and review of DBI's business, operations, earnings and financial condition;

b. The belief of the DBI Board of Directors that the terms of the Agreement are attractive in that the Agreement allows DBI's shareholders at their option to become shareholders in Simmons, a company whose stock is traded over NASDAQ's National Market System, as well as the recent earnings performance of Simmons;

c. The wide range of banking products and services of Simmons and its dividend payment history;

d. The belief of the DBI Board of Directors, based upon analysis of the anticipated financial effects of the Merger, that upon consummation of the Merger, Simmons and its banking subsidiaries would be well-capitalized institutions, the financial positions of which would be in excess of all applicable regulatory capital requirements.

e. The current and prospective economic and regulatory environment and competitive constraints facing the banking industry and financial institutions in DBI's market area;

f. The recent business combinations involving financial institutions, either announced or completed, during the past 12 months in the United States, the State of Arkansas and contiguous states and the effect of such combinations on competitive conditions in DBI's market area;

g. The belief of the DBI Board of Directors that, in light of the reasons discussed above, Simmons was an attractive choice as a long-term affiliation partner of DBI; and

h. The expectation that the Merger will generally be a tax-free transaction to those DBI shareholders who elect to receive stock of Simmons by virtue of the Merger (see "Certain Federal Income Tax Consequences").

DBI's Board did not assign any specific or relative weight to the foregoing factors in their considerations.

FAIRNESS OF THE TRANSACTION

             The Agreement provides that the Board of Directors of DBI is to receive, as one of the conditions for DBI to consummate the Merger, a written opinion from a financial advisor to the effect that the consideration to be paid to the holders of the shares of DBI stock pursuant to the Merger is fair to the holders of DBI stock. With the consent of Simmons, DBI has retained the Memphis, Tennessee firm of Southard Financial, a financial advisory firm, to issue this opinion. That opinion is expected to be issued prior to the consummation of the Merger.

             THE BOARD OF DIRECTORS OF DBI BELIEVES THAT THE PROPOSED ACQUISITION IS IN THE BEST INTEREST OF THE STOCKHOLDERS OF DBI AND RECOMMEND A VOTE IN FAVOR OF THE ADOPTION OF THE AGREEMENT.

THE AGREEMENT

             The following description of certain features of the Agreement is qualified in its entirety by the full text of the Agreement, which is incorporated herein by reference and attached hereto by Annex.

             Under the terms of the Agreement, DBI will be merged with and into Simmons in exchange for the issuance by the Company of a maximum of 137,255 newly issued shares of Simmons Common Stock to the holders of the common stock of DBI and the payment of cash in the maximum amount of $2,450,000.00. The aggregate merger consideration is expected to approximate $5,000,000.00. Within the parameters described below, a holder of DBI common stock may elect to receive as consideration for his shares of DBI common stock in the Merger, all cash, all Simmons Common Stock, or a combination of cash and Simmons Common Stock. The Merger is conditioned on being a tax-free reorganization. Fractional shares of Simmons Common Stock will not be issued in connection with the Merger. A holder of DBI common stock otherwise entitled to a fractional share will be paid cash in lieu of such fractional shares.

             Upon consummation of the Merger, DBI will merge with and into Simmons, and Simmons will be the surviving corporation in the Merger. As a result of the Merger, each share of DBI common stock outstanding immediately prior to the effective time (the "Effective Time") of the Merger (other than shares as to which dissenter's rights have been perfected ("Dissenters' Shares") under either the Arkansas Business Corporation Act of 1965 or the Arkansas Business Corporation Act of 1987) will be converted into the right to receive (i) a number of shares of Simmons Common Stock equal to $161.2903 divided by the average closing price per share of Simmons Common Stock during the period of twenty (20) trading days on which one or more trades actually takes place ending immediately prior to the fifth trading day preceding the Effective Time (the "Exchange Ratio"), (ii) $161.2903 in cash, without interest, or (iii) a combination of Simmons Common Stock and cash (collectively, the "Merger Consideration"), provided that the total number of shares of Simmons Common Stock to be issued as a part of the Merger Consideration shall not be less than 51% nor more than 70% of the Merger Consideration and the total cash to be paid as a part of the Merger Consideration shall not be less than 30% nor more than 49% of the Merger Consideration. Notwithstanding the foregoing, the number of shares of Simmons Common Stock to be exchanged shall not be less than 80,952 and shall not be greater than 137,255 which equates to the Exchange Ratio computed using an average price of Simmons Common Stock of $31.50 while giving effect to the maximum cash election, and $25.50 while giving effect to the minimum cash election, respectively.

             Both the number of shares of DBI common stock to be converted into the right to receive cash and the number of such shares to be converted into the right to receive shares of Simmons Common Stock in the Merger are fixed within certain ranges under the terms of the Agreement. Accordingly, no assurance can be given that an election by any given stockholder can be accommodated. Rather, the election by each holder of DBI common stock will be subject to the results of the allocation procedures described above.

             In the event that the number of shares of DBI common stock as to which valid elections to receive cash, including Partial Cash Elections, have been made (the "Cash Election Shares") exceeds 49% of the shares of DBI common stock outstanding immediately prior to the Effective Time (the "Maximum Cash Election Number"), all of the DBI stockholders electing to receive cash for their shares of DBI common stock will receive for such shares (i) an amount in cash, without interest, equal to the product of (x) $161.2903 and (y) a fraction (the "Cash Fraction"), the numerator of which shall be the Maximum Cash Election Number and the denominator of which shall be the total number of Cash Election Shares and (ii) a number of shares of Simmons Common Stock equal to the product of (x) the Exchange Ratio and (y) a fraction equal to one minus the Cash Fraction.

             In the event that the number of shares of DBI common stock as to which valid elections to receive Simmons Common Stock, including Partial Stock Elections, have been made (the "Stock Election Shares") exceeds 70% of the shares of DBI common stock outstanding immediately prior to the Effective Time (the "Maximum Stock Election Number"), all DBI stockholders electing to receive Simmons Common Stock for their shares of DBI common stock will receive for their shares of DBI common stock (i) a number of shares of Simmons Common Stock equal to the product of (x) the Exchange Ratio and (y) a fraction (the "Stock Fraction"), the numerator of which shall be the Maximum Stock Election Number and the denominator of which shall be the total number of Stock Election Shares, and (ii) an amount in cash, without interest, equal to the product of
(x) $161.2903 and (y) a fraction equal to one minus the Stock Fraction.

             In the event that the number of Cash Election Shares does not exceed the Maximum Cash Election Number and the number of Stock Election Shares does not exceed the Maximum Stock Election Number, all Cash Election Shares will be converted into the right to receive cash, all Stock Election Shares will be converted into the right to receive Simmons Common Stock and all shares of DBI common stock covered by Non-Elections, if any, will be considered Cash Elections, unless such action would cause the Maximum Cash Election Number to be exceeded, in which event the shares covered by Non-Elections shall be converted into the right to receive (i) an amount in cash, without interest, equal to the product of (x) $161.2903 and (y) a fraction (the "Non-Election Fraction"), the numerator of which shall be the excess of the Maximum Cash Election Number over the total number of Cash Election Shares and the denominator of which shall be the excess of (A) the number of shares of DBI common stock outstanding immediately prior to the Effective Time over (B) the sum of the total number of Cash Election Shares and the total number of Stock Election shares and (ii) a number of shares of Simmons Common Stock equal to the product of (x) the Exchange Ratio and (y) a fraction equal to one minus the Non-Election Fraction. See "The Merger--Certain Federal Income Tax Consequences".

             If the average price of Simmons Common Stock is less than $25.50, the number of shares issued shall not exceed the ceiling of 137,255 shares. Also, if the average price of Simmons common stock is more than $31.50, the amount of shares issued shall not be less than the floor of 80,952 shares. T he total consideration exchanged will vary from $5,000,000 if the average price is either higher than $31.50 or lower than $25.50. For example, if the aggregate cash elections cover 49% of the DBI common stock and the average price for Simmons Common Stock is $33.50, the DBI stockholders shall receive in the aggregate 80,952 shares of Simmons Common Stock, each share having a value of $33.50 and cash in the amount of $2,450,000.00, representing total consideration of $5,161,904. If the aggregate cash elections cover 30% of the DBI common stock and average price for Simmons Common Stock is $23.50, the DBI stockholders shall receive 137,255 shares of Simmons common stock, each share having a value of $23.50 and cash in the amount of $1,500,000, representing total consideration of $4,725,490.

             The Agreement provides DBI two termination options, exercisable by a majority of the DBI Board of Directors, in the event the Simmons Common Stock average closing price is less than $23.50, (i) computed for the twenty trading days on which one or more trades actually takes place and which ends immediately prior to the fifth trading day preceding the mailing of this Proxy Statement and (ii) computed for the twenty trading days on which one or more trades actually takes place and which ends immediately prior to the fifth trading day preceding the Effective Date of the Merger. In addition, either party may terminate the Agreement, if the Merger is not closed on or before June 30, 1995 provided that the failure to close is not caused by a breach of the Agreement by the party seeking to terminate it.

             Simmons and DBI have agreed, for the period prior to the consummation of the merger, to operate their respective businesses only in the usual, regular and ordinary course. In addition, Simmons and DBI will use reasonable efforts to maintain and keep their respective properties in as good repair and condition as at present, except for ordinary wear and tear and to perform all obligations required under all material contracts, leases, and documents relating to or affecting their respective assets prior to the consummation of the Merger. Simmons and DBI have further agreed that, prior to consummation of the Merger, they will not incur any material liabilities or obligations, except in the ordinary course of business, or take any action which would or is reasonably likely to adversely affect the ability of either Simmons or DBI to obtain any necessary approvals, adversely affect the ability of Simmons or DBI to perform their covenants and agreements under the Agreement, or result in any of the conditions to the Merger not being satisfied. DBI has further agreed that, unless otherwise required by applicable law, it shall not initiate, solicit or encourage any inquiry or proposal which constitutes a competing transaction.

             The Agreement requires that certain conditions occur or be waived prior to the closing date ("Conditions Precedent"), including (a) approval by DBI stockholders by two-thirds of all outstanding shares; (b) approval by the appropriate bank regulatory authorities; (c) receipt by the DBI of an opinion from Southard Financial that the Merger consideration is fair to the DBI shareholders; and (d) satisfaction of other customary conditions normally associated with closing a merger transaction. It is also a condition to the Merger that Simmons have an effective registration statement on file with the Securities and Exchange Commission covering the issuance of shares to be exchanged pursuant to the Merger. Prior to the effective date of the Merger, any condition of the Agreement, except those required by law, may be waived by the party benefited by the condition.

             The effective date of the Merger will be the date the Articles of Merger are filed with the Arkansas Secretary of State, or the date so stated in the Articles of Merger. The Agreement provides that a closing date will be set by mutual agreement to occur within a reasonable time following the date on which the last of all regulatory and other approvals necessary to consummate the Merger have been received and all necessary time periods imposed by regulatory authorities have elapsed. The parties may, however, amend the Agreement to provide a later closing date.

             All shares of DBI common stock converted into the right to receive the merger consideration in the Merger shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive cash and/or a certificate representing shares of Simmons Common Stock into which such shares of DBI common stock are convertible. Certificates previously representing shares of DBI common stock shall be exchanged for cash and/or certificates representing whole shares of Simmons Common Stock issued in consideration therefor upon the surrender of such certificates as provided below, without interest.

             A FORM OF ELECTION FOR USE IN THE STOCKHOLDERS' ELECTION TO RECEIVE CASH, SIMMONS COMMON STOCK OR BOTH IN EXCHANGE FOR THEIR SHARES OF DBI COMMON STOCK WILL BE MAILED SEPARATELY TO THE HOLDERS OF DBI COMMON STOCK AS OF THE RECORD DATE. To be effective, a Form of Election must be properly completed signed and submitted to Simmons First National Bank, as exchange agent (the "Exchange Agent") or to DBI and must be received by the Exchange Agent no later than 5:00 p.m. Central Standard Time on the business day seven
(7) days next following the date of the DBI special shareholders meeting at which the Merger is approved ("Election Deadline"). The Form of Election will be revocable until the close of business on the Election Deadline.

             STOCKHOLDERS WHO DO NOT TIMELY SUBMIT A FORM OF ELECTION WILL BE DEEMED TO HAVE MADE A NON-ELECTION.

             The Agreement provides that Simmons and DBI will cause the Effective Time to occur as promptly as practicable after the approval by the stockholders of DBI of the Agreement and the satisfaction (or waiver, if permissible) of the other conditions set forth in the Agreement. As soon as the date on which the Effective Time is anticipated to occur is determined, Simmons and DBI will publicly announce such date, although no assurance can be given that the Effective Time will occur on such date. Persons who become stockholders of DBI after the Record Date or any other stockholders who need a Form of Election may obtain copies of the Form of Election upon request from the Exchange Agent either in writing at P. O. Box 7009, Pine Bluff, AR 71611-7009 or by telephone at (501) 541-1110 or from DBI either in writing at
P. O. Box 915, Dumas, AR 71639 or by telephone at (501) 382-4204. Simmons and DBI will each use its best efforts to mail or cause to be mailed to all persons who become holders of DBI common stock between the Record Date and the special meeting date a Form of Election and will make available a Form of Election to all persons who become stockholders of DBI after that date.

             If DBI or the Exchange Agent determines that any purported Cash Election, Stock Election, Partial Cash Election or Partial Stock Election was not properly made, such purported Election will be deemed to be of no force and effect and the stockholder making such purported Election will, for purposes hereof, be deemed to have made a Non-Election. Neither Simmons, DBI and the Exchange Agent may use reasonable efforts to, but shall be under no obligation to notify any person of any defect in a Form of Election.

             The tax consequences of receiving cash and/or shares of Simmons Common Stock are different. See "Certain Federal Income Tax Consequences."

BANK MERGER

             Incidental to and immediately following the consummation of the Merger, First State Bank, Gould, Arkansas will merge with and into Simmons First National Bank ("Bank Merger"). Simmons First National Bank will be the surviving entity and will continue to operate all of the banking offices of First State Bank as branches of Simmons First National Bank. The completion of the Bank Merger is conditioned upon the prior completion of the Merger.

REGULATORY APPROVALS

             The Merger is subject to prior approval by the appropriate banking regulatory authorities. An application has been filed for approval of the Merger with the Board of Governors of the Federal Reserve System ("Federal Reserve") for Simmons to acquire DBI. In conjunction with the Federal Reserve application, the Merger is also subject to review by the Department of Justice as to its competitive effects. An application has also been filed with the Arkansas Bank Department ("Department") for approval of the Merger. Additionally, an application was filed with the U.S. Treasury Department, Office of the Comptroller of the Currency ("OCC") for approval of the Bank Merger. All applications are pending upon the date hereof. Even though no approvals have been received, Simmons and DBI expect all applications to be approved as filed in due course.

ANTITRUST MATTERS

             After approval by the Federal Reserve, the Department of Justice has fifteen (15) calendar days in which to challenge the proposed Merger on anti-trust considerations. It is expected that any approval letter from the Federal Reserve will provide that the Merger may not be consummated until fifteen (15) calendar days after the effective date of such letter.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

             The following summary discusses the principal federal income tax consequences of the Merger. The summary is based upon the Code, applicable Treasury Regulations thereunder and administrative rulings and judicial authority as of the date hereof. All of the foregoing are subject to change, and any such change could affect the continuing validity of the discussion. The discussion assumes that holders of shares of DBI common stock hold such shares as a capital asset, and does not address the tax consequences that may be relevant to a particular stockholder subject to special treatment under certain federal income tax laws, such as dealers in securities, banks, insurance companies, tax-exempt organizations, non-United States persons, nor any consequences arising under the laws of any state, locality or foreign jurisdiction.

             Ramsay, Bridgforth, Harrelson & Starling ("Ramsay Bridgforth"), counsel to Simmons is of the opinion, subject to the assumptions set forth below, that the Merger will constitute a tax-free reorganization pursuant to Sections 368(a)(1)(A) of the Code and that, accordingly, (i) neither Simmons nor DBI will recognize gain or loss as a result of the Merger, and (ii) holders of DBI common stock that exchange their shares solely for shares of Simmons Common Stock will not recognize gain or loss in the Merger, and holders of DBI common stock that exchange their shares for shares of Simmons Common Stock and cash will recognize gain, if any is realized, in the Merger but not in excess of the amount of cash received.

             The foregoing opinion is based upon (i) certain representations of Simmons and DBI, (ii) the assumption that the Merger will be consummated in accordance with its terms, and (iii) the assumption that the "continuity of interest" requirement for tax-free reorganization treatment will be satisfied. In general, under applicable U.S. Supreme Court precedent, the continuity of interest requirement will be satisfied if the fair market value of the shares of Simmons Common Stock issued in the Merger is approximately 40% or more of the total merger consideration (cash paid plus the fair market value of the Simmons Common Stock issued in the Merger.) The consummation of the Merger is conditioned on the receipt by Simmons and DBI of an opinion of Ramsay Bridgforth confirming that the requirements for tax-free reorganization treatment, including the continuity of interest requirement, have been met and that accordingly, the Merger qualifies as a tax-free reorganization. The discussion below summarizes certain federal income tax consequences of the Merger to a DBI stockholder, assuming that the Merger will qualify as a tax-free reorganization.

             GENERAL. As discussed below, the federal income tax consequences of the Merger to a DBI stockholder depend on whether such stockholder receives cash or shares of Simmons Common Stock or some combination thereof for such stockholder's shares of DBI common stock, as well as for any shares of DBI common stock that such stockholder constructively owns within the meaning of
Section 318 of the Code (which generally deems a person to own stock that is owned by certain family members or related entities or that is the subject of options owned or deemed owned by such person), and may further depend on whether such stockholder actually or constructively owns any Simmons Common Stock.

             ONLY SIMMONS COMMON STOCK RECEIVED. Except as discussed below with respect to cash received in lieu of a fractional share of Simmons Common Stock, a stockholder of DBI that receives only Simmons Common Stock in the exchange of such stockholder's shares of DBI common stock will not recognize gain or loss. The tax basis of the Simmons Common Stock received in the Merger will be the same as the tax basis of the shares of DBI common stock exchanged therefor in the Merger. The holding period of the shares of Simmons Common Stock received will include the holding period of shares of DBI common stock exchanged therefor.

             ONLY CASH RECEIVED. A DBI stockholder that receives solely cash in the Merger in exchange for such stockholder's shares of DBI common stock or that exercises such stockholder's right to perfect dissenter's rights with respect to such shareholder's shares of DBI common stock generally will recognize capital gain or loss measured by the difference between the amount of cash received and the tax basis of the shares of DBI common stock exchanged therefore. If, however, any such stockholder constructively owns shares of DBI common stock that are exchanged for Simmons Common Stock in the Merger or, possibly, owns Simmons Common Stock actually or constructively after the Merger, the consequences to such stockholder may in unusual circumstances be similar to the consequences discussed in the second paragraph of the next Section, except that the amount of consideration, if any, treated as a dividend will not be limited to the amount of such stockholder's gain.

             SHARES OF SIMMONS COMMON STOCK AND CASH RECEIVED. Except as discussed below with respect to cash received in lieu of a fractional share of Simmons Common Stock, a DBI stockholder that, as a result of an election or prorations or allocations resulting from limitations on cash and Simmons Common Stock (see "The Merger--The Agreement") or is deemed to have made a Non-Election, receives both shares of Simmons Common Stock and cash in the exchange for DBI common stock will not recognize loss in such exchange. However, under
Section 356(a)(1) of the Code, the stockholder will recognize gain (measured by the sum of the fair market value of the shares of Simmons Common Stock received plus the amount of any cash received minus the tax basis of the shares of DBI common stock exchanged), if any, but only to the extent of the amount of any cash received. Under applicable U.S. Supreme Court precedent, such gain will be capital gain except in the circumstances described in the next paragraph.

             In unusual circumstances, a DBI stockholder that constructively owns shares of DBI common stock that are exchanged for shares of Simmons Common Stock in the Merger or that actually or constructively owns shares of Simmons Common Stock after the Merger (other than Simmons Common Stock received in the Merger) will be required to treat any gain recognized as dividend income (rather than capital gain) up to the amount of cash received in the Merger, if the receipt of cash by such stockholder has the effect of a distribution of a dividend. Whether the receipt of cash has the effect of the distribution of a dividend would depend upon the stockholder's particular circumstances. The Internal Revenue Service has indicated in published rulings that a distribution that results in any actual reduction in interest of a small, minority stockholder in a publicly held corporation will not constitute a dividend if the stockholder exercises no control with respect to corporate affairs.

             The tax basis of the shares of Simmons Common Stock received will be the same as the tax basis of the shares of DBI common stock exchanged, decreased by the basis of any fractional share interest for which cash is received in the Merger, and further decreased by the amount of cash received (other than cash received for a fractional share interest), and increased by the amount of gain recognized on the exchange (including any portion that is treated as a dividend). The holding period of the shares of Simmons Common Stock received will include the holding period of the shares of DBI common stock exchanged therefor.

             FRACTIONAL SHARES. If a holder of shares of DBI common stock receives cash in lieu of a fractional share of Simmons Common Stock in the Merger, such cash amount will be treated as received in exchange for the fractional share of Simmons Common Stock. Gain or loss recognized as a result of that exchange will be equal to the cash amount received for the fractional share of Simmons Common Stock reduced by the proportion of the holder's tax basis in shares of DBI common stock exchanged and allocable to the fractional share of Simmons Common Stock.

THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. THUS, DBI STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

             The tax opinion of Ramsay Bridgforth described in the first sentence under "Tax Opinion" has been filed as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus is a part.

ACCOUNTING TREATMENT

             Simmons intends to treat the merger as a purchase for accounting purposes. Consequently, in accordance with generally accepted accounting principles, Simmons anticipates that the asset and liability accounts of the acquired banks will be adjusted to equal their fair values. After pushdown accounting adjustments, total capital (stock and surplus) of the banks will equal the purchase price, and the undivided profits of the purchased banks will equal zero.

RIGHT OF DISSENT UNDER THE 1965 ACT

             HOLDERS OF DBI COMMON STOCK WILL BE ENTITLED TO EXERCISE DISSENTER'S RIGHTS EITHER UNDER THE 1965 ACT OR THE 1987 ACT. IF APPROVED, THE ELECTION TO BE GOVERNED BY THE 1987 ACT BY THE STOCKHOLDERS OF DBI, AS DISCUSSED BELOW, WILL BE MADE PRIOR TO CONSUMMATION OF THE MERGER BUT SUBSEQUENT TO A VOTE ON SUCH MERGER. THEREFORE, SIMMONS WILL RECOGNIZE COMPLIANCE WITH EITHER THE 1965 ACT OR THE 1987 ACT AS A VALID EXERCISE OF DISSENTER'S RIGHTS WITH RESPECT TO SUCH MERGER. FOR A DISCUSSION OF THE PROCEDURE TO BE FOLLOWED UNDER THE 1987 ACT, SEE "THE MERGER - RIGHT OF DISSENT UNDER THE 1987 ACT."

             Under Arkansas law, holders of DBI common stock are entitled to dissenters' rights pursuant to Ark. Code Ann. Section 4-26-1007 of the 1965 Act. However, if a holder of shares of DBI common stock chooses to follow the procedure under the 1965 Act, he shall only be entitled to such rights if he complies with that statute. The following summary does not purport to be a complete statement of the method of compliance with Section 4-26-1007 and is qualified by reference to those statutory sections which are attached, hereto by Annex.

             A holder of DBI stock who wishes to perfect his dissenter's rights in the event that the Merger is approved must:

             (a) File with the corporation, prior to or at the meeting of stockholders at which the vote on the Agreement is to be made, written objection to the Agreement; and

             (b)           Not have voted in favor of the Agreement.

             Any written notice of objection to the Agreement pursuant to clause (a) of the immediately proceeding paragraph should be mailed or delivered to Dumas Bancshares, Inc., Hwy 54 & 65, Dumas, Arkansas 71639,
Attention: James R. Hall, President and Chief Executive Officer. Because the written objection must be delivered prior to or at the stockholder vote on the Agreement, it is recommended, although not required, that a stockholder using the mail should use certified or registered mail, return receipt requested, to confirm that he has made timely delivery.

             Within ten (10) days after the consummation of the Merger, any stockholder objecting to the Merger must make a written demand on Simmons for payment of the fair value of his shares as of the day before the vote on the Agreement was taken. This second notice should be mailed to Simmons First National Corporation, 501 Main Street, Pine Bluff, Arkansas, 71601, Attention:
Barry L. Crow, Executive Vice President and Chief Financial Officer. The demand must state the number and class of shares owned. If a demand is not made within the 10-day period, the stockholder is bound by the Agreement.

             Within ten (10) days after the Merger is effected, Simmons shall give notice to each dissenting stockholder who made demand as provided above for the payment of the value of his shares. If the dissenting stockholder and Simmons agree upon the value of the shares within thirty (30) days after the date of the Merger, then payment shall be made within ninety (90) days of the Merger. Simultaneously with the payment, the dissenting stockholder shall surrender the certificates representing his shares.

             If within the thirty-day period no agreement is reached as to the value of the dissenting stockholder's shares, the dissenting stockholder must file a petition in Jefferson County Circuit Court within 60 days after the expiration of the 30-day period asking for a determination of the fair value of his shares. The judgment will be final and is payable only upon and simultaneously with the surrender of the certificates representing the shares to Simmons. If a dissenting stockholder fails to file a petition within the 60-day period, he and all persons claiming under him shall be bound by the terms of the Agreement.

RIGHT OF DISSENT UNDER THE 1987 ACT

             HOLDERS OF DBI COMMON STOCK SHALL ALTERNATIVELY BE ENTITLED TO DISSENTER'S RIGHTS PURSUANT TO ARK. CODE ANN. SECTION 4-27-1301 ET. SEQ. OF
THE 1987 ACT WITH RESPECT TO THE MERGER.   SEE "THE MERGER -RIGHT OF DISSENT
UNDER THE 1965 ACT."

             The following summary does not purport to be a complete statement of the method of compliance with the 1987 Act and is qualified by reference to those statutory sections which are attached hereto by Annex.

             A holder of DBI Common Stock who wishes to perfect his dissenter's rights in the event that the Merger is adopted must:

             (a) File with the corporation, prior to or at the meeting of stockholders at which the vote on the Agreement is to be made, written objection to the Agreement; and

             (b)           Not have voted in favor of the Agreement.

             Any written notice of objection to the Agreement pursuant to clause (a) of the immediately preceding paragraph should be mailed or delivered to Dumas Bancshares, Inc., P. O. Box 915, Hwys. 54 & 65, Dumas, Arkansas 71639, Attention: Mr. James R. Hall, President and Chief Executive Officer. Because the written objection must be delivered prior to or at the stockholder vote on the Merger, it is recommended, although not required, that a stockholder using the mail should use certified or registered mail, return receipt requested, to confirm that he has made timely delivery.

             If the Merger is adopted at the stockholders meeting, the corporation must send to the dissenting stockholder, no later than ten (10) days after the corporate action was taken, a dissenter's notice which will inform the stockholder where a demand for payment must be sent, where the stockholder's share certificates must be deposited and provide a form for demanding payment. The dissenter's notice will also notify the stockholder of a time period within not less than thirty (30) nor more than sixty (60) days within which the stockholder must deliver the payment demand form and stock certificates to the corporation.

             As soon as the Merger is consummated, or upon receipt of a payment demand by the dissenting stockholder, Simmons must pay the dissenting stockholder the amount Simmons estimates to be the fair value of the shares, plus accrued interest and deliver to the dissenting stockholder the corporation's balance sheet as of the most recent fiscal year, an income statement for that year, a statement of changes in stockholder equity for that year, and the latest available interim financial statement. At this time, Simmons shall also deliver to the dissenting stockholder a statement of the corporation's estimate of fair value of the shares, an explanation of how interest was calculated, a statement of the dissenter's right to demand a higher value for his shares and a copy of the appropriate statutory provisions governing the dissenters rights procedure.

             Within thirty (30) days after the dissenting stockholder has received payment in the amount the corporation estimates to be the fair value of the shares, the dissenting stockholder must notify the corporation, in writing, of his own estimate of fair value. If the dissenting stockholder does not notify the corporation within this thirty (30) day period, he waives his right to demand a higher payment.

             If the demand for payment remains unsettled for sixty (60) days from the date the corporation receives the dissenting stockholders demand for payment, the corporation must commence a proceeding and file a petition in Jefferson County Circuit Court to determine the fair value of the shares and the amount of accrued interest to be paid.

EXCHANGE RATIO FOR THE MERGER

             The exchange ratio for the Merger is calculated by taking $161.2903 divided by the average closing price per share of Simmons Common Stock during the period of twenty (20) trading days on which one or more trades actually takes place ending immediately prior to the fifth trading day preceding the Effective Date, provided such average closing price is between
$25.50 and $31.50.   If the average closing price is less than $25.50,then the
Exchange Ratio will be computed by substituting $25.50 for the average closing price. If the average closing price exceeds $31.50, then the Exchange Ratio will be computed by substituting $31.50 for the average closing price. In the event the average closing price is less than or equals $25.50 and the DBI shareholders elect the maximum stock election, then the total number of shares of Simmons Common Stock issued will be the ceiling amount of 137,255. In the event the average closing price is equal to or greater than $31.50 and the DBI shareholders elect the minimum stock election, then the total number of shares of Simmons Common Stock issued will be the floor amount of 80,952. The following table illustrates a range of average closing prices for Simmons Common Stock and based upon these average closing prices, calculates the number of shares of Simmons Common Stock to be issued and the resulting exchange ratio. Furthermore, the table illustrates the total consideration to be exchanged which shall vary depending upon the average closing price of Simmons Common Stock and the number and type of Elections made by the DBI stockholders. This table is for illustration purposes only and should not be relied upon as the actual amount of shares to be issued, the actual average closing price, the actual exchange ratio, or the actual amount of consideration to be exchanged.

                               CALCULATION OF EXCHANGE RATIO

Minimum Stock Election(1)
          Simmons                                    Simmons                              Total
          Average                 Exchange            Stock            Cash           Consideration
       Closing Price              Ratio(2)            Issued        Consideration       Exchanged
- ------------------------------------------------------------------------------------------------------
          $23.50                   6.325              100,000        $2,450,000          $4,800,000
          $25.50                   6.325              100,000        $2,450,000          $5,000,000
          $28.50                   5.659               89,474        $2,450,000          $5,000,000
          $31.50                   5.120               80,952        $2,450,000          $5,000,000
          $33.50                   5.120               80,952        $2,450,000          $5,161,904

Maximum Stock Election(3)
          Simmons                                     Simmons                            Total
          Average                 Exchange            Stock             Cash          Consideration
       Closing Price              Ratio(2)            Issued        Consideration       Exchanged
- ------------------------------------------------------------------------------------------------------
          $23.50                   6.325              137,255        $1,500,000         $4,725,490
          $25.50                   6.325              137,255        $1,500,000         $5,000,000
          $28.50                   5.659              122,807        $1,500,000         $5,000,000
          $31.50                   5.120              111,111        $1,500,000         $5,000,000
          $33.50                   5.120              111,111        $1,500,000         $5,222,222
- ---------------------

(1) Assuming the election of DBI stockholders allocated the merger consideration, 49% to cash and 51% to shares of Simmons Common Stock.
(2) The Exchange Ratio represents the number of shares of Simmons Common Stock that a stockholder of Dumas Bancshares, Inc. would receive as partial consideration for one share of DBI common stock.
(3) Assuming the election of DBI stockholders allocated the merger consideration, 30% to cash and 70% to shares of Simmons Common Stock.

EXPENSES OF THE MERGER

         Simmons and DBI will bear their own expenses incident to preparing for, entering into and carrying out the Agreement and the consummation of the Merger, except that Simmons will pay all expenses incident to the preparation of this Proxy Statement and its printing and distribution and for the filing of necessary applications for approval of the Merger with the Federal Reserve and Department.

                            FINANCIAL INFORMATION

         The following unaudited Pro Forma Consolidated Balance Sheet as of September 30, 1994 and Unaudited Pro Forma Consolidated Income Statements for the nine months ended September 30, 1994 and the year ended December 31, 1993, illustrate the effect of the proposed Merger, based on 137,255 shares of Simmons Common Stock at a price of $25.50 per share.

         These Pro Forma Consolidated Financial Statements should be read in conjunction with the historical financial statements of Simmons which are incorporated by reference herein and DBI which are included herein.

         The Pro Forma Consolidated Financial Statements are presented for comparative purposes only and are not intended to be indicative of actual results had the transactions occurred as of the dates indicated above nor do they purport to indicate future results.

                               PRO FORMA CONSOLIDATED BALANCE SHEETS
                                                                           September 30, 1994
                                                         --------------------------------------------------------------------
                                                                                            Pro Forma             Pro Forma
($ in thousands)                                             SFNCA           DBI           Adjustments          Consolidated
- -----------------------------------------------------------------------------------------------------------------------------
                                                                (Unaudited)
ASSETS

Cash and non-interest bearing balances
  due from banks                                          $    31,371     $     2,173     $                     $    33,544
Interest bearing balances due from banks                           85                                                    85
Federal funds sold and securities purchased
  under agreements to resell                                   21,190           1,440          (2,100)(2b)           20,530
                                                           ----------      ----------      ----------            ----------
    Cash and cash equivalents                                  52,646           3,613          (2,100)               54,159
Interest bearing balances due from banks
  which are not cash equivalents                                                  190                                   190
Investment securities
  Securities held to maturity                                 139,879           3,735                               143,614
  Securities available for sale                                29,608           6,746              81 (1b)           36,435
Mortgage loans held for delivery                               24,220                                                24,220
Assets held in trading accounts                                   996                                                   996
Loans, net of unearned discounts                              407,040          27,113                               434,153
  Allowance for possible loan losses                           (7,711)           (302)                               (8,013)
                                                           ----------      ----------                            ----------
    Net loans                                                 399,329          26,811                               426,140
Premises and equipment                                         11,257           1,023             284 (1b)           12,564
Foreclosed assets held for sale, net                            1,956                                                 1,956
Interest receivable                                             6,207             517                                 6,724
Purchased identifiable intangibles and excess
 of cost over fair value of net assets
  acquired, at amortized cost                                   2,385              75           1,454 (1b)            3,914
Other assets                                                   24,032             316            (443)(1b)           23,905
                                                           ----------      ----------      ----------            ----------
       Total Assets                                       $   692,515     $    43,026     $      (724)          $   734,817
                                                           ==========      ==========      ==========            ==========
LIABILITIES AND STOCKHOLDERS' EQUITY

Non-interest bearing transaction accounts                 $   95,128      $     6,310     $                     $   101,438
Interest bearing transaction and
  savings deposits                                           232,517           12,045                               244,562
Time deposits                                                239,496           19,026                               258,522
                                                           ---------       ----------      ----------            ----------
    Total Deposits                                           567,141           37,381                               604,522
Federal funds purchased and securities
  sold under agreement to repurchase                          14,359              360                                14,719
Borrowed funds: short-term                                     7,368              734                                 8,102
Borrowed funds: long-term                                     12,154              600            (600)(1b)           12,154
Other liabilities                                              9,223              327                                 9,550
                                                           ---------       ----------      ----------            ----------
    Total liabilities                                        610,245           39,402            (600)              649,047
                                                           ---------       ----------      ----------            ----------
STOCKHOLDERS' EQUITY

Capital stock                                                 18,387              310             376 (1b)           19,073
Surplus                                                       19,827              838           1,976 (1b)           22,641
Net unrealized gain (loss) on securities
  available for sale                                             554             (168)            168 (1b)              554
Undivided profits                                             43,502            2,644          (2,644)(1b)           43,502
                                                           ---------       ----------      ----------            ----------
    Total Stockholders' Equity                                82,270            3,624            (124)               85,770
                                                           ---------       ----------      ----------            ----------
       Total Liabilities and
         Stockholders' Equity                             $  692,515      $    43,026     $      (724)          $   734,817
                                                           =========       ==========      ==========            ==========

                                    PRO FORMA CONSOLIDATED INCOME STATEMENT
                                                                      September 30, 1994
                                                       --------------------------------------------------------------------
                                                                                            Pro Forma          Pro Forma
($ in thousands, except per share data)                      SFNCA            DBI           Adjustments        Consolidated
- ---------------------------------------------------------------------------------------------------------------------------
                                                                                   (Unaudited)
INTEREST INCOME
  Loans                                                   $   22,595      $    1,467      $                   $    24,062
  Federal funds sold and securities
    purchased under agreements to resell                         588              99              (79)(2b)            608
  Investment securities - taxable
    Held to maturity                                           4,342                                                4,342
    Available for sale                                         2,261             306              (26)(2b)          2,541
  Investment securities - non-taxable
    Held to maturity                                           2,066             182              (18)(2b)          2,230
  Mortgage loans held for delivery
    against commitments                                        1,753                                                1,753
  Trading account                                                 76                                                   76
  Other interest                                                  26              15                                   41
                                                           ---------       ---------       ----------          ----------
       TOTAL INTEREST INCOME                                  33,707           2,069             (123)             35,653
INTEREST EXPENSE                                           ---------       ---------       ----------          ----------
  Deposits                                                    10,482             777                               11,259
  Borrowed funds                                               1,335              43              (38)(2b)          1,340
                                                           ---------       ---------       ----------          ----------
       TOTAL INTEREST EXPENSE                                 11,817             820              (38)             12,599
                                                           ---------       ---------       ----------          ----------
NET INTEREST INCOME                                           21,890           1,249              (85)             23,054
  Provision for loan losses                                    1,575               4                                1,579
NET INTEREST INCOME AFTER PROVISION                        ---------       ---------       ----------          ----------
  FOR LOAN LOSSES                                             20,315           1,245              (85)             21,475
                                                           ---------       ---------       ----------          ----------
NON-INTEREST INCOME
  Trust department income                                      1,288                                                1,288
  Service charges on deposit accounts                          1,657             174                                1,831
  Other service charges & fees                                   655              39                                  694
  Income on sale of mortgage loans and
    trading account profits, net of commissions                  652                                                  652
  Securities gains (losses)                                      130               1                                  131
  Other operating income                                      14,815              24                               14,839
                                                           ---------       ---------       ----------          ----------
       TOTAL NON-INTEREST INCOME                              19,197             238                               19,435
NON-INTEREST EXPENSE                                       ---------       ---------       ----------          ----------
  Salaries and employee benefits                              15,255             528                               15,783
  Occupancy expense, net                                       1,549             148                7 (2b)          1,704
  Furniture & equipment expense                                1,483              72                                1,555
  Other operating expense                                     10,622             353               64 (2b)         11,039
                                                           ---------       ---------       ----------          ----------
       TOTAL NON-INTEREST EXPENSE                             28,909           1,101               71              30,081
                                                           ---------       ---------       ----------          ----------
INCOME BEFORE INCOME TAXES                                    10,603             382             (156)             10,829
  Provision for income taxes                                   2,972              70              (51)(2b)          2,991
                                                           ---------       ---------       ----------          ----------
NET INCOME                                                $    7,631      $      312      $      (105)        $     7,838
                                                           =========       =========       ==========          ==========
NET INCOME PER COMMON SHARE                               $     2.08      $    10.06                          $      2.06
                                                           =========       =========                           ==========
Weighted average shares outstanding                            3,677              31                                3,814
                                                           =========       =========                           ==========

                                         PRO FORMA CONSOLIDATED INCOME STATEMENT
                                                                           December 31, 1993
                                                       -----------------------------------------------------------------------
                                                                                               Pro Forma          Pro Forma
($ in thousands, except per share data)                      SFNCA            DBI             Adjustments       Consolidated
- ------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
  Loans                                                  $    28,389      $     1,804      $                   $    30,193
  Federal funds sold and securities
    purchased under agreements to resell                          738             203             (105)(2b)            836
  Investment securities - taxable
    Held to maturity                                           10,197             397              (42)(2b)         10,552
  Investment securities - non-taxable
    Held to maturity                                            2,603             255              (28)(2b)          2,830
  Mortgage loans held for delivery
    against commitments                                         2,402                                                2,402
  Other interest                                                   65              18                                   83
                                                          -----------      ----------       ----------          ----------
       TOTAL INTEREST INCOME                                   44,394           2,677             (175)             46,896
INTEREST EXPENSE                                          -----------      ----------       ----------          ----------
  Deposits                                                     14,251           1,049                               15,300
  Borrowed funds                                                1,693              62              (51)(2b)          1,704
                                                          -----------      ----------       ----------          ----------
       TOTAL INTEREST EXPENSE                                  15,944           1,111              (51)             17,004
                                                          -----------      ----------       ----------          ----------
NET INTEREST INCOME                                            28,450           1,566             (124)             29,892
  Provision for loan losses                                     3,006               6                                3,012
NET INTEREST INCOME AFTER PROVISION                       -----------      ----------       ----------          ----------
  FOR LOAN LOSSES                                              25,444           1,560             (124)             26,880
                                                          -----------      ----------       ----------          ----------
NON-INTEREST INCOME
  Trust department income                                       1,807                                                1,807
  Service charges on deposit accounts                           2,296             244                                2,540
  Other service charges & fees                                    879              46                                  925
  Income on sale of mortgage loans and
    trading account profits, net of commissions                 2,385                                                2,385
  Securities gains (losses)                                       140               1                                  141
  Other operating income                                       18,622              40                               18,662
                                                          -----------      ----------       ----------          ----------
       TOTAL NON-INTEREST INCOME                               26,129             331                               26,460
                                                          -----------      ----------       ----------          ----------
NON-INTEREST EXPENSE
   Salaries and employee benefits                              19,609             763                               20,372
  Occupancy expense, net                                        1,937             172                9 (2b)          2,118
  Furniture & equipment expense                                 1,969              88                                2,057
  Other operating expense                                      15,196             428               86 (2b)         15,710
                                                          -----------      ----------       ----------          ----------
       TOTAL NON-INTEREST EXPENSE                              38,711           1,451               95              40,257
                                                          -----------      ----------       ----------          ----------
INCOME BEFORE INCOME TAXES                                     12,862             440             (219)             13,083
  Provision for income taxes                                    3,466              77              (71)(2b)          3,472
NET INCOME, BEFORE CUMULATIVE EFFECT                      -----------      ----------       ----------          ----------
  OF CHANGE IN ACCOUNTING PRINCIPLE                             9,396             363             (148)              9,611
  Cumulative effect of change in accounting
    principle                                                                      27                                   27
                                                          -----------      ----------       ----------          ----------
NET INCOME                                               $      9,396     $       390      $      (148)        $     9,638
NET INCOME PER COMMON SHARE:                              ===========      ==========       ===========         ==========
  Income before cumulative effect of change in
    accounting principle                                 $       2.78     $     11.69                          $      2.73
  Cumulative effect of change in accounting
    principle                                                                    0.88                                 0.01
                                                          -----------      ----------                           ----------
  Net income                                             $       2.78     $     12.57                          $      2.74
                                                          ===========      ==========                           ==========
Weighted average shares outstanding                             3,380              31                                3,517
                                                          ===========      ==========                           ==========

              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

             On November 15, 1994, the Company entered into a definitive agreement pursuant to which the Company proposed to acquire all of the issued and outstanding stock of DBI by merger of DBI with and into Simmons. The acquisition of DBI will be consummated through the issuance to the shareholders of DBI of up to 137,255 shares of Simmons Common Stock and the payment of up to $2,450,000 in cash. The pro forma consolidated financial statements illustrate the effect of the proposed merger based on the issuance of 137,255 shares of Simmons Common Stock at a price of $25.50, $1,500,000 in cash to DBI shareholders and repayment of DBI long-term debt of $600,000.

1. The pro forma consolidated balance sheet of the Company and DBI as of September 30, 1994 has been prepared in accordance with the following assumptions:

             a.            The above transaction occurs on September 30, 1994.

             b. The transaction is accounted for utilizing the purchase method of accounting and, accordingly, the net assets of DBI are adjusted to their fair market value. The components of the transaction assumed in the consolidated balance sheet are outlined as follows:

                                                                         ($ in thousands)
          Common stock, 137,255 shares at
           $25.50 per share                                                         $   3,500
          Cash                                                                          1,500
                                                                                     --------
              Total Consideration                                                       5,000
          Less: Historical book value of DBI                    $   3,624
                Adjustment to reflect fair
                 value of DBI's assets:
                 Investment in debt securities                         81
                 Premises and equipment                               284
                 Deferred income taxes                               (443)              3,546
          Purchased identifiable intangibles and                 --------            --------
           excess of cost over fair value of net
           assets acquired                                                          $   1,454
                                                                                     ========

                           Except for items specifically adjusted above,
Company management believes that historical book value of the net assets of DBI approximates fair value.

          Repay long-term debt of DBI        $ 600
                                              ====

2. The pro forma consolidated income statements have been prepared in accordance with the following assumptions:

             a. The acquisition occurs at January 1, 1993 and is accounted for utilizing the purchase method of accounting. Accordingly, the operations of DBI are included in the pro forma consolidated results of operations from January 1, 1993 forward.

             b. Adjustments to reflect amortization of the purchase accounting adjustments and the decrease in interest income on $2,100,000 in cash utilized in the acquisition and interest expense on $600,000 in long-term debt and the related tax effects in the pro forma condensed consolidated income statements are as follows:

                                                                             Nine Months
                                                                                Ended              Year Ended
                                                                             September 30,         December 31,
                                                                                 1994                 1993
                           ---------------------------------------------------------------------------------------
                           Decrease in interest income for
                             decrease in federal funds sold                  $     (79)           $    (105)
                           Decrease in interest income for
                             amortization of increase in
                             investment in debt securities to
                             fair value                                            (44)                 (70)
                           Decrease in interest expense for
                             long-term debt repaid                                  38                   51
                           Increase in depreciation of premises
                             and equipment compared to recorded
                             depreciation                                           (7)                  (9)
                           Increase in other expense for amortization
                             of purchased identifiable intangibles and
                             excess of cost over fair value of
                             net assets acquired                                   (64)                 (86)
                           Decrease in applicable income taxes                      51                   71
                                                                              --------             --------
                               Reduction in net income                       $    (105)           $    (148)
                                                                              ========             ========

C.           The assumed interest rate on the federal funds sold is 5%.

             The increase in the investment in debt securities is amortized using a method that approximates the interest method over the estimated life of the portfolio of six years.

             The assumed interest rate on the long-term debt is 8.5%.

             Depreciation of premised is calculated using the straight-line method and lives of 30 years for buildings.

             The purchased identifiable intangibles and excess of cost over fair value of net assets acquired are amortized using the straight-line method over 15 years.

             Income taxes are calculated using a combined incremental tax rate of 36%.


           ELECTION BY DUMAS BANCSHARES, INC. STOCKHOLDERS UNDER THE 1987 ACT

ELECTION INCIDENTAL TO THE MERGER

             THE ELECTION BY THE STOCKHOLDERS OF DBI TO BE GOVERNED BY THE ARKANSAS BUSINESS CORPORATION ACT OF 1987 IS INCIDENTAL TO THE MERGER PROPOSAL AND APPROVAL OF SUCH ELECTION WILL HAVE NO FORCE OR EFFECT UNLESS THE MERGER IS LIKEWISE APPROVED.

REASON FOR THE ELECTION

             DBI Inc. is an Arkansas corporation organized under the Arkansas Business Corporation Act of 1965, codified at Ark. Code Ann. Section 4-26-101 et. seq. The 1987 Act is applicable to corporations that were incorporated on or after January 1, 1988 or those "1965 Act" corporations that elect to be governed by the 1987 Act by amending their Articles of Incorporation to adopt the 1987 Act. The stockholders of Simmons elected to be governed by the 1987 Act by amending its Articles of Incorporation during 1994.

             The 1965 Act and 1987 Act have statutory merger procedures that must be followed in order to legally consummate a merger. Although both acts contain similar provisions, it is advisable for DBI to elect to be governed by the 1987 Act in order to facilitate compliance with the applicable statutory requirements.

RESULT OF THE ELECTION

             The affirmative vote of two-thirds of all outstanding shares of DBI common stock will authorize DBI to amend its Articles of Incorporation and thereby elect to be governed by the 1987 Act. Simmons is governed by the 1987 Act and shares of Simmons Common Stock received by DBI stockholders upon consummation of the Merger will entitle such stockholders to rights under the 1987 Act. The following discussion is a summary analysis of the material differences between the 1965 and 1987 Act with respect to Stockholders' rights.

             Powers of Directors in Setting Preferences, Rights and Limitation of Classes and Series of Stocks. The 1965 Act states that the preferences, rights and limitations of classes of stock must be specified in the Articles, and that the power to establish certain limited rights and preferences for a series may be delegated to the Board. The 1987 Act, authorizes the inclusion of a provision in the Articles granting the Board the power to set the preferences, rights and limitations of any class or series of stock before issuance of any shares of the class or series. The power so granted is exercised by the adoption by the Board and the filing with the Secretary of State of Articles of Amendment, specifying the terms of such class or series of stock.

             Preemptive Rights. The 1987 Act denies stockholders preemptive rights (i.e., the right of existing stockholders to acquire newly-issued shares of stock on a pro rata basis of current ownership interest) unless the Articles specifically authorize preemptive rights. In contrast, the 1965 Act grants certain preemptive rights unless denied by the Articles.

             Restrictions On Distributions. The 1987 Act allows a corporation to elect in its Articles to restrict its ability to make distributions. The 1965 Act has no such provision.

             Quorum. The 1987 Act, like the 1965 Act, provides that a quorum, for purposes of a stockholders meeting, will be a majority of the shares entitled to vote unless the Articles provide otherwise. The 1965 Act provides that a quorum may not be less that one-third of the shares entitled to vote, but the 1987 Act does not provide a minimum size for the quorum.

             Cumulative Voting. Cumulative voting is a method of voting for directors in which each share entitled to vote is granted as many votes as there are board positions being voted on. The shareholder may "cumulate" his votes by casting all such votes for a one or more directors, rather than spreading his votes among all available directors. The 1987 Act does not allow cumulative voting for directors unless the Articles of Incorporation so provide. However, the 1965 Act grants stockholders absolute cumulative voting rights.

             Removal of Directors. The 1987 Act allows the Articles to provide that directors may be removed only for cause. The 1965 Act provides generally that directors may be removed with or without cause by a majority of the shares entitled to vote.

             Vacancy on Board of Directors. Unless the Articles provide otherwise, the 1987 Act grants authority to either the stockholders or the directors to fill any vacancy on the Board, the 1965 Act only authorizes the Board to fill any such vacancy.

             Amendment of By-Laws. The 1987 Act provides that the Articles may reserve to the stockholders the power to amend a corporation's by-laws. If the power is not so reserved, both the board and the stockholders are authorized to amend the by-laws. The 1965 Act grants the sole power to amend the by-laws to the board of directors unless the Articles specifically reserve this power to the stockholders.

             By-Law Increasing Quorum or Voting Requirements for Stockholders. The 1987 Act allows the adoption of a by-law by the shareholders that fixes a greater quorum or voting requirement for stockholder action than the statutory requirement if such by-law is authorized by the Articles of Incorporation. The 1965 Act does not contain any such provision.

             Voting to Adopt Merger. The 1987 Act sets the voting requirement for approval of mergers at a majority of the shares entitled to vote, and further provides that the Articles may establish a greater voting requirement for mergers than the statutory minimum requirement. The 1965 Act requires two-thirds of the votes entitled to be cast to approve a merger.

             Notice of Stockholder Meetings. Both the 1987 Act and the 1965 Act requires notice of the date, time, and place of each annual or special meeting of the stockholders. The Arkansas Constitution requires that corporations give notice to shareholders of a meeting, no less than 60 days nor more than 75 days, if a proposal to increase the authorized capital stock or bonded indebtedness of the corporation, is to be considered at the meeting. Under the 1987 Act, in all other cases the notice must be given no fewer than 10 and no more than 60 days before the meeting date. Under the 1965 Act in all other cases, notice cannot be given fewer than 10 nor more than 50 days prior to the meeting.

             Proxies. Both the 1965 Act and the 1987 Act allows a stockholder to vote by proxy under the same procedures.

             Voting. The 1987 Act, unlike the 1965 Act, does not count abstaining votes in determining whether there are sufficient affirmative votes to approve a measure. The 1965 Act states that (unless a greater number is required by statute or by the Articles) approval by stockholders takes the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the subject matter. The 1987 Act, however, provides that the action is approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action.

Dissenting Stockholders. Those transactions giving rise to dissenters' rights under the 1965 Act are as follows:

             1. Consummation of a sale of all, or substantially all, of the assets of a corporation, other than in the usual or ordinary course of its business.

             2. Consummation of a merger or consolidation to which the corporation is a party unless on the date the Articles of Merger are filed the surviving corporation wholly owns the other corporations that are parties to the Merger.

             Under the 1987 Act, a stockholder is entitled to dissent from the following corporate actions:

             1. Consummation of a plan of merger to which the corporation is a party if stockholder approval is required or if the corporation is a subsidiary that is merged with its parent;

             2. Consummation of a plan of share exchange to which the corporation is a party and which requires stockholder approval;

             3. Consummation of a sale or exchange of all, or substantially all, of the property of the corporation, other than in the usual and regular course of business, if stockholder approval is required;

             4. An amendment of the Articles of Incorporation that materially and adversely affects the rights of dissenters' shares; or

             5. Any other corporate action taken pursuant to a stockholder vote to the extend the Articles of Incorporation, the By-Laws, or a resolution of the board of directors provides that stockholders are entitled to dissent.

             For a summary of the procedure that would be followed in order to exercise dissenters' rights under the 1965 Act, See "The Merger - Right of Dissent under the 1965 Act." For a summary of the procedure that would be followed in order to exercise dissenters' rights under the 1987 Act, See "The Merger - Right of Dissent under the 1987 Act."

                        SIMMONS FIRST NATIONAL CORPORATION

GENERAL

             Simmons is a multi-bank holding company incorporated in 1968 for the purpose of holding all of the outstanding stock of Simmons First National Bank. Subsequently in 1984, Simmons acquired two additional banks, one in Jonesboro, Arkansas and one in Lake Village, Arkansas. After acquisition by Simmons, the banks were renamed Simmons First Bank of Jonesboro and Simmons First Bank of Lake Village. Each of the banks are wholly-owned by Simmons.

             Simmons is an Arkansas corporation which has registered with the Federal Reserve as a bank holding company pursuant to the Bank Holding Company Act of 1956, as amended, and is regulated by the Federal Reserve. Simmons First National Bank is organized under the laws of the United States and is regulated by the Office of the Comptroller of the Currency. Simmons First Bank of Jonesboro and Simmons First Bank of Lake Village are organized under the laws of the State of Arkansas and are regulated by the Arkansas Bank Department and the Federal Deposit Insurance Corporation.

             Below are the assets, deposits and stockholders' equity as September 30, 1994 for Simmons on a consolidated basis and separately for its three bank subsidiaries:

                                                              SFB           SFB
                                   SFNC          SFNB       Jonesboro    Lake Village
- ---------------------------------------------------------------------------------------
Assets                           $  692.5      $  583.9      $   73.5      $   32.6

Deposits                         $  567.1      $  473.7      $   65.7      $   29.0

Stockholders' Equity             $   82.3      $   52.4      $    6.0      $    3.3

             The banks offer customary services of banks of similar size and similar markets, including interest-bearing and non-interest-bearing deposit accounts; credit card, commercial, real estate and personal loans; trust services; mortgage banking; securities brokerage; correspondent banking services and safe deposit box activities.

             The financial services and banking industry is highly competitive. The subsidiary banks of Simmons actively compete with national and state banks, savings and loan associations, credit unions, securities dealers, mortgage bankers, finance companies and insurance companies.

REGULATION

             Simmons is a registered bank holding company pursuant to the Bank Holding Company Act of 1956, as amended (the "Act"), and as such, is subject to regulation and examination by the Federal Reserve and is required to file with the Federal Reserve annual reports and other information regarding its business operations and those of its subsidiaries. The Act provides that a bank holding company may be required to obtain Federal Reserve Board approval for the acquisition of more than 5% of the voting securities of, or substantially all of the assets of, any bank or bank holding company, unless it already owns a majority of the voting securities of such bank or bank holding company. The Act prohibits Simmons and its subsidiaries from engaging in any business other than banking or activities closely related to banking specifically allowed by the Federal Reserve. The Act also prohibits Simmons and its subsidiaries from engaging in certain tie-in arrangements in connection with the extension of credit, the lease or sale of property or the provision of any services.

             As a registered bank holding company, Simmons is subject to the Federal Reserve's position that a bank holding company should serve as a "source of strength" for its bank subsidiaries. In an early application of the doctrine the Federal Reserve Board announced that failure to assist a troubled bank subsidiary when its holding company was in a position to do so was an unsafe and unsound practice and the Federal Reserve Board claimed the authority to order a bank holding company to capitalize its subsidiary banks.

             In 1991 Congress modified the source of strength doctrine by creating a system of prompt corrective actions under which the federal banking agencies are required to take certain actions to resolve the problems of depository institutions based on their level of capitalization. In a bank holding company organization, an undercapitalized insured depository institution must submit a capital restoration plan to the appropriate agency which may not accept the plan unless the company controlling the institution has guaranteed that the institution will comply with the plan until the institution has been adequately capitalized on average during each of four consecutive calendar quarters. The aggregate liability to the guaranteeing companies is the lesser of an amount equal to 5 percent of the institution's total assets at the time the institution became undercapitalized, or the amount which is necessary to bring the institution into compliance with applicable capital standards.

             For a significantly undercapitalized institution, the appropriate agency must prohibit a bank holding company from making any capital distribution without prior Federal Reserve approval. The agency also may require a bank holding company to divest or liquidate the institution.

             Simmons and its subsidiaries are also subject to various federal banking laws including the Financial Institutions, Reform, Recovery and Enforcement Act of 1989 ("FIRREA") which, among other things, made substantive changes to the deposit insurance system. As a part of the reorganization of the deposit insurance funds, the deposit premiums for insurance of Bank Insurance Fund members were significantly increased. FIRREA also authorized bank holding companies to acquire savings and thrift institutions without tandem operation restrictions. Furthermore, FIRREA expanded the authority of regulatory agencies to assess severe penalties ranging from $5,000 per day to $1,000,000 per day, on persons or institutions that the agency finds in violation of a broad range of activities.

             Simmons and its subsidiaries are also subject to the provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991, which provided for industry-wide standards in such areas as real estate lending, further restrictions on brokered deposits and insider lending, establishment of a risk-based deposit insurance system, enhanced examinations and audits of banking institutions, the adoption of a Truth-in-Savings Act, various merger-and-acquisitions related provisions, and the implementation of legislation on foreign bank operations in the United States.

             The provisions of the Community Reinvestment Act of 1977, as amended, are applicable to the subsidiaries of Simmons. Federal regulators are required to consider performance under the Community Reinvestment Act before approving an application to establish a branch or acquire another financial institution. The Federal Reserve has promulgated regulations governing compliance with the Community Reinvestment Act in Regulation BB. Recent regulatory and statutory developments show that compliance with the Community Reinvestment Act is subject to strict scrutiny and is often grounds for denial of an application to federal regulators. Simmons's subsidiary banks are all rated "satisfactory" for CRA purposes.

             On January 19, 1989, the Federal Reserve issued final guidelines to implement risk-based capital requirements for bank holding companies. The guidelines establish a framework that makes regulatory capital requirements more sensitive to differences in risk profiles among banking organizations, incorporates off-balance sheet exposures into the assessment of capital adequacy, and minimizes disincentives to holding liquid, low-risk assets. The guidelines provided for phasing in risk-based capital standards through the end of 1992, at which time the standards became fully effective. The Company's September 30, 1994 Tier I capital ratio of 18.73% and Total capital ratio of 21.03% exceed the current minimum regulatory requirements of 6.00% and 10.00% respectively, for classification as a well-capitalized institution.

             The table below illustrates all of the capital requirements applicable to Simmons and its subsidiaries.

                      REGULATORY COMPARISON OF CAPITAL RATIOS
                        SIMMONS FIRST NATIONAL CORPORATION
                                               September 30,          Regulatory
                                                  1994                Requirements
                                              --------------         -------------

Total Capital/Total Assets                       11.88   %               6.00   %
Primary Capital/Total Assets                     12.99   %               5.50   %
Total Risk-Based Capital                         21.03   %              10.00   %
Tier 1 Capital                                   18.73   %               6.00   %
Leverage Ratio                                   11.41   %               5.00   %

             Simmons's Subsidiary Banks are subject to a variety of regulations concerning the maintenance of reserves against deposits, limitations on the rates that can be charged on loans or paid on deposits, branching, restrictions on the nature and amounts of loans and investments that can be made and limits on daylight overdrafts.

             The Subsidiary Banks are limited in the amount of dividends they may declare. Prior approval must be obtained from the appropriate regulatory authorities before dividends can be paid by the Banks to Simmons if the amount of adjusted capital, surplus and retained earnings is below defined regulatory limits. Simmons's subsidiary banks had available for payment of dividends without regulatory approval, approximately $13.8 million of undistributed earnings as of September 30, 1994. The Subsidiary Banks are also restricted from extending credit or making loans to or investments in Simmons and certain other affiliates as defined in the Act. Furthermore, loans and extensions of credit are subject to certain other collateral requirements.

OFFICES

             Simmons' executive offices are located in the offices of Simmons First National Bank, 501 Main Street, Pine Bluff, Arkansas, 71601.

EMPLOYEES

             As of September 30, 1994, Simmons and its subsidiary banks had approximately 635 full-time equivalent employees, 584 of whom are employed by Simmons First National Bank, 42 of whom are employed by Simmons First of Jonesboro and 9 of whom are employed by Simmons First of Lake Village.

DESCRIPTION OF SIMMONS COMMON STOCK

             The following summary of the terms of Simmons Common Stock does not purport to be complete and is qualified in its entirety by reference to the 1987 Act and Simmons's Amended and Restated Articles of Incorporation. Simmons's Amended and Restated Articles of Incorporation authorizes the issuance of 10,000,000 shares of Common Stock, $5.00 par value. There are 3,677,378 fully paid and non-assessable shares of Simmons Common Stock issued and outstanding.

             Each share of Simmons Common Stock is entitled to one vote on all matters to be voted on by stockholders, and to dividends when and if declared from time to time by the Board of Directors. There are no rights of preemption or cumulative voting associated with the Simmons Common Stock. Upon liquidation, each share would be entitled to share pro rata in all of the assets of Simmons available for distribution to the holders of Common Stock. The transfer agent for Simmons Common Stock is Simmons First National Bank. Simmons Common Stock is traded on NASDAQ-National Market System over-the-counter under the symbol of "SFNCA."

RESALE OF SIMMONS COMMON STOCK

             The Simmons Common Stock issued pursuant to the Merger will be freely transferable under the Securities Act of 1933 (the "Securities Act"), except for shares issued to any DBI stockholder who may be deemed to be an "affiliate" of DBI for purposes of Rule 145 under the Securities Act.

NO SHAREHOLDER APPROVAL REQUIRED

             The Board of Directors of Simmons approved the Merger on November 14, 1994. The shareholders of Simmons are not required to approve the merger. Consequently, no proxies will be solicited from shareholders of Simmons for approval of this transaction. No dissenter's rights with respect to holders of shares of Simmons Common Stock will arise due to the Merger.

                             DUMAS BANCSHARES, INC.

DESCRIPTION OF BUSINESS

             Dumas Bancshares, Inc. is a multi-bank holding company which owns 100% of the common stock of Dumas State Bank, Dumas, Arkansas ("DSB") and First State Bank, Gould, Arkansas ("FSB"), respectively. DBI may engage, directly or through subsidiaries, in those activities closely related to banking which are specifically permitted under the Bank Holding Company Act of 1956, as amended.

             Dumas Bancshares, Inc. was organized as an Arkansas bank holding company in 1982. The sole asset of Dumas Bancshares, Inc. is the stock it holds in its two bank subsidiaries. The subsidiary banks grant commercial, installment, real estate and personal loans to customers principally in Desha County and Lincoln County, Arkansas. As of September 30, 1994, these subsidiaries had a total of $27,113,000 of loans outstanding and a loan loss reserve of $302,000.

MANAGEMENT'S DISCUSSION AND ANALYSIS

             The following discussion and analysis highlights the significant factors affecting Dumas Bancshares, Inc. ("DBI") consolidated financial statements. For a more complete understanding of the following discussion, reference should be made to DBI's consolidated financial statements and related notes thereto presented elsewhere in this Proxy Statement.

BALANCE SHEET ANALYSIS

             Financial Condition. At September 30, 1994 total assets were $43,026,000 reflecting a modest decrease over the December 31, 1993 level of $43,747,000. DBI receives a major portion of its income from earning assets, which consist of interest bearing deposits with other banks, federal funds sold, investment securities and loans. See Tables 1 and 2.

             DBI's loan portfolio represents the largest component of the earning asset base and has the largest impact upon income from earning assets. At September 30, 1994, total loans were $27,113,000 reflecting a 15.6% increase over the December 31, 1993 level of $23,456,000. Inherent in DBI's loan portfolio is credit risk. DBI maintains an allowance against which loan losses are charged. Management evaluates the allowance adequacy quarterly. Management's methodology to determine the adequacy of the allowance considers specific credit reviews, past loan loss experience, current economic conditions and trends and the volume and composition of the loan portfolio. See Tables 5 through 9 and "Earnings Analysis - Provision for Possible Loan Losses" for additional information.

             Investment securities represents approximately 27% of the total earning assets. At September 30, 1994, investment securities had a balance of $10,481,000 as compared to December 31, 1993 level of $10,651,000. See Tables 3 and 4.

             As the primary source to fund earning assets, deposits have decreased to a level of $37,381,000 at September 30, 1994 as compared to December 31, 1993 level of $39,160,000. Interest bearing deposits decreased by $1,533,000 or 5% for the nine months ended September 30, 1994 due to declining interest rates and the resulting shift from interest bearing deposits. See Table 10 for further analysis of time deposits in excess of $100,000.

             Liquidity and Interest Rate Sensitivity Management. Liquidity is the ability of the bank to fund the needs of its borrowers, depositors and creditors. Based on maturity structure and anticipated loan and deposit funding requirements, DBI anticipates that its liquidity requirements will be met in the foreseeable future. DBI's management is of the opinion that traditional sources of maturing loans and investment securities, federal funds and the base of core deposits will be adequate to provide liquidity needs. See Tables 4, 6 and 10 for additional information on certain investment, loan and time deposit maturities.

             The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets expected to mature or reprice within a specific time period and the amount of interestbearing liabilities expected to mature or reprice within that time period. A gap is considered positive when the amount of interest rate sensitive assets maturing within a specific time frame exceeds the amount of interest rate sensitive liabilities maturing within that same time frame. During a period of falling interest rates, a positive gap tends to result in a decrease in net interest income. Whereas in a rising interest rate environment, an institution with a positive gap could experience the opposite results.

The table below represents DBI's gap position as of September 30, 1994 (in thousands):

                                              0-30         31-90         91-180       181-365         Over
                                              Days          Days          Days         Days          1 Year
                                             ------        ------        ------       ------        --------
Rate sensitive assets                     $   2,334      $   2,993     $   3,353     $   8,018     $  21,883

Rate sensitive liabilities                   16,310          5,264         5,712         4,892           586
                                           --------       --------      --------      --------      --------
      Net Gap                             $ (13,976)     $  (2,271)    $  (2,359)    $   3,126     $  21,297
                                           ========       ========      ========      ========      ========
Cumulative Gap                            $ (13,976)     $ (16,247)    $ (18,606)    $ (15,480)    $   5,817
                                           ========       ========      ========      ========      ========

             At September 30, 1994, DBI's interest-bearing liabilities maturing or repricing within one year exceeded the interest-bearing assets maturing or repricing within the same time period. Based upon its evaluation of the interest rate market, management feels DBI's gap position is in compliance with its asset/liability management policies.

             Capital. The Federal Reserve requires banks to maintain capital based on "risk-adjusted" assets so that categories of assets with potentially higher risk will require more capital backing than assets with lower risk. In addition, banks are required to maintain capital to support, on a risk-adjusted basis, certain off-balance sheet activities such as loan commitments.

             At September 30, 1994, DBI's Tier I capital and total capital as a percentage of total risk-adjusted assets were each 12.02% and 15.08%, respectively, which exceeded the required minimum levels. The required minimum levels for Tier I capital and total capital are 4.0% and 8.0%, respectively.

EARNINGS ANALYSIS

             For the period ended September 30, 1994 and the years ended December 31, 1993, and 1992, net income was approximately $312,000, $390,000, and $386,000, respectively. For the period ended September 30, 1994 and the years ended December 31, 1993 and 1992, the return on average assets was 0.96%, 0.92% and 0.88%, respectively, while the return on average equity was 10.30%, 10.11% and 10.73%, respectively.

             The primary components of total income and expense which affect net income are net interest income, provision for possible loan losses, non-interest income, non-interest expense and the provision for income taxes. Significant factors affecting these categories are presented below.

             Net Interest Income on a Fully Taxable Equivalent Basis. For the period ended September 30, 1994 (annualized for 1994) and the years ended December 31, 1993 and 1992, net interest income was $1,796,000, $1,697,000 and $1,724,000, respectively. The decrease in 1993 over 1992 levels results from levels of yields on investment securities and yields decreasing relatively more as compared to rate decreases on interest-bearing deposits. See Tables 1 and 2.

             Allowance for Possible Loan Losses. For the period ended September 30, 1994 and the years ended December 31, 1993 and 1992, the allowance for possible loan losses was $302,000, $284,000 and $269,000, respectively. DBI had net recoveries on loans of $14,000 in 1994 and $9,000 in 1993, while they had net charge offs of $121,000 in 1992, respectively.

             The allowance for loans and lease losses was 1.1% of loans at September 30, 1994, compared to 1.2% at December 31, 1993.

             Non-Interest Income. Total non-interest income for the period ended September 30, 1994 was $238,000 as compared to the year ended December 31, 1993 of $331,000, and the year ended December 31, 1992 of $383,000, respectively.

             Non-Interest Expense. Total non-interest expense for the period ended September 30, 1994 was $1,101,000 as compared to the year ended December 31, 1993 of $1,451,000, and the year ended December 31, 1992 of $1,487,000, respectively.

             Provision for Income Taxes. Income tax expense for the period ended September 30, 1994 was $70,000 as compared to the year ended December 31, 1993 of $77,000 and the year ended December 31, 1992 of $67,000. Notes to the consolidated financial statements provides further details of the applicable income tax expense.

REGULATORY ISSUES

             Pursuant to the Interest Rate Control Amendment to the Constitution of the State of Arkansas, "consumer loans and credit sales" have a maximum limitation of 17% per annum and all "general loans" have a maximum limitation of 5% over the Federal Reserve Discount Rate in effect at the time the loans are made. The Arkansas Supreme Court has determined that "consumer loans and credit sales" are "general loans" and are subject to the limitation of 5% over the Federal Reserve Discount Rate as well as a maximum limitation of 17% per annum. As a general rule, DBI is required to comply with the Arkansas usury laws on loans made within the State of Arkansas.

ACCOUNTING STANDARDS

             During 1993 the Financial Accounting Standards Board (FASB) issued SFAS No. 114 (Accounting by Creditors for Impairment of a Loan) which becomes effective beginning in 1995. This statement defines the measurement requirements for loans that are impaired or deemed to be troubled debt restructurings. The adoption of SFAS No. 114 is not expected to have a significant impact on the Company's consolidated financial statements.

             Also during 1993 the FASB issued SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities," which DBI adopted on January 1, 1994. This statement addresses the accounting and reporting for investments in debt and certain equity securities. Debt securities not classified as trading account securities or investment securities expected to be held to maturity and all equity securities will be classified as available-for-sale securities and reported at fair value, with net unrealized gains and losses reported, net of tax, as a separate component of stockholders' equity. SFAS No. 115 was adopted effective January 1, 1994, resulting in an increase in stockholders' equity of $53,000, net of related income tax effect of $28,000 and is reflected in the accompanying September 30, 1994 interim financial statements.

             During 1994, the FASB issued SFAS No. 119 "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments".
This statement requires disclosures about derivative financial instruments - futures, forward, swap, and option contracts, and other financial instruments with similar characteristics. DBI does not have any financial instruments that would be disclosed in accordance with SFAS No. 119.

                               DUMAS BANCSHARES, INC.

                              STATISTICAL DISCLOSURES

TABLE 1 - COMPARATIVE AVERAGE BALANCES - YIELDS AND RATES

             The Average Assets and Liabilities table below shows the average balances of the assets and liabilities of the corporation, the interest income or expense associated with those assets and liabilities, and the computed yield or rate based upon the interest income or expense for each of the last three years.

                                                       December 31,                               December 31,
                                                           1993                                       1992
                                        ------------------------------------------------------------------------------------------
                                            Average      Revenue/       Yield/        Average        Revenue/           Yield/
($ in thousands)                            Balance      Expense         Rate         Balance        Expense             Rate
- ----------------------------------------------------------------------------------------------------------------------------------
ASSETS

  Interest-earning assets:
    Deposits in banks                     $       425   $        18      4.24  %    $       182    $         6          3.30  %
    Federal funds sold                          6,899           203      2.94  %          7,892            270          3.42  %
    Investment securities:
      Taxable                                   6,118           397      6.49  %          6,475            500          7.72  %
      Non-taxable (FTE)                         3,838           386     10.07  %          3,687            386         10.48  %
    Loans - net of unearned income             21,142         1,804      8.53  %         21,082          2,047          9.71  %
                                           ----------    ----------                  ----------     ----------
  Total interest-earning assets                38,422         2,808      7.31  %         39,318          3,209          8.16  %
                                           ----------    ----------                  ----------     ----------
  Cash and due from banks                           0                                         0
  Other assets                                  3,949                                     4,683
  Allowance for loan losses                         0                                         0
                                           ----------                                ----------
         Total Assets                     $    42,371                               $    44,001
                                           ==========                                ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

  Interest-earning liabilities:
    Interest-bearing demand deposits      $     3,719   $       182      4.89  %    $     3,336    $       199          5.97  %
    Savings deposits                            8,009           148      1.85  %          7,695            158          2.05  %
    Time deposits                              20,232           719      3.55  %         22,824          1,057          4.63  %
    Federal funds purchased                         0             0      0.00  %              0              0          0.00  %
    Short-term borrowings                           0             0      0.00  %              0              0          0.00  %
    Long-term debt                                737            62      8.41  %            801             71          8.86  %
                                           ----------    ----------                  ----------     ----------
  Total interest-bearing liabilities           32,697         1,111      3.40  %         34,656          1,485          4.28  %
                                           ----------    ----------                  ----------     ----------
  Noninterest-bearing demand deposits               0                                         0
  Other liabilities                             5,818                                     5,747
                                           ----------                                ----------
  Stockholders' equity                          3,856                                     3,598
                                           ----------                                ----------
    Total liabilities and stockholders'
          equity                          $    42,371                               $    44,001
                                           ==========                                ==========

NET INTEREST MARGIN                                           1,697      4.42  %                         1,724          4.39  %
  Less tax equivalent adjustments:
    Investments                                                 131                                        131
                                                         ----------                                 ----------
      Net interest margin                               $     1,566                                $     1,593
                                                         ==========                                 ==========

                           Non-accruing loans have been included in the average
loan balances and interest collected prior to these loans having been placed on non-accrual has been included in interest income. Interest income and average yield on tax-exempt assets have been calculated on a fully tax equivalent basis using a 34% tax rate for the years 1994, 1993 and 1992.

TABLE 2 - VOLUME AND YIELD/RATE VARIANCE ANALYSIS

                           The Volume and Yield/Rate variance table shows the
change from year to year for each component of the tax equivalent net interest margin separated into the amount generated by volume changes and the amount generated by changes in the yield or rate (Tax Equivalent Basis - $ in Thousands):

                                                                1993 over 1992
                                                    -----------------------------------------
                                                                    Yield/
($ in thousands)                                       Volume        Rate           Total
- ----------------------------------------------------------------------------------------------
Increase (decrease) in:
  Interest income:
    Interest earning time deposits                   $      10    $       2    $        12
    Federal funds sold and securities
     purchased under agreement to
     resell                                                (32)         (35)           (67)
    Investment securities                                  (24)         (79)          (103)
    Loans, net of unearned discount                          6         (249)          (243)
                                                      --------     --------     ----------

         Total                                       $     (40)   $    (361)   $      (401)
  Interest expense:                                   --------     --------     ----------
    Interest bearing demand deposits                 $      30    $     (47)   $       (17)
    Savings deposits                                         6          (16)           (10)
    Time deposits                                         (111)        (227)          (338)
    Federal funds purchased and
     securities sold under agreement
     to repurchase                                           0            0              0
    Borrowed funds                                          (6)          (3)            (9)
                                                      --------     --------     ----------
         Total                                       $     (81)   $    (293)   $      (374)
                                                      --------     --------     ----------
    Increase (decrease) in
      Net Interest Income                            $      41    $     (68)   $       (27)
                                                      ========     ========     ==========

             The change in interest due to both volume and yield/rate has been allocated to change due to volume and change due to yield/rate in proportion to the absolute value of the change of each.

Tax exempt income has been adjusted to a tax equivalent basis using a tax rate of 34% for the years 1993 and 1992. The balances of non-accrual loans and related income recognized have been included for purposes of these computations.

TABLE 3 - INVESTMENT PORTFOLIO

             The table below indicates book values of investment securities by type for the nine months ended September 30, 1994 and for each of the years ended December 31, 1993 and 1992:

                                                        September 30,         December 31,
($ in thousands)                                            1994            1993         1992
- ----------------------------------------------------------------------------------------------------
Held to Maturity
U.S. Treasury and U.S. Government agencies              $               $   5,480      $    5,608
Mortgage-backed securities                                                     84             175
Obligations of states and political subdivisions            3,676           3,877           3,777
Other securities                                               59             500             300
                                                         --------        --------       ---------
    Total Debt Securities                                   3,735           9,941           9,860
Equity Securities                                                             709             631
                                                         --------        --------       ---------
    Total Held to Maturity                              $   3,735       $  10,650      $   10,491
                                                         ========        =========      =========
Available for Sale

U.S. Treasury and U.S. Government agencies              $   5,905
Mortgage-backed securities                                     47
Other securities                                              192
                                                         --------
    Total Debt Securities                                   6,144
Equity Securities                                             602
                                                         --------
    Total Available for Sale                            $   6,746
                                                         ========

TABLE 4 - MATURITY DISTRIBUTION AND YIELDS OF INVESTMENT PORTFOLIO

             The following table details the maturities of investment securities at September 30, 1994 and the weighted average yield for each range of maturities (Tax Equivalent Basis - in thousands):

                                                                         Maturing
                             ----------------------------------------------------------------------------------------------------
                                                    After One            After Five               After
                                Within              But Within           But Within                Ten
                               One Year   Yield     Five Years  Yield    Ten Years    Yield        Years     Yield          Total
                             -----------------------------------------------------------------------------------------------------
Held to Maturity

U.S. Treasury                   $                      $                   $                       $                      $
U.S. Government Agencies
Mortgage-backed securities
Obligations of states and
  political subdivisions            150    11.69  %        324   10.22  %       922    10.39  %      2,280    10.08  %      3,676
Other securities                                                                 59    10.85  %                                59
                                 ------                 -------             -------                 ------                 ------
    Total Held to Maturity      $   150                $   324             $    981                $ 2,280                $ 3,735
                                 ======                 =======             =======                 ======                 ======

Available for Sale

U.S. Treasury                   $   693     4.83  %    $ 1,866    5.04  %  $                       $                      $ 2,559
U.S. Government Agencies            294     7.94  %      2,278    4.98  %        774     6.25  %                            3,346
Mortgage-backed securities                                  12    8.37  %         14     9.00  %        21     8.04  %         47
Obligations of states and
  political subdivisions
Other securities                                           192    4.71  %                                                     192
                                 ------                 ------              -------                 ------                 ------
    Total debt securities       $   987                $ 4,348             $    788                $    21                $ 6,144
                                 ======                 ======              =======                 ======
Equity securities                                                                                                             602
                                                                                                                           ------
    Total Available for Sale                                                                                              $ 6,746
                                                                                                                           ======

             At September 30, 1994 there were no securities in the portfolio of any one issuer with a carrying value exceeding ten percent of total stockholders' equity.

TABLE 5 - COMPOSITION OF THE LOAN PORTFOLIO

             The following table details the various categories for the loan portfolio for the nine months ended September 30, 1994 and the four previous years:

                                                                                   December 31,
                               September 30,    ----------------------------------------------------------------------------------
($ in thousands)                   1994              1993             1992             1991             1990             1989
- ----------------------------------------------------------------------------------------------------------------------------------
Consumer:
  Individuals - other            $     2,800      $     2,689      $     2,522      $     3,532      $     3,671      $     2,988
                                  ----------       ----------       ----------       ----------       ----------       ----------
    Total Consumer                     2,800            2,689            2,522            3,532            3,671            2,988

Real Estate:
  Real estate construction               540            1,016              109              275              245                0
  Single family residential            5,314            4,577            3,647            3,823            3,371                0
  Other commercial                     7,564            6,397            5,146            3,770            4,621            6,200
                                  ----------       ----------       ----------       ----------       ----------       ----------
    Total Real Estate                 13,418           11,990            8,902            7,868            8,237            6,200

Commercial:
  Commercial                           6,963            5,645            6,167            6,397            6,813            6,247
  Agriculture                          3,714            2,340            2,207            3,953            5,268            4,128
  Financial Institutions                   0                0              690                0              482            1,137
                                  ----------       ----------       ----------       ----------       ----------       ----------
    Total Commercial                  10,677            7,985            9,064           10,350           12,563           11,512

Other                                    238              817              105              444              349              409
                                  ----------       ----------       ----------       ----------       ----------       ----------
                                      27,133           23,481           20,593           22,194           24,820           21,109
Unearned discount                        (20)             (25)             (23)             (20)             (41)             (59)
                                  ----------       ----------       ----------       ----------       ----------       ----------
Total loans                           27,113           23,456           20,570           22,174           24,779           21,050
Less: allowance for possible
 loan losses                            (302)            (284)            (269)            (354)            (453)            (402)
                                  ----------       ----------       ----------       ----------       ----------       ----------
Net loans                        $    26,811      $    23,172      $    20,301      $    21,820      $    24,326      $    20,648
                                  ==========       ==========       ==========       ==========       ==========       ==========

TABLE 6 -  LOAN MATURITIES AND SENSITIVITY TO CHANGES IN INTEREST RATES

             The following table details the loan maturities and sensitivity to changes in interest rates as of September 30, 1994 and December 31, 1993:

                                                                           September 30, 1994
                                             ---------------------------------------------------------------------------
                                               Within One           One Year             After
                                                Year or             Through              Five
                                                  Less             Five Years            Years               Total
- ------------------------------------------------------------------------------------------------------------------------
Commercial, Financial and Agricultural        $     8,003         $     2,610         $        64         $    10,677
Commercial Real Estate                              3,771               4,333                   0               8,104
Other                                               3,317               4,747                 288               8,352
                                               ----------          ----------          ----------          ----------
                                              $    15,091         $    11,690         $       352         $    27,133
                                               ==========          ==========          ==========          ==========

                                                                                       Maturing:
                                                                --------------------------------------------------------
                                                                    One Year              After
                                                                    Through               Five
                                                                   Five Years             Years               Total
- ------------------------------------------------------------------------------------------------------------------------
Above loans due after one year which have:
  Predetermined interest rates                                    $    11,690          $       352          $    12,042
  Floating interest rates                                                   0                    0                    0
                                                                   ----------           ----------           ----------
                                                                  $    11,690          $       352          $    12,042
                                                                   ==========           ==========           ==========

                                                                            December 31, 1993
                                            ---------------------------------------------------------------------------
                                              Within One            One Year             After
                                               Year or              Through              Five
                                                 Less              Five Years            Years                Total
- -----------------------------------------------------------------------------------------------------------------------
Commercial, Financial and Agricultural        $     5,769         $     2,128         $        88         $     7,985
Commercial Real Estate                              3,881               3,532                   0               7,413
Other                                               3,795               3,869                 394               8,058
                                               ----------          ----------          ----------          ----------
                                              $    13,445         $     9,529         $       482         $    23,456
                                               ==========          ==========          ==========          ==========

                                                                                     Maturing:
                                                               ---------------------------------------------------------
                                                                   One Year               After
                                                                    Through               Five
                                                                   Five Years             Years               Total
- -------------------------------------------------------------------------------------------------------------------------
Above loans due after one year which have:
  Predetermined interest rates                                    $     9,529          $       482          $    10,011
  Floating interest rates                                                   0                    0                    0
                                                                   ----------           ----------           ----------
                                                                  $     9,529          $       482          $    10,011
                                                                   ===========          ===========          ==========

TABLE 7 - NON-PERFORMING ASSETS AND PAST DUE LOANS

             The table below shows Dumas Bancshares, Inc.'s non-performing assets and past due loans at the end of September 30, 1994 and each of the last four years (in thousands):

                                                                                     December 31,
                                           September 30, -----------------------------------------------------------------
                                               1994          1993          1992         1991         1990         1989
- --------------------------------------------------------------------------------------------------------------------------
Non-accrual loans                             $       1    $       6    $       1    $      41    $     325    $     322
Loan past due 90 days or more
  (principal or interest payments)                    3            0           45          155           38           20
Restructured                                          0            0            0            0            0            0
                                               --------     --------     --------     --------     --------     --------

  Total non-performing loans                          4            6           46          196          363          342

Other non-performing assets
  Total foreclosed assets held for sale               0            0           44           69            0            0
  In-substance foreclosure                            0            0            0            0            0            0
  Other non-performing assets                         0            0            0            0            0            0
                                               --------     --------     --------     --------     --------     --------
  Total other non-performing assets                   0            0           44           69            0            0
                                               --------     --------     --------     --------     --------     --------
Total non-performing assets                   $       4    $       6    $      90    $     265    $     363    $     342
                                               ========     ========     ========     ========     ========     ========

             If interest on non-accrual loans had been accrued, such income would have approximated $0 in 1994, and $1,000 in 1993. The interest which was included in earnings for 1994 for non-accrual loans is immaterial.

             At September 30, 1994, DBI had no loan concentrations greater than ten percent of total loans except as shown in Table 5.

             DBI does not accrue interest on any loan for which payment of interest or principal is not expected, on any loan which is delinquent 90 days or more, unless the obligation is both well secured and in the process of collection, or on any loan that is maintained on a cash basis due to deterioration in the financial condition of the borrower. Management considers a debt to be "well secured" if it is secured by collateral in the form of liens on or pledges of real or personal property that have a realizable value sufficient to discharge the debt in full or by the guaranty of a financially responsible party. A debt is considered to be "in process of collection" if, based on a probable specific event, it is expected that the loan will be repaid or brought current. At September 30, 1994, DBI has no loans about which Management has serious doubts as to their collectibility other than those disclosed above.

TABLE 8 - ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES

             The table below summarizes loan loss experience for each of the last five years for Dumas Bancshares, Inc. (in thousands):

                                                                        Year Ended December 31,
                                           Sept. 30, -------------------------------------------------------------------
                                              1994         1993        1992         1991         1990         1989
- ------------------------------------------------------------------------------------------------------------------------
Balance, Beginning of period               $     284    $     269    $     354    $     453    $     402    $     180

Loans charged off:
  Consumer:
    Other consumer                                 0            4           38           10           12            1
                                            --------     --------     --------     --------     --------     --------
       Total consumer                              0            4           38           10           12            1
  Real Estate:
    Construction                                   0            0            0            0            0            0
    Single family residential                      0            0           10            8            0            0
    Other commercial                               0            0            0            0            1           95
                                            --------     --------     --------     --------     --------     --------
       Total real estate                           0            0           10            8            1           95
  Commercial:
    Commercial                                     0            0           46            7            0            0
    Agriculture                                    0            0           37          245            0            0
    Financial institutions                         0            0            0            0            0            0
                                            --------     --------     --------     --------     --------     --------
       Total commercial                            0            0           83          252            0            0
         Total loans charged off                   0            4          131          270           13           96

Recoveries:
  Consumer:
    Credit card                                    0            0            0            0            0            0
    Student loans                                  0            0            0            0            0            0
    Other consumer                                14            8            4            4            1            9
                                            --------     --------     --------     --------     --------     --------
       Total consumer                             14            8            4            4            1            9
  Real estate:
    Construction                                   0            0            0            0            0            0
    Single family residential                      0            0            0            0            0            0
    Other commercial                               0            0            0            0            0            6
                                            --------     --------     --------     --------     --------     --------
       Total real estate                           0            0            0            0            0            6
  Commercial:
    Commercial                                     0            5            5           11            7            6
    Agriculture                                    0            0            1            0            0            0
    Financial institutions                         0            0            0            0            0            0
                                            --------     --------     --------     --------     --------     --------
       Total commercial                            0            5            6           11            7            6
         Total recoveries                         14           13           10           15            8           21
                                            --------     --------     --------     --------     --------     --------
Net loans charged off                            (14)          (9)         121          216            5           75
Provision charged to operating expense             4            6           36          156           56           69
Changes incident to mergers and
  absorptions, net                                                                                                228
                                            --------     --------     --------     --------     --------     --------
Balance, end of period                     $     302    $     284    $     269    $     354    $     453    $     402
                                            ========     ========     ========     ========     ========     ========

TABLE 9 - ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

             The following table is a summary by allocation category of Dumas Bancshares, Inc.'s allowance for loan losses (in thousands):

<caption
                                          September 30,                                 December 31,
                                       -------------------    ---------------------------------------------------------------------
                                                  % of                    % of                   % of                      % of
                                         1994     Loans*         1993    Loans*         1992     Loans*         1991      Loans*
- ----------------------------------------------------------------------------------------------------------------------------------
Consumer:
  Credit card                           $     0                $     0                 $     0                 $     0
  Student loans                               0                      0                       0                       0
  Other                                      21   10.25  %          39   11.36  %           67   12.15  %            9   15.84  %
Real estate:
  Real estate construction                    0    1.99  %           0    4.33  %            0    0.53  %            0    1.24  %
  Single family residential                   8   19.60  %          15   19.51  %           20   17.73  %           12   17.24  %
  Other commercial                            0   27.90  %           0   27.27  %            0   25.02  %            0   17.00  %
Commercial:
  Commercial                                 45   25.68  %          85   24.07  %          152   29.98  %           11   28.85  %
  Agriculture                                69   13.70  %         127    9.98  %            0   10.73  %          316   17.83  %
  Financial institutions                      0                      0                       0    3.35  %            0
Other                                         0    0.88  %           0    3.48  %            0    0.51  %            0    2.00  %
Unallocated                                 159                     18                      30                       6
                                         ------                 ------                  ------                  ------
                                        $   302  100.00  %     $   284  100.00  %      $   269  100.00  %      $   354  100.00  %
                                         ======                 ======                  ======                  ======

* Percentage of loans in each category to total loans

TABLE 10 - TIME DEPOSITS OF $100,000 OR MORE

             The table below shows maturities on outstanding time deposits of $100,000 or more at September 30, 1994 (in thousands):

                                           September 30,     December 31,
                                                1994            1993
- ---------------------------------------------------------------------------
3 months or less                             $    1,787      $    3,521
Over 3 months through 6 months                    3,847           1,219
Over 6 months through 12 months                       0             240
Over 12 months                                      100             300
                                              ---------       ---------
                                             $    5,734      $    5,280
                                              =========       =========

DIRECTORS AND EXECUTIVE OFFICERS

             THE BOARD OF DIRECTORS OF DBI WILL BE DISSOLVED AND POSITIONS HELD BY EXECUTIVE OFFICERS OF DBI WILL NO LONGER EXIST UPON THE CONSUMMATION OF THE MERGER. THE BOARD OF DIRECTORS OF FSB WILL BE DISSOLVED AND POSITIONS HELD BY EXECUTIVE OFFICERS OF FSB WILL NO LONGER EXIST UPON THE CONSUMMATION OF THE BANK MERGER IMMEDIATELY AFTER THE MERGER. DIRECTORS AND EXECUTIVE OFFICERS OF THE DSB ARE EXPECTED TO REMAIN IN THEIR POSITIONS. AT THIS TIME NONE OF THE DIRECTORS OR EXECUTIVE OFFICERS OF DBI ARE EXPECTED TO BE ON THE BOARD OF DIRECTORS OR AN EXECUTIVE OFFICER OF SIMMONS AFTER CONSUMMATION OF THE MERGER. THE DIRECTORS OF DUMAS BANCSHARES, INC. AND ITS SUBSIDIARIES ARE SET FORTH
BELOW:

              DIRECTORS OF DUMAS BANCSHARES, INC. AND ITS SUBSIDIARIES


                                                                                                         DBI
                                                                                                  Common Stock Owned
                                                                                                  Beneficially as of
                                                                                                  December 31, 1993
                            Director(1)          Principal Occupation                               Shares and
   Name               Age     Since               and Directorship                               Percent  of Class
- --------------------------------------------------------------------------------------------------------------------
Merle Peterson         78     1982       Chairman of Board of Dumas Bancshares, Inc.             10,872 (3
5.07%)
                                         Director of Dumas State Bank; Partner,
                                         Peterson Enterprises, Dumas, AR; Partner,
                                         Red Fork Farms, Inc., Dumas, AR; Retired
                                         Ford Dealer

James R. Hall          63     1982       President & CEO of Dumas Bancshares, Inc.                1,555 (5.02%)
                                         Chairman of Board, President, CEO of Dumas
                                         State Bank; Chairman of Board, President,
                                         CEO of First State Bank

Dennis H. Ferguson     33     1992       Vice President & Secretary of Dumas                        155 *
                                         Bancshares, Inc.; Executive Vice President
                                         & Secretary of Dumas State Bank; Vice
                                         President of First State Bank

William A. West        63     1982       Director of Dumas Bancshares, Inc.; Director,              700 (2.26%)
                                         Vice President & Loan Officer of Dumas State
                                         Bank

A. O. French, Jr.      60     1982       Director of Dumas Bancshares, Inc.; Director             2,598 (8.38%)
                                         of Dumas State Bank; Director of First State
                                         Bank, President, French Farms, Inc., Dumas,
                                         AR; Partner, French Planting Co., Dumas, AR;
                                         Farmer

William F. Teeter      58     1982       Direcor of Dumas Bancshares, Inc.; Director              1,388 (4.47%)
                                         of Dumas State Bank, President, P.W. Teeter
                                         & Sons Co., Inc., Dumas, AR; Director, M S
                                         & T Flying Service, Tillar, AR; Farmer

Howard R. Harris       69     1982       Director of Dumas Bancshares, Inc.; Director             2,000 (6.45%)
                                         of Dumas State Bank; Owner, Robinson Clinic,
                                         Dumas, AR; Physician

Herman Vickers         76     1982       Director of Dumas Bancshares, Inc.; Director               100 *
                                         of Dumas State Bank; President, Vickers
                                         Chevrolet, Inc., Dumas, AR; Shareholder,
                                         American Western Insurance Co., Little Rock,
                                         AR; Chevrolet Dealer

Dorothy Moore          84     1982       Director of Dumas Bancshares, Inc.; Director               300 *
                                         of Dumas State Bank; No related interest;
                                         Landowner

John Shannon           49     1990       Executive Vice President First State Bank;                 200 *
                                         Sec/Treas Harry Shannon Chevrolet/GMC Truck
                                         Inc., Star City, AR; Sec/Treas Lincoln Leasing
                                         & Rental Inc., Star City, AR

Donald Eifling         71     1989       Director of First State Bank; VP, Sec/Treas                166 *
                                         Grassy Lake Farms, Inc., Grady, AR; Partner,
                                         Don Eifling & Son Farms, Inc., Grady, AR;
                                         VP, Sec/Treas Don L. Eifling, Inc., Grady, AR;
                                         VP, Sec/Treas Sam Don, Inc., Grady, AR; VP,
                                         Sec/Treas Rebecca Lynne, Inc., Grady, AR,
                                         Farmer

Johnny Rogers          61     1989       Director of First State Bank; Partner,                     166 *
                                         J&M Rogers, Ptr., Gould, AR; Partner, Rogers
                                         Flying Service, Gould, AR; Farmer/Aviator

Stanley Norris         57     1989       Director of First State Bank; Owner, Twin                  170 *
                                         Rivers Shopping Center, Dumas, AR; Owner,
                                         Norris Oil Co., Gould, AR; Owner, Delta
                                         Canning, Inc., Dumas, AR; Oil Jobber


- ------------

(1)    This column represents the year in which the directorship commenced.  If a person serves as director for both Dumas Bancshares, Inc. and one or both of its subsidiaries, the year disclosed reflects the date the directorship in Dumas Bancshares, Inc. commenced.
*      Less than 1% of outstanding shares.

           EXECUTIVE OFFICERS OF DUMAS BANCSHARES, INC. AND ITS SUBSIDIARIES

             In addition to Merle Peterson, James R. Hall, Dennis Ferguson, and John Shannon the executive officers of Dumas Bancshares, Inc. and its subsidiaries are:

                                                                                                     Shares of
                                                                                                     DBI Common
                         Executive                                                                   Stock Owned
                          Officer                                                                 Beneficially as of
   Name           Age     Since                 Position                                          December 31, 1993
- -----------------------------------------------------------------------------------------------------------------------
Anita Grimes      44       1988       Treasuer, Dumas Bancshares, Inc.; VP &                             0
                                      Cashier, Dumas State Bank & First State Bank

             During 1994, the Board of Directors of DBI held 11 meetings and all the incumbent directors then in office were in attendance at more than seventy-five percent of the meetings. The Board of Directors does not have a nominating, compensation or audit committee.

TRANSACTIONS WITH MANAGEMENT

             Directors and executive officers of DBI and its subsidiaries, their associates and members of their immediate families were customers of and had transactions including loans and commitments to lend with subsidiaries of DBI in the ordinary course of business during 1994. All such loans and commitments were made by the subsidiaries on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collectibility or present other unfavorable features. Similar transactions may be expected to take place in the ordinary course of business in the future. On September 30, 1994, the aggregate of these related party loans was approximately $2,279,000 or approximately 8.4% of total loans outstanding of the subsidiaries and 2.7% of pro forma consolidated capital accounts.

PRINCIPAL STOCKHOLDERS OF DUMAS BANCSHARES, INC.

             The following table sets forth, as of September 30, 1994, the only persons who were known by DBI to own of record or beneficially more than five (5%) of Dumas Bancshares, Inc. Common Stock and the number of shares owned beneficially by each of them.

                                        Shares Owned             Aggregate
     Name                           Directly    Indirectly      Pct of Class
    ------                        -------------------------    ---------------
James R. Hall                        1,555             0           5.02   %

Merle F. Peterson                    5,422         5,450(1)       35.07   %

Deloris Peterson                     5,450         5,422(2)       35.07   %

Howard R. Harris                     2,000             0           6.45   %

Smith Barney Shearson, Inc.          1,600             0           5.16   %
- --------------

(1) The indirect ownership includes shares owned by Deloris Peterson, his wife.
(2) The indirect ownership includes shares owned by Merle Peterson, her husband.

             All directors and executive officers of DBI and its subsidiaries as a group (13 persons) as of September 30, 1994 owned 21,034 shares or 67.85% of the outstanding shares of DBI Common Stock. No director or executive officer of DBI owns any shares of Simmons Common Stock. Neither Simmons nor any of its subsidiaries nor any director or executive officer of Simmons owns any shares of DBI Common Stock.

COMPETITION

             The banking subsidiaries of DBI compete actively with national and state banks, savings and loan associations, credit unions, securities dealers, mortgage bankers, finance companies and insurance companies.

LITIGATION

             There is no material pending litigation in which DBI or its subsidiaries is a party.

OFFICES

             DBI's executive offices are located in the offices of Dumas State Bank, at Hwy 54 & 65, Dumas, Arkansas 71639.

EMPLOYEES

             As of September 30, 1994, DBI and its subsidiaries has 29 employees, 14 of whom are located in Dumas, 7 at Star City, 6 at Gould and 2 at Grady.

DESCRIPTION OF DUMAS BANCSHARES, INC. STOCK

             DBI has one class of common stock issued and outstanding. As of September 30, 1994, DBI had 31,000 shares of common stock outstanding, held by 75 stockholders.

                                           Dividends Paid Per Share
                                  Sept. 30,                 December 31,
                                   1994               1993               1992
                              ------------------------------------------------------
     Common Stock               $     0.00         $     1.50         $     1.50

COMPARISON OF RIGHTS OF HOLDERS OF DUMAS BANCSHARES, INC. COMMON STOCK AND SIMMONS COMMON STOCK

             DBI is a corporation organized and existing under the laws of the State of Arkansas, i.e., the Arkansas Business Corporation Act of 1965. Simmons is a corporation organized and existing under the laws of the State of Arkansas, i.e., the Arkansas Business Corporation Act of 1987. Holders of DBI common stock have the rights, privileges and duties provided by the 1965 Act, while the holders of Simmons Common Stock have the rights, privileges and duties provided by the 1987 Act. For a detailed discussion of all material differences between the rights of security holders of DBI, and the rights of security holders of Simmons, see "Election by Dumas Bancshares, Inc. Stockholders under the 1987 Act - Result of Election".

             The holders of DBI common stock are entitled to cumulative voting for directors. The holders of Simmons Common Stock are not entitled to cumulative voting for directors. Pursuant to Simmons's By-Laws, the number of directors of the corporation may not be less than five nor more than twenty-five. The DBI By-Laws sets that the number of directors at twelve. Furthermore, neither holders of DBI common stock nor holders of Simmons Common Stock have preemptive rights with respect to issuance of additional securities.

             Both DBI and Simmons have corporate power to indemnify their officers and directors with respect to certain liabilities. Under the 1987 Act, the ability to indemnify officers and directors with respect to liabilities incurred by them in their conduct and good faith of the business of the corporation is broader than under the 1965 Act. Such power is limited, however, by applicable federal laws and regulations including federal banking laws and regulations and the applicable state law. Further, pursuant to the 1987 Act Simmons has adopted a provision in its Articles of Incorporation which limits the liability of its directors for certain breaches of their fiduciary duties. DBI has not adopted such a liability limitation provision since such provisions are not authorized by the 1965 Act under which the corporate activities of DBI are governed.

             Simmons' Articles of Incorporation contain several paragraphs that may have the effect of operating as anti-takeover provisions. Article ELEVENTH contains a restriction upon the ability of a stockholder owning more than 10% of Simmons Common Stock to acquire any additional shares except through a cash tender offer at a price not less than the highest closing price of Simmons Common Stock during the most recent 24 months, unless such shareholder is excepted from the application of the Article by the board of directors prior to becoming a 10% shareholder. Further, Article ELEVENTH requires the approval of 80% of the shareholders of Simmons for any acquisition of Simmons by merger or consolidation or by asset acquisition unless approved by the affirmative vote of 80% of the directors who were in office prior to the proponent of the acquisition acquiring 10% or more of Simmons Common Stock. Article THIRTEENTH of the Articles of Incorporation of Simmons requires the Board to consider the following matters in addition to any other matters required to be considered prior to making any recommendation concerning a proposed business combination in which Simmons will not be the surviving corporation: 1) the impact on the corporation, its subsidiaries, shareholders and employees and the communities served by the corporation, 2) the timeliness of the proposed transaction considering the business climate and strategic plans of the Company, 3) the existence of any legal defects or regulatory issues involved in the proposed transaction, 4) the lack of non-consummation of the transaction due to lack of financing, regulatory issues or identified issues, 5) current market price of Simmons Common Stock and its consolidated assets, 6) book value of Simmons Common Stock, 7) the relationship of the offered price for Simmons Common Stock to the Board's opinion of the current value of Simmons in a negotiated transaction, 8) the relationship of the offered price for Simmons Common Stock to the Board's opinion of the future value of Simmons as an independent entity, and 9) such other criteria as the Board may determine are appropriate. Article FOURTEENTH, requires the affirmative vote of 80% of the shareholders to amend, repeal or modify any provision of the Articles of Incorporation unless such revision is approved by 80% of the directors who were in office prior to the proponent of any business combination acquiring 10% or more of Simmons Common Stock. The Dumas Bancshares, Inc. Articles of Incorporation do not contain a similar provisions. However, under the 1965 Act, DBI must have a two-thirds (2/3) majority vote of all votes entitled to be cast to adopt a merger or business combination.

                        LEGAL MATTERS AND EXPERTS

LEGAL OPINIONS

             The legality of the Simmons Common Stock to be issued after the Merger has been consummated by and between Simmons and Dumas Bancshares, Inc. and certain tax matters relating to the Merger will be passed upon by Ramsay, Bridgforth, Harrelson & Starling, 501 Main St., 11th Floor, Pine Bluff, Arkansas 71601.

EXPERTS

             The consolidated financial statements of Simmons First National Corporation as of December 31, 1993 and 1992 and for each of the years in the three-year period ended December 31, 1993 are incorporated by reference in this Proxy Statement and have been audited by Baird, Kurtz and Dobson, independent public accountants, as indicated in their reports with respect thereto, and such consolidated financial statements of Simmons have been incorporated by reference herein in reliance upon the report of said firm given as experts in accounting and auditing.

             The consolidated financial statements of Dumas Bancshares, Inc. as of December 31, 1993 and for each of the years in the two-year period ended December 31, 1993, have been audited by Kemp and Company, independent auditors, whose report thereon appears elsewhere herein and in the Registration Statement and have been so included in reliance upon the report of Kemp and Company given upon the authority of said firm as experts in accounting and auditing.

GENERAL

             As of the date of this Proxy Statement, the board of directors of DBI does not intend to present, and has not been informed that another person intends to present, any matter for action at the meeting of stockholders other than as discussed in this Proxy Statement. If any other matters properly come before the meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

                 INDEX TO DUMAS BANCSHARES, INC. FINANCIAL STATEMENTS

Financial Statements - September 30, 1994 and September 30, 1993 (Unaudited)

     Consolidated Balance Sheet . . . . . . . . . . . . . . . . . . . . . .
     Consolidated Statements of Income. . . . . . . . . . . . . . . . . . .
     Consolidated Statements of Stockholders' Equity. . . . . . . . . . . .
     Consolidated Statements of Cash Flows. . . . . . . . . . . . . . . . .
     Notes to Consolidated Financial Statements . . . . . . . . . . . . . .



Financial Statements - December 31, 1993, 1992 and 1991

     Report of Independent Auditors . . . . . . . . . . . . . . . . . . . .
     Consolidated Balance Sheets - December 31, 1993 and 1992 (unaudited) . Consolidated Statements of Income -
          Years ended December 31, 1993, 1992 and 1991 (unaudited). . . . .
     Consolidated Statements of Stockholders' Equity -
          Years ended December 31, 1993, 1992 and 1991 (unaudited). . . . .
     Consolidated Statements of Cash Flows -
          Years ended December 31, 1993, 1992 and 1991 (unaudited). . . . .
     Notes to Consolidated Financial Statements . . . . . . . . . . . . . .

                                    PART I
                                    ------
                                      A.
                       SUMMARIZED FINANCIAL INFORMATION
                       --------------------------------
                            DUMAS BANCSHARES, INC.
                           -----------------------
                          CONSOLIDATED BALANCE SHEET
                          --------------------------

                                    ASSETS
                                                                      September 30,
($ in thousands)                                                          1994
- --------------------------------------------------------------------------------------
                                                                       (Unaudited)
Cash and non-interest bearing balances due from banks                 $       2,173
Federal funds sold and securities purchased
  under agreement to resell                                                   1,440
                                                                       ------------
  Cash and cash equivalents                                                   3,613
Interest bearing balances due from banks                                        190
Investment securities (Note 2)
  Securities held to maturity                                                 3,735
  Securities available for sale                                               6,746

Loans (Note 3)                                                               27,113
  Allowance for possible loan losses (Note 4)                                  (302)
                                                                       ------------
    Net loans                                                                26,811

Premises and equipment (Note 5)                                               1,023

Interest receivable                                                             517

Excess Cost over fair value of
  net assets acquired                                                            75

Other assets                                                                    316
                                                                       ------------
        Total Assets                                                  $      43,026
                                                                       ============

See Notes to Consoldiated Financial Statements.

                              LIABILITIES AND STOCKHOLDERS' EQUITY
                                                                       September 30,
($ in thousands)                                                           1994
- -----------------------------------------------------------------------------------------
                                                                        (Unaudited)
Non-interest bearing transaction accounts                              $      6,310
Interest bearing transaction and
  savings deposits                                                           12,045
Time deposits                                                                19,026
                                                                        -----------
    Total Deposits                                                           37,381
Federal funds purchased and securities
  sold under agreement to repurchase                                            360
Borrowed funds                                                                  734
Long-term debt (Note 8)                                                         600
Other liabilities                                                               327
                                                                        -----------
    Total Liabilities                                                        39,402
                                                                        -----------

STOCKHOLDERS' EQUITY

Capital stock
  Common stock, $10 par value:
    authorized, issued, and
  outstanding - 31,000 shares                                                   310
Surplus                                                                         838
Net unrealized gain (loss) on securities
  available for sale                                                           (168)
Undivided profits (Note 11)                                                   2,644
                                                                        -----------
    Total Stockholders' Equity                                         $      3,624
                                                                        -----------
        Total Liabilities and
          Stockholders' Equity                                         $     43,026
                                                                        ===========

See Notes to Consolidated Financial Statements.

                                       DUMAS BANCSHARES, INC.
                                CONSOLIDATED STATEMENTS OF INCOME
                                       NINE MONTHS ENDED

                                                      September 30,    September 30,
($ in thousands)                                          1994             1993
- ---------------------------------------------------------------------------------------
                                                              (Unaudited)
INTEREST INCOME:
  Loans                                               $     1,467      $     1,310
  Federal funds sold and securities
    purchased under agreement to resell                        99              172
  Investment securities - taxable
    Available for sale                                        306              297
  Investment securities - nontaxable
    Held to maturity                                          182              189
  Other interest                                               15               15
                                                       ----------       ----------
        TOTAL INTEREST INCOME                               2,069            1,983
INTEREST EXPENSE:                                      ----------       ----------
  Deposits                                                    777              794
  Borrowed funds                                               43               46
                                                       ----------       ----------
        TOTAL INTEREST EXPENSE                                820              840
                                                       ----------       ----------
NET INTEREST INCOME                                         1,249            1,143
  Provision for loan losses                                     4                5
NET INTEREST INCOME AFTER PROVISION                    ----------       ----------
  FOR LOAN LOSSES                                           1,245            1,138
                                                       ----------       ----------
NON-INTEREST INCOME:
  Service charges on deposit accounts                         174              179
  Other service charges and fees                               39               17
  Securities gains                                              1                1
  Other operating income                                       24               41
                                                       ----------       ----------
        TOTAL NON-INTEREST INCOME                             238              238
NON-INTEREST EXPENSE:                                  ----------       ----------
  Salaries and employee benefits                              528              524
  Occupancy expense, net                                      148              140
  Furniture & equipment expense                                72               73
  Other operating expense                                     353              314
                                                       ----------       ----------
        TOTAL NON-INTEREST EXPENSE                          1,101            1,051
                                                       ----------       ----------
INCOME BEFORE INCOME TAXES                                    382              325
  Provision for income taxes (Note 8)                          70               49
                                                       ----------       ----------
NET INCOME, BEFORE CUMULATIVE EFFECT OF
  CHANGE IN ACCOUNTING PRINCIPLE                              312              276
  Cumulative effect of change in accounting
    principle                                                                   27
                                                       ----------       ----------
NET INCOME                                            $       312      $       303
                                                       ==========       ==========

NET INCOME PER COMMON SHARE:
  Income before cumulative effect of change in
    accounting principle                              $     10.06      $      8.90
  Cumulative effect of change in accounting
    principle                                                                  .87
                                                       ----------       ----------
  Net income                                          $     10.06      $      9.77
                                                       ==========       ==========

See Notes to Consoldiated Financial Statements.

                                           DUMAS BANCSHARES, INC.
                        CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                               NINE MONTHS ENDED SEPTEMBER 30, 1994 AND 1993
                                             (Unaudited)

                                                                               NET UNREALIZED
                                                                                GAIN (LOSS)
                                                  COMMON                        SECURITIES      UNDIVIDED
($ in thousands)                                  STOCK         SURPLUS            AFS           PROFITS       TOTAL
- -------------------------------------------------------------------------------------------------------------------------
Balance, January 1, 1993                       $       310     $       838     $       (59)    $   1,988     $   3,077

Net Income                                                                                           303           303

Change in net unrealized loss on
  marketable equity securities                                                          15                          15
                                                ----------      ----------      ----------      --------      --------
Balance, September 30, 1993                            310             838             (44)        2,291         3,395

Net Income                                                                                            87            87

Cash Dividends declared ($1.50 per share)                                                            (46)          (46)

Change in net unrealized loss on
  marketable equity securities                                                         (11)                        (11)
                                                ----------      ----------      ----------      --------      --------

Balance, January 1, 1994                               310             838             (55)        2,332         3,425

  Adoption of SFAS No. 115,
    net (Note 2)                                                                        53                          53

  Net income                                                                                         312           312

  Change in net unrealized loss on
    marketable equity securities                                                      (166)                       (166)
                                                ----------      ----------      ----------      --------      --------
Balance, September 30, 1994                    $       310     $       838     $      (168)    $   2,644     $   3,624
                                                ==========      ==========      ==========      ========      ========

See Notes to Consolidated Financial Statements.

                                           DUMAS BANCSHARES, INC.
                                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                                            NINE MONTHS ENDED
                                                                  September 30,      September 30,
($ in thousands)                                                      1994              1993
- ----------------------------------------------------------------------------------------------------
                                                                           (Unaudited)
Cash Flow From Operating Activities
  Net income                                                    $          312    $          303
  Items not requiring (providing) cash:
    Depreciation and amortization                                          104               103
    Provision for loan losses                                                4                 5
    Amortization of premiums and discounts on
      investment securities                                                  2
    Deferred income taxes                                                                    (88)
    Securities gains                                                        (1)               (1)
  Changes in:
    Accrued interest receivable                                            (20)              103
    Accounts payable and accrued expenses                                 (141)              (50)
    Income taxes payable                                                     6                (6)
    Prepaid expenses                                                       (57)
                                                                 -------------     -------------
    Net cash provided by operating activities                              209               369
                                                                 -------------     -------------
Cash Flows From Investing Activities
  Net origination of loans                                              (3,643)           (2,893)
  Purchase of premises and equipment                                      (181)              (66)
  Proceeds from maturing and called investment securities
    Held to maturity                                                       275             2,750
    Available for sale                                                   1,643
  Proceeds from sales of available for sale                                297
  Purchase of investment securities
    Held to maturity                                                      (261)           (1,312)
    Available for sale                                                  (1,601)
                                                                 -------------     -------------
    Net cash used in investment activities                              (3,471)           (1,521)
                                                                 -------------     -------------
Cash Flows From Financing Activities
  Net increase (decrease) in demand deposits,
    Money Market, All-In-One and savings accounts                       (1,819)            2,233
  Net decrease in certificates of deposit                                   40            (3,590)
  Repayments of borrowings                                                (100)             (100)
  Proceeds from borrowings                                                 734
  Dividends paid
  Net increase in federal funds purchased                                  360
                                                                 -------------     -------------
    Net cash used in financing activities                                 (785)           (1,457)
                                                                 -------------     -------------
DECREASE IN CASH AND CASH EQUIVALENTS                                   (4,047)           (2,609)
CASH AND CASH EQUIVALENTS, BEGINNING
  OF PERIOD                                                              7,660            10,140
                                                                 -------------     -------------
CASH AND CASH EQUIVALENTS, END OF PERIOD                        $        3,613    $        7,531
                                                                 =============     =============

See Notes to Consolidated Financial Statements.

                                   DUMAS BANCSHARES, INC.

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1:                    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

             The accounting principles and reporting policies followed by Dumas Bancshares, Inc. and its subsidiaries (the "Company") conform with generally accepted accounting principles and with general practices within the financial services industry. The following is a description of the more significant of these policies:

Organization

	     Dumas Bancshares, Inc. (the Company) is a bank holding company which owns all of the outstanding stock of Dumas State Bank, Dumas, Arkansas
(DSB) and First State Bank of Gould, Gould, Arkansas (FSB). The Company provides banking services primarily to the local trade areas.

Principles of consolidation

             The consolidated financial statements include the accounts of the Company and its subsidiaries, Dumas State Bank (DSB), Dumas Arkansas (100% owned) and First State Bank (FSB), Gould, Arkansas, (100% owned). All significant intercompany balances and transactions have been eliminated.

Basis of presentation

             The information contained in the financial statements is unaudited. In the opinion of management, all adjustments necessary for a fair presentation of the results of interim periods have been made.

Cash flows

             For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and federal funds sold.

Investment securities

             Investment securities are classified as either Held to Maturity or Available for Sale. Held to maturity debt securities are investments which the Company has the ability and intent to hold until maturity and are stated at cost, adjusted for amortization of premiums and accretion of discounts which are recognized as adjustments to interest income. Other debt securities not classified as held to maturity, and all equity securities are stated at fair value. Unrealized gains and losses on available for sale securities are recorded, net of related income tax effects, in stockholders' equity. Premiums and discounts are amortized and accrued, respectively, to interest income using the level-yield method over the period to maturity.

Allowance for loan losses

             The allowance for loan losses is established through charges to expense and is maintained at a level which, in management's judgement, is necessary to provide for future losses from the current portfolios. This judgement is based on analysis of the current and expected economic conditions, risk characteristics of the loan portfolios and prior loan loss experience in relation to loans outstanding.

Interest on loans

             Interest on loans is recognized based on the principal amounts outstanding. The accrual of interest on loans is discontinued when, in the opinion of management, there is doubt as to the ability of the borrower to pay interest or principal or when the payment of principal and interest has become contractually 90 days past due unless the obligation is both well secured and in the process of collection. The balance of nonaccrual loans was $1,000 at September 30, 1994 and $15,000 at September 30, 1993. Interest previously accrued but uncollected on these loans was $0 at September 30, 1994 and $1,000 at September 30, 1993.

Premises and equipment

             Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated lives of the assets.

Income taxes

             During 1993, the Company and its subsidiaries adopted the provisions of Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes", (see Note 6). Under Statement No. 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Prior to the adoption of Statement No. 109, income tax expense was determined using the deferred method. Deferred tax expense was based on items of income and expense that were reported in different years in the financial statements and tax returns and were measured at the tax rate in effect in the year the differences originated.

             The Company and its bank subsidiaries file consolidated income tax returns. Each subsidiary provides for income taxes on a separate-return basis and remits to or receives from the Company amounts currently payable or receivable.

Goodwill

             Goodwill attributable to the January 11, 1989 acquisition by the Company of FSB, net of accumulated amortization, is included in other assets in the accompanying balance sheet and amounted to $75,000 at September 30, 1994.

             Goodwill was amortized using the straight-line method over 40 years prior to January 1, 1994. During 1994, the Company changed the amortization period to 25 years and will amortize the remaining balance of goodwill over the remaining 20 years of the total amortization period.

Earnings per share

             Earnings per share is based on the average shares outstanding during the year which were 31,000 shares, for the periods ended September 30, 1994 and September 30, 1993.

Restrictions on cash and due from bank accounts

             The bank subsidiaries are required to maintain average reserve balances with the Federal Reserve Bank. The average amount of those reserve balances for the period ended September 30, 1994 was $593,000.

Off-balance-sheet financial instruments

             In the ordinary course of business the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

NOTE 2:                    INVESTMENT SECURITIES

             Effective January 1, 1994, the Company adopted SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities", resulting in an increase in stockholders' equity of $53,000, net of related income tax effect of $28,000.

                                                              September 30, 1994
                                 -------------------------------------------------------------------------
                                                         Gross               Gross           Estimated
($ in                               Amortized          Unrealized          Unrealized           Fair
  Thousands)                           Cost              Gains              (Losses)            Value
- ----------------------------------------------------------------------------------------------------------
Held to Maturity

State and political
 subdivisions                      $      3,676       $        114       $        (33)      $      3,757
Other debt
 securities-HTM                              59                                                       59
                                    -----------        -----------        -----------        -----------
  Total Securities                 $      3,735       $        114       $        (33)      $      3,816
                                    ===========        ===========        ===========        ===========

Available For Sale

U.S. Treasury                      $      2,595       $                  $        (36)      $      2,559
U.S. Government
 agencies                                 3,449                 11               (114)             3,346
Mortgage-backed
 securities                                  47                                                       47
Other debt
 securities-AFS                             200                                    (8)               192
  Total Debt                        -----------        -----------        -----------        -----------
    Securities                            6,291                 11               (158)             6,144
Equity securities                           657                                   (55)               602
                                    -----------        -----------        -----------        -----------
  Total Securities                 $      6,948       $         11       $       (213)      $      6,746
                                    ===========        ===========        ===========        ===========

Maturities of investment securities at September 30, 1994:

                                                     Held to Maturity                    Available for Sale
                                                 Amortized           Fair             Amortized           Fair
($ in thousands)                                    Cost             Value               Cost             Value
- --------------------------------------------------------------------------------------------------------------------
                                                                            (Unaudited)
One year or less                                $        150      $        151      $        900      $        987
After one through five years                             324               333             4,548             4,336
After five through ten years                             922               964               796               774
After ten years                                        2,280             2,309                 0                 0
Mortgage-backed securities and
  other securities not due on
  a single maturity date                                  59                59                47                47
Equity securities                                          0                 0               657               602
                                                 -----------       -----------       -----------       -----------
                                                $      3,735      $      3,816      $      6,948      $      6,746
                                                 ===========       ===========       ===========       ===========

             Proceeds from the sale of investment securities during 1993 and 1994, were as follows:

                                                      September 30,     September 30,
($ in thousands)                                         1994               1993
- ----------------------------------------------------------------------------------------
                                                               (Unaudited)
Proceeds from sales of investments in
  debt securities                                    $           0      $           0
Realized gains on disposition                                    1                  1
Realized losses on disposition                                   0                  0

             Investment securities with carrying amounts of $5,064,000 at September 30, 1994 were pledged to secure public deposits and for other purposes required or permitted by law.

NOTE 3:                    LOANS

             Major classifications of loans are as follows:

                                                  September 30,
($ in thousands)                                      1994
- ------------------------------------------------------------------
                                                   (Unaudited)
Real estate:
  Single family residential                        $      5,314
  Real estate construction                                  540
  Other commercial                                        7,564
Commercial                                                6,963
Agriculture                                               3,714
Loans to individuals                                      2,800
Other                                                       238
                                                    -----------
                                                         27,133

Less:  unearned discount                                    (20)
                                                    -----------
Total loans                                              27,113

Less:  allowance for loan losses                           (302)
                                                    -----------
                                                   $     26,811
                                                    ===========

             The Company's subsidiary banks grant agribusiness, commercial and other loans throughout their market areas. Although they have diversified loan portfolios, a substantial portion of their borrowers' ability to honor their contracts is dependent upon the agribusiness economic sector.

NOTE 4:                    ALLOWANCE FOR POSSIBLE LOAN LOSSES

                           Changes in the allowance for possible loan losses
were as follows:

                                                        September 30,        September 30,
($ in thousands)                                            1994                1993
- ---------------------------------------------------------------------------------------------
                                                                  (Unaudited)
Balance, Beginning of Period                           $          284      $          269

Additions
  Provision charged to expense for
    the first nine months                                           4                   5

Deductions
  Losses charged to allowance, net of
    recoveries of $14,000 and $8,000 for
    the first nine months of 1994 and
    1993, respectively                                            (14)                 (4)
                                                        -------------       -------------
Balance, September 30                                  $          302      $          278
                                                        =============
Additions
  Provision charged to expense for
    the last quarter of 1993                                                            1

Deductions
  Losses charged to allowance, net of
    recoveries of $5,000 for the last
    quarter of 1993                                                                    (5)
                                                                            -------------
Balance, End of Year                                                       $          284
                                                                            =============

NOTE 5:                    PREMISES AND EQUIPMENT

                           Major classifications of these assets are summarized
as follows:

                                               September 30,     Useful lives
($ in thousands)                                   1994            (years)
- -----------------------------------------------------------------------------
                                                (Unaudited)
Land                                           $        144
Buildings and improvements                            1,302          25-31
Furniture and equipment                               1,120            3-7
                                                -----------
                                                      2,566
                                                -----------
Less: allowance for depreciation                      1,543
                                                -----------
                                               $      1,023
                                                ===========

             Depreciation expense was $104,000 and $102,000 for the nine months ended September 30, 1994 and 1993, respectively.

NOTE 6:                    INCOME TAXES

                           The income tax provision, including taxes on
securities gains and losses consists of the following:

                                               September 30,      September 30,
($ in thousands)                                   1994              1993
- ---------------------------------------------------------------------------------
                                                        (Unaudited)
Federal income tax
  Currently payable
    Federal                                    $        70      $        49
    State                                                0                0
                                                ----------       ----------
                                                        70               49

  Deferred
    Federal                                              0                0
                                                ----------       ----------
  Applicable income taxes                      $        70      $        49
                                                ==========       ==========

             Effective January 1, 1993, the Company changed its method of accounting for income taxes from the deferred method to the liability method required by Financial Accounting Standards Board Statement No. 109 (See Note
1). As permitted by the new Statement, the Company elected not to restate the financial statements of prior years. The cumulative effect of adopting FAS 109 was an increase in income of $27,000.

             The reason for the difference between income tax expense and the amount computed by applying the statutory federal income tax rate to income before taxes are as follows:

                                                September 30,      September 30,
($ in thousands)                                   1994               1993
- --------------------------------------------------------------------------------
                                                         (Unaudited)
Federal income taxes at
  statutory rate                               $        130      $        111

Add (deduct):
  Tax-exempt interest income                            (62)              (64)
  Other                                                   2                 2
                                                -----------       -----------
                                               $         70      $         49
                                                ===========       ===========

             Components of the Company's deferred tax liabilities and assets at September 30, 1994 and 1993 are as follows:

                                                      September 30,
($ in thousands)                                          1994
- -----------------------------------------------------------------------
                                                        (Unaudited)
Deferred tax liabilities:
  Tax over book depreciation                           $          3
  Change from cash to accrual
    for tax                                                       3
                                                        -----------
        Total deferred tax liabilities                            6

Deferred tax assets:
  Provision for loan losses
    not deducted for tax                                         36
  Deferred compensation                                          64
                                                        -----------
        Total deferred tax assets                               100
                                                        -----------
        Net deferred tax assets                        $         94
                                                        ===========

NOTE 7:                    EMPLOYEE BENEFIT PLANS

                           The Company has a defined contribution retirement
plan that covers all employees that are age 21 and have completed one year of service. Under the plan's contribution formula, the Company must contribute to the plan each year. Contributions to the plan by the Company thru September 30, 1994 and 1993 amounted to $44,000 and $42,000.

NOTE 8:                    LONG-TERM DEBT

             The Capital Debentures bear a floating rate of interest (8.5% at September 30, 1994) and have a maturity date of January 1, 1999. The Capital Debentures were issued to stockholders of the company in connection with the funding of the 1989 acquisition of First State Bank.

                                     September 30,
($ in thousands)                          1994
- -------------------------------------------------------
                                       (Unaudited)
Balance                               $        600
                                       ===========

NOTE 9:                    COMMITMENTS AND CONTINGENCIES

             The consolidated financial statements do not reflect various commitments and contingent liabilities which arise in the normal course of the Company's business and which involve elements of credit risk, interest rate risk and liquidity risk. These commitments and contingent liabilities consist of commitments to extend credit and letters of credit. A summary of the commitments and contingent liabilities at September 30, 1994 is summarized below:

                                            September 30,
($ in thousands)                                1994
- -----------------------------------------------------------
                                             (Unaudited)
Commitments to extend credit                $        4,861
Letters of credit                                      164
                                             -------------
                                            $        5,025
                                             =============

             Commitments to extend credit, and letters of credit all include some exposure to credit loss in the event of nonperformance of the customer. The Company's credit policies and procedures for credit commitments and financial guarantees are the same as those for extensions of credit that are recorded in the consolidated financial statements. Because these instruments have fixed maturity dates, and because many of them expire without being drawn upon, they do not generally present any significant liquidity risk to the Company.

             In the ordinary course of business, there are various legal proceedings involving the Company and its subsidiaries, most of which are considered litigation incidental to the conduct of business. These proceedings include, among other matters, defense of routine corporate, employment, banking and lender liability related litigation. Management, after consulting with legal counsel and based on the facts available and proceedings to date, some of which are preliminary, is of the opinion that the ultimate resolution of these proceedings will not have a material adverse effect on the consolidated financial position of the Company.

NOTE 10:                   CONCENTRATIONS OF CREDIT

             Substantially all of the Company's loans, commitments to loan and letters of credit have been granted to customers in their trade area who are also depositors of the Company. The concentrations of credit by type of loan are set forth in Note 3. The distribution of commitments to extend credit approximates the distribution of loans outstanding.

NOTE 11:                   UNDIVIDED PROFITS

                           In accordance with Arkansas state banking laws,
certain restrictions exist regarding the ability of the banking subsidiaries to transfer funds to the Company in the form of cash dividends, loans or advances. Under such restrictions, the bank subsidiaries may not, without prior approval of the bank regulatory agencies, declare and pay dividends of more than 50% of net income. At September 30, 1994 approximately $135,000 of undistributed earnings of the banking subsidiaries, included in consolidated retained earnings, was available for distribution to the Company without prior approval of the regulatory agencies.

                           The Company and the bank subsidiaries are also
required to maintain sufficient capital to meet minimum capital ratios, as defined by the regulatory agencies. At September 30, 1994, each of the subsidiary banks met the capital standards for a well-capitalized institution. The Company's total capital to total risk-weighted assets ratio was 15.08%, well above the 10% minimum for a well capitalized institution.

NOTE 12:                   RELATED PARTY TRANSACTIONS

             Some of the directors and executive officers and the companies in which they had a significant interest were customers of and had transactions with the Company's subsidiary banks. Such transactions were made in the ordinary course of the Banks' business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers and did not, in the opinion of Management, involve more than a normal credit risk or present other unfavorable features. The aggregate amount of loans to such related parties are presented below:

<caption
                                             September 30,       September 30,
($ in thousands)                                1994                1993
- --------------------------------------------------------------------------------
                                                      (Unaudited)
Balance, Beginning of Period              $        2,691       $        2,902

New loans                                          2,062                2,411
Repayments                                        (2,474)              (2,586)
                                           -------------        -------------
Balance, End of Period                    $        2,279       $        2,727
                                           =============        =============

             DSB and FSB have deferred compensation plans with four members of the Board of Directors and the President of DSB. Life insurance policies were purchased as funding vehicles for the plans. At December 31, 1993, the cash surrender value of the insurance policies (included in other assets in the balance sheet) amounted to approximately $101,000 and the deferred compensation liability (included in other liabilities in the balance sheet) was approximately $188,000. The policies are adjusted annually and at September 30, 1994, there was substantially no change in the balance reported at December 31, 1993.

NOTE 13:                   ADDITIONAL CASH FLOW INFORMATION

                                                    September 30,      September 30,
($ in thousands)                                        1994               1993
- --------------------------------------------------------------------------------------
                                                            (Unaudited)
Interest paid                                     $         825       $         858

Income taxes paid                                 $          79       $          67

NOTE 14:                   PENDING MERGER

             On November 15, 1994, 1993 the Company entered into an agreement and plan of merger with Simmons First National Corporation of Pine Bluff, Arkansas. Under the terms of this agreement Simmons First National Corporation would acquire all of the outstanding stock of Dumas Bancshares, Inc. through issuance of Simmons common stock and cash with a cumulative value of approximately $5,000,000. This transaction is expected to be consummated in the first half of 1995.

NOTE 15:                   EFFECTS OF RECENTLY ADOPTED ACCOUNTING STANDARDS

             During 1993, the Financial Accounting Standards Board (FASB) issued SFAS No. 114 (Accounting by Creditors for Impairment of a Loan) which becomes effective beginning in 1995. This statement requires that impaired loans that are within the scope of the Statement essentially be measured based on the present value of expected future cash flows discounted at the loan's effective rate, or as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The adoption of SFAS No. 114 is not expected to have a significant impact on the Company's consolidated financial statements.


NOTE 16:                   CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY

             The financial position of Dumas Bancshares, Inc. (parent company only), its results of operations and cash flows are summarized as follows:

CONDENSED BALANCE SHEETS
                                                                 September 30,
($ in thousands)                                                     1994
- ----------------------------------------------------------------------------------
                                                                  (Unaudited)
Assets:
  Cash and cash equivalents                                     $           15
  Investment in wholly-owned subsidiaries                                4,143
  Receivable from bank subsidiaries
  Excess cost over fair value of
    net assets acquired                                                     75
  Other assets                                                               4
                                                                 -------------
        Total assets                                            $        4,237
                                                                 =============
Liabilities
  Long-term debt                                                $          600
  Other liabilities                                                         13
                                                                 -------------
        Total liabilities                                                  613
                                                                 -------------
Stockholders' Equity
  Common stock stated value                                               310
  Capital surplus                                                         838
  Net unrealized gains (losses) on
    available for sale securities                                        (168)
  Retained earnings                                                     2,644
                                                                 ------------
        Total Stockholders' Equity                                      3,624
                                                                 ------------
          Total Liabilities and
             Stockholders' Equity                               $       4,237
                                                                 ============

CONDENSED STATEMENTS OF INCOME
                                                                 September 30,        September 30,
($ in thousands)                                                    1994                 1993
- ------------------------------------------------------------------------------------------------------
                                                                           (Unaudited)
Income
  Dividends from subsidiaries                                 $            50      $            25

Expenses                                                                   85                   57
                                                               --------------       --------------
LOSS BEFORE INCOME TAX
  AND EQUITY IN UNDISTRIBUTED
  NET INCOME OF SUBSIDIARIES                                              (35)                 (32)

APPLICABLE INCOME TAX CREDIT                                              (29)                 (19)
                                                               --------------      ---------------
LOSS BEFORE EQUITY IN
  UNDISTRIBUTED NET INCOME
  OF SUBSIDIARIES                                                          (6)                 (13)

EQUITY IN UNDISTRIBUTED NET
  INCOME OF SUBSIDIARIES                                                  318                  316
                                                               --------------       --------------
NET INCOME                                                    $           312      $           303
                                                               ==============       ==============

CONDENSED STATEMENTS OF CASH FLOWS
                                                               September 30,       September 30,
($ in thousands)                                                   1994                 1993
- ------------------------------------------------------------------------------------------------------
                                                                         (Unaudited)
Cash Flows From Operating Activities
  Net income                                                  $           312      $           303
  Equity in undistributed net income
    of bank subsidiaries                                                 (318)                (289)
  Equity in extraordinary items of
    bank subsidiaries                                                                          (27)
  (Increase) decrease in other assets                                      (3)                  27
  (Increase) decrease in other liabilities                                (50)                  (2)
  Other, net                                                               (1)
                                                               --------------       --------------
Net cash used by operating activities                                     (60)                  12
                                                               --------------       --------------
Cash Flows From Financing Activities
  Principal reduction on long-term debt                                  (100)                (100)
  Dividends paid                                                                               (47)
                                                               --------------       --------------
                                                                         (100)                (147)
Net increase (decrease) in cash and cash                       --------------       --------------
  equivalents                                                            (160)                (135)

Cash and cash equivalents, beginning of period                            175                  170
                                                               --------------       --------------
Cash and cash equivalents, end of period                      $            15      $            35
                                                               ==============       ==============

                           REPORT OF INDEPENDENT AUDITORS
                           ------------------------------



The Board of Directors and Stockholders
Dumas Bancshares, Inc.

We have audited the accompanying consolidated balance sheet of Dumas Bancshares, Inc. and subsidiaries as of December 31, 1993, and the related consolidated statements of income, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the accompanying financial statements referred to above present fairly, in all material respects, the consolidated financial position of Dumas Bancshares, Inc. and subsidiaries as of December 31, 1993, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 1993 in conformity with generally accepted accounting principles.

As discussed in Note 9, the Company changed its method of accounting for income taxes during 1993.
/s/ KEMP & COMPANY
KEMP & COMPANY
Little Rock, Arkansas

October 7, 1994, except for
Note 15 as to which the date
is November 15, 1994

                            DUMAS BANCSHARES, INC. AND SUBSIDIARIES
                                  CONSOLIDATED BALANCE SHEETS

                                  DECEMBER 31, 1993 AND 1992

                                           ASSETS
                                           ------
                                                                                        (unaudited)
                                                                     1993                  1992
                                                                     ----                  ----
Cash and cash equivalents
  Cash and due from banks (Note 2)                              $   2,774,797         $   2,634,640
  Federal funds sold                                                4,885,000             7,505,000
                                                                 ------------          ------------
                                                                    7,659,797            10,139,640
Interest-bearing deposits in banks                                    487,278               987,109
Investment securities (estimated market values of
  $10,990,000 and $10,748,000, respectively) (Note 3)              10,650,674            10,491,330
Loans (Notes 4,8 and 10)                                           23,456,070            20,569,838
Allowance for loan losses (Note 4)                                   (283,866)             (268,686)
Premises and equipment (Note 5)                                       943,939               959,681
Accrued interest receivable and other assets (Note 10)                833,122               797,201
                                                                 ------------          ------------
                                                                $  43,747,014         $  43,676,113
                                                                 ============          ============

                              LIABILITIES AND STOCKHOLDERS' EQUITY
                              ------------------------------------
Deposits (Note 6):
  Non interest bearing                                          $   6,556,644         $   6,533,875
  Interest bearing                                                 32,603,519            32,913,100
                                                                 ------------          ------------
                                                                   39,160,163            39,446,975
Capital Debentures (Note 7)                                           700,000               800,000
Accrued interest payable and other liabilities (Note 10)              463,008               352,259
                                                                 ------------          ------------
        Total liabilities                                          40,323,171            40,599,234

Commitments (Note 8)

Stockholders' equity (Notes 10, 12 and 15):
  Common stock, $10 par value:
      Authorized, issued and
      outstanding - 31,000 shares                                     310,000               310,000
  Surplus                                                             837,857               837,857
  Retained earnings                                                 2,331,396             1,988,085
                                                                 ------------          ------------
                                                                    3,479,253             3,135,942
Unrealized loss on marketable securities                              (55,410)              (59,063)
                                                                 ------------          ------------
        Total stockholders' equity                                  3,423,843             3,076,879
                                                                 ------------          ------------
                                                                $  43,747,014         $  43,676,113
                                                                 ============          ============

See Notes to Consolidated Financial Statements.

                         DUMAS BANCSHARES, INC. AND SUBSIDIARIES
                            CONSOLIDATED STATEMENTS OF INCOME

                      YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991
                                                                                                    (unaudited)
                                                                    1993              1992             1991
                                                                    ----              ----             ----
Interest income:
 Loans, including fees                                          $  1,803,749     $  2,046,802     $  2,877,412
 Investment securities:
    Taxable                                                          397,475          500,320          501,986
    Tax-exempt                                                       255,030          254,819          223,919
  Federal funds sold                                                 202,763          269,846          251,557
  Other                                                               17,766            5,811            3,975
                                                                 -----------      -----------      -----------
                                                                   2,676,783        3,077,598        3,858,849
Interest expense:
  Deposits                                                         1,049,428        1,416,796        2,159,064
  Capital debentures                                                  61,596           68,002           70,601
                                                                 -----------      -----------      -----------
                                                                   1,111,024        1,484,798        2,229,665
                                                                 -----------      -----------      -----------
Net interest income                                                1,565,759        1,592,800        1,629,184

Provision for loan losses                                              6,000           36,000          156,000
                                                                 -----------      -----------      -----------
Net interest income after provision for loan losses                1,559,759        1,556,800        1,473,184

Other income:
  Service charges on deposit accounts                                244,375          267,675          255,683
  Investment securities gains - net                                      667           24,476            6,417
  Other (Note 13)                                                     86,208           91,366          114,000
                                                                 -----------      -----------      -----------
                                                                     331,250          383,517          376,100
Other expense:
  Salaries and benefits                                              762,740          727,848          693,794
  Net occupancy                                                      259,859          247,414          231,343
  Other (Note 13)                                                    428,650          512,146          509,652
                                                                 -----------      -----------      -----------
                                                                   1,451,249        1,487,408        1,434,789
                                                                 -----------      -----------      -----------
Income before income taxes and cumulative effect
  of change in accounting principle                                  439,760          452,909          414,495

Provision for income taxes (Note 9)                                   77,239           66,954           79,286
                                                                 -----------      -----------      -----------
Income before cumulative effect of change in
  accounting principle                                               362,521          385,955          335,209

Cumulative effect of change in accounting principle (Note 9)          27,290
                                                                 -----------      -----------      -----------
Net income                                                      $    389,811     $    385,955     $    335,209
                                                                 ===========      ===========      ===========
Net income per common share:
    Income before cumulative effect of change in
      accounting principle                                      $      11.69     $      12.45     $      10.81
    Cumulative effect of change in accounting
      principle                                                          .88
                                                                 -----------      -----------      -----------

    Net income                                                  $      12.57     $      12.45     $      10.81
                                                                 ===========      ===========      ===========

See Notes to Consolidated Financial Statements.

                             DUMAS BANCSHARES, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                          YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991
                                                                                      Unrealized
                                                                                      losses on
                                  Common                            Retained          marketable
                                  stock             Surplus         earnings          securities         Total
                                  -----             -------         --------          ----------         ------

Balance - January
  1, 1991 - as
  restated (Note 10)
  (unaudited)                  $   310,000       $   837,857       $ 1,359,921       $  (94,337)       $ 2,413,441

Net income (unaudited)                                                 335,209                             335,209

Cash dividends -
  $1.50 per share
  (unaudited)                                                          (46,500)                            (46,500)

Unrealized gain on
  marketable
  securities
  (unaudited)                                                                            54,877             54,877
                                ----------        ----------        ----------        ---------         ----------
Balance - December
  31, 1991                         310,000           837,857         1,648,630          (39,460)         2,757,027

Net income                                                             385,955                             385,955

Cash dividends -
  $1.50 per share                                                      (46,500)                            (46,500)

Unrealized loss
  on marketable
  securities                                                                            (19,603)           (19,603)
                                ----------        ----------        ----------        ---------         ----------
Balance - December
  31, 1992                         310,000           837,857         1,988,085          (59,063)         3,076,879

Net income                                                             389,811                             389,811

Cash dividends -
  $1.50 per share                                                      (46,500)                            (46,500)

Unrealized gain
  on marketable
  securities                                                                              3,653              3,653
                                ----------        ----------        ----------        ---------         ----------
Balance - December
  31, 1993                     $   310,000       $   837,857       $ 2,331,396       $  (55,410)       $ 3,423,843
                                ==========        ==========        ==========        =========         ==========

See Notes to Consolidated Financial Statements.

                          DUMAS BANCSHARES, INC. AND SUBSIDIARIES
                           CONSOLIDATED STATEMENTS OF CASH FLOWS

                        YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991
                                                                                                              (unaudited)
                                                                              1993              1992              1991
                                                                              ----              ----              ----
Operating activities:
  Net income                                                             $     389,811     $     385,955     $     335,208
    Adjustments to reconcile net income to net
      cash provided by operating activities:
        Provision for loan losses                                                6,000            36,000           156,000
        Depreciation                                                           115,335           107,895           101,850
        Net gain on sale of investment securities                                 (667)          (24,476)           (6,417)
        Other real estate writedown                                                               14,367             2,487
        Changes in assets and liabilities:
          Accrued interest receivable and other assets                          89,040           102,805           (40,768)
          Accrued interest payable and other liabilities                        63,128           (68,899)          112,214
                                                                          ------------      ------------      ------------
              Net cash provided by operating activities                        662,647           553,647           660,574

INVESTING ACTIVITIES:
  Purchases of premises and equipment                                          (99,593)          (84,566)          (94,283)
  Proceeds from sales of investment securities                                 125,000         1,217,906           404,038
  Proceeds from maturities of investment securities                          2,422,546         2,201,457         1,677,277
  Purchases of investment securities                                        (2,579,909)       (4,998,938)       (1,563,125)
  Net (increase) decrease in loans                                          (3,077,053)        1,747,174         2,170,364
  Net decrease (increase) in deposits in banks                                 499,831          (987,109)          297,736
                                                                          ------------      ------------      ------------
              Net cash (used in) provided by investing activities           (2,709,178)         (904,076)        2,892,007

FINANCING ACTIVITIES:
  Net (decrease) increase in deposits                                         (286,812)         (278,006)        1,303,318
  Cash dividends paid                                                          (46,500)          (46,500)          (46,500)
  Payments on Capital Debentures                                              (100,000)          (10,000)          (10,000)
                                                                          ------------      ------------      ------------
               Net cash (used in) provided by financing activities            (433,312)         (334,506)        1,246,818
                                                                          ------------      ------------      ------------
  Net (decrease) increase in cash and cash equivalents                      (2,479,843)         (684,935)        4,799,399

  Balance - January 1                                                       10,139,640        10,824,575         6,025,176
                                                                          ------------      ------------      ------------
  Balance - December 31                                                  $   7,659,797     $  10,139,640     $  10,824,575
                                                                          ============      ============      ============

See Notes to Consolidated Financial Statements.

                          DUMAS BANCSHARES, INC. AND SUBSIDIARIES
                         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                     DECEMBER 31, 1993

NOTE 1:  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

             ORGANIZATION

Dumas Bancshares, Inc. (the Company) is a bank holding company which owns all of the outstanding stock of Dumas State Bank, Dumas, Arkansas (DSB) and First State Bank of Gould, Gould, Arkansas (FSB). The Company provides banking services primarily to the local trade areas.

             PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly-owned. All significant intercompany accounts and transactions have been eliminated in consolidation.

             INVESTMENT SECURITIES

Investment securities (i.e., securities which the Company has the ability and intent to hold until maturity) are stated at cost, adjusted for amortization of premiums and accretion of discounts which are recognized as adjustments to interest income, except for mutual fund investments which are stated at the lower of cost or market. Accumulated changes in the valuation allowance for marketable securities are included in stockholders' equity in the consolidated balance sheets. Gains or losses on the sale of securities are computed using the adjusted cost of the specific securities sold.

             REVENUE RECOGNITION

Interest on loans is recognized in operations based generally upon the principal amount outstanding. Loans are placed on nonaccrual status when management believes that, after giving consideration to economic and business conditions and collection efforts, the collection of interest is doubtful or when the payment of principal and interest has become contractually 90 days past due unless the obligation is both well secured and in process of collection.

             ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is maintained at a level adequate to absorb probable losses. Management determines the adequacy of the allowance based on reviews of individual loans, recent loan loss experience, current economic conditions, the risk characteristics of the various categories of loans and other pertinent factors. Loans are charged against the allowance for loan losses at such time as management believes the collectibility of the principal is unlikely. Provisions for loan losses and recoveries on loans previously charged off are added to the allowance.

             PREMISES AND EQUIPMENT

Premises and equipment are stated at cost, less accumulated depreciation. Depreciation expense is computed on the straight-line and accelerated methods over the estimated useful lives of the assets.

             GOODWILL

Goodwill attributable to the January 11, 1989 acquisition by the Company of FSB, net of accumulated amortization, is included in Accrued interest receivable and other assets in the accompanying balance sheets and amounted to $77,339 and $79,547 at December 31, 1993 and 1992 (unaudited), respectively.

Goodwill was amortized using the straight-line method over 40 years prior to January 1, 1994.

During 1994, the Company changed the amortization period to 25 years and will amortize the remaining balance of goodwill over the remaining 20 years of the total amortization period.

             INCOME TAXES

During 1993, the Company and its subsidiaries adopted the provisions of Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes", (see Note 9). Under Statement No. 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Prior to the adoption of Statement No. 109, income tax expense was determined using the deferred method. Deferred tax expense was based on items of income and expense that were reported in different years in the financial statements and tax returns and were measured at the tax rate in effect in the year the differences originated.

The Company and its bank subsidiaries file consolidated income tax returns. Each subsidiary provides for income taxes on a separate-return basis and remits to or receives from the Company amounts currently payable or receivable.

             EARNINGS PER SHARE

Earnings per share is based on the average shares outstanding during each year which were 31,000 shares, for the years ended December 31, 1993, 1992 and 1991 (unaudited).

             RECENT ACCOUNTING PRONOUNCEMENTS

During 1993, the Financial Accounting Standards Board issued Statement No. 114, "Accounting by Creditors for Impairment of a Loan" and Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities". The adoption of Statement No. 114 (required in 1995), which prescribes the recognition criterion for loan impairment and the measurement methods for certain impaired loans, is not expected to have a significant impact on the Company's consolidated financial statements. Statement No. 115, which was adopted in 1994, requires the bank subsidiaries to segregate investment securities into the held-to-maturity category (measured at amortized cost) or the available-for-sale category (measured at fair value with unrealized gains and losses reported as a separate component of stockholders' equity). At September 30, 1994, the net unrealized loss attributable to the available-for-sale category of investment securities amounted to approximately $202,000.

             CASH FLOW INFORMATION

For purposes of the statements of cash flows, the Company considers cash, due from banks and federal funds sold as cash and cash equivalents. Generally, federal funds are purchased and sold for one-day periods. Cash paid during the years ended December 31, 1993, 1992 and 1991 (unaudited) for interest was $1,124,335, $1,559,815 and $1,562,815, respectively. Total income tax payments during 1993, 1992 and 1991 (unaudited) were $84,629, $57,324 and $225,487, respectively.

NOTE 2:  RESTRICTIONS ON CASH AND DUE FROM BANK ACCOUNTS

The bank subsidiaries are required to maintain average reserve balances with the Federal Reserve Bank. The average amount of those reserve balances for the year ended December 31, 1993 was approximately $756,000.

NOTE 3:  INVESTMENT SECURITIES

The amortized cost and estimated market values of investment securities are as follows at December 31:

                                                                         1993
                                         ------------------------------------------------------------------------
                                                                Gross              Gross              Estimated
                                            Amortized         unrealized         unrealized            market
                                              cost              gains              losses              value
                                         ------------------------------------------------------------------------
U. S. Treasury securities and
  obligations of U.S.
  government agencies                     $   5,564,394      $      86,606      $     (6,000)      $   5,645,000
Obligations of states and
  political subdivisions                      3,876,962            262,038            (3,000)          4,136,000
Other debt securities                           500,059                  0               (59)            500,000
                                           ------------       ------------       -----------        ------------
     Total debt securities                    9,941,415            348,644            (9,059)         10,281,000
Equity securities                               709,259                  0              (259)            709,000
                                           ------------       ------------       -----------        ------------
                                          $  10,650,674      $     348,644      $     (9,318)      $  10,990,000
                                           ============       ============       ============       ============

                                                                    (unaudited)
                                                                       1992
                                         -------------------------------------------------------------------------
                                                                 Gross               Gross          Estimated
                                            Amortized          unrealized          unrealized         market
                                              cost               gains               losses            value
                                         -------------------------------------------------------------------------
U. S. Treasury securities and
  obligations of U.S.
  government agencies                     $   5,782,217      $     122,783      $      19,000      $   5,886,000
Obligations of states and
  political subdivisions                      3,778,590            148,410              8,000          3,919,000
Other debt securities                           299,807             12,193                  0            312,000
                                           ------------       ------------       ------------       ------------
     Total debt securities                    9,860,614            283,386             27,000         10,117,000
Equity securities                               630,716                284                               631,000
                                           ------------       ------------       ------------       ------------
                                          $  10,491,330      $     283,670      $      27,000      $  10,748,000
                                           ============       ============       ============       ============

Amortized cost and estimated market value of debt securities at December 31, 1993 are shown below by contractual maturity. Expected maturities will differ from contractual maturities because borrowers may have the right to prepay obligations.

                                                                             Estimated
                                                        Amortized             market
                                                          cost                value
                                                       -----------          ---------
Due in one year or less                               $  1,648,286        $  1,646,000
Due after one year through five years                    3,513,238           3,594,000
Due after five years through ten years                   2,120,253           2,227,000
Due after ten years                                      2,659,638           2,814,000
                                                       -----------         -----------
                                                      $  9,941,415        $ 10,281,000
                                                       ===========         ===========

Proceeds from the sale of investments in debt securities amounted to $125,000, $1,217,906 and $404,038, during 1993, 1992 and 1991 (unaudited), respectively.
Gross gains of $780, $25,384 and $6,417 and gross losses of $113, $908 and $0 were realized on the sales during 1993, 1992 and 1991 (unaudited), respectively.

At December 31, 1993, investment securities with an amortized cost of approximately $5,227,000, were pledged to collateralize public deposits and for other purposes.

NOTE 4:  LOANS AND ALLOWANCE FOR LOANS LOSSES

The major categories of loans as of December 31 are as follows:

                                                  (unaudited)
                                1993                 1992
                                ----                 ----
Real estate:
  Residential                $ 4,624,000          $ 3,647,000
  Construction                 1,016,000              109,000
  Other                        6,350,000            5,146,000
Commercial                     6,462,000            6,857,000
Agricultural loans             2,340,000            2,207,000
Installment                    2,664,070            2,603,838
                              ----------          -----------
                             $23,456,070         $ 20,569,838
                              ==========          ===========

Changes in the allowance for loan losses are as follows:

                                                                                    (unaudited)
                                                      1993            1992             1991
                                                      ----            ----             ----
Beginning balance                                  $  268,686      $  353,374      $  452,325

  Provision for loan losses                             6,000          36,000         156,000
  Net charges-offs:
    Charge-offs                                        (3,731)       (130,562)       (270,555)
    Recoveries                                         12,911           9,874          15,604
                                                    ---------       ---------       ---------
Ending balance                                     $  283,866      $  268,686      $  353,374
                                                    =========       =========       =========

NOTE 5:  PREMISES AND EQUIPMENT

Premises and equipment consists of the following at December 31:

                                                                                     (unaudited)
                                                                        1993             1992
                                                                        ----             ----
     Land                                                            $   144,057      $   144,057
     Building and improvements                                         1,199,548        1,155,480
     Furniture and equipment                                           1,041,840          986,531
                                                                      ----------       ----------
                                                                       2,385,445        2,286,068
     Less accumulated depreciation                                    (1,441,506)      (1,326,387)
                                                                      ----------       ----------
                                                                     $   943,939      $   959,681
                                                                      ==========       ==========

NOTE 6:  DEPOSITS

The following summarizes information on deposits as of December 31:

                                                                                         (unaudited)
                                                                          1993               1992
                                                                          ----               ----
Non-interest bearing accounts                                         $  6,556,644      $  6,533,875
NOW and money market accounts                                           10,284,309         9,291,282
Savings accounts                                                         3,334,451         3,079,723
Time deposits, $100,000 and over                                         5,279,504         5,768,505
Other time deposits                                                     13,705,255        14,773,590
                                                                       -----------       -----------
                                                                      $ 39,160,163      $ 39,446,975
                                                                       ===========       ===========

NOTE 7:  CAPITAL DEBENTURES

The Capital Debentures bear a floating rate of interest (8.5% at December 31, 1993) and have a maturity date of January 1, 1999. The Capital Debentures were issued to stockholders of the company in connection with the funding of the 1989 acquisition of FSB.

NOTE 8:  COMMITMENTS AND CONCENTRATION OF CREDIT RISK

The bank subsidiaries are parties to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of their customers. These financial instruments include commitments to extend credit (approximately $5,780,000 and $3,620,000 at December 31, 1993 and 1992 (unaudited), respectively) and standby letters of credit ($208,000 and $81,000 outstanding at December 31, 1993 and 1992 (unaudited), respectively). Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated balance sheets.

The exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual terms of those instruments. The bank subsidiaries use the same credit policies in making commitments and conditional obligations as they do for on-balance-sheet instruments. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.
Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Standby letters of credit are conditional commitments issued by the bank subsidiaries to guarantee the performance of a customers to third parties. Those guarantees are primarily issued to support private borrowing arrangements.

The bank subsidiaries evaluate each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held varies but may include securities, accounts receivable, agricultural equipment and crops, inventory, property, plant, and equipment, income-producing commercial properties and residential and agricultural real estate.

Most of the Company's lending activities are with customers located in the market areas of the bank subsidiaries. The concentrations of credit by major category of loan type are set forth in Note 4. Each bank subsidiary, as a matter of policy, does not extend credit to any single borrower or group of related borrowers in excess of amounts allowable under regulatory limits of loans to such borrowers. The loan policies of the bank subsidiaries provide for loan to value ratios by type of loan.

NOTE 9:  INCOME TAXES

The provision for income taxes for the years ended December 31, 1993 and 1992 consisted of the following:

                                                                             (unaudited)
                                                      1993         1992         1991
                                                      ----         ----         ----
      Current:
       Federal                                      $ 91,018     $ 80,529     $ 76,431
       State                                           3,778        2,578           76
                                                     -------      -------      -------
                                                      94,796       83,107       76,507
     Deferred:
       Federal                                       (17,557)     (16,153)       2,779
                                                     -------      -------      -------
     Applicable income taxes                        $ 77,239     $ 66,954     $ 79,286
                                                     =======      =======      =======

Effective January 1, 1993, the Company changed its method of accounting for income taxes from the deferred method to the liability method required by Financial Accounting Standards Board Statement No. 109 (see Note 1). As permitted by the new Statement, the Company elected not to restate the financial statements of prior years. The cumulative effect of adopting the Statement was an increase in income of $27,290.

The reason for the differences between income tax expense and the amount computed by applying the statutory federal income tax rate to income before taxes are as follows:

                                                                                        (unaudited)
                                                             1993           1992            1991
                                                             ----           ----            ----
     Federal income taxes at
       statutory rate                                     $  149,518     $  153,989     $  140,928

     Add (deduct):
       Tax-exempt interest income                            (86,710)       (86,638)       (76,132)
       Other                                                  14,431           (397)        14,490
                                                           ---------      ---------      ---------
            Applicable income taxes                       $   77,239     $   66,954     $   79,286
                                                           =========      =========      =========

Significant components of the Company's deferred tax liabilities and assets as of December 31, 1993 are as follows:

     Deferred tax liabilities:
       Tax over book depreciation                                      $    3,397
       Change from cash to accrual
        method for tax                                                      3,081
                                                                        ---------
         Total deferred tax liabilities                                     6,478

     Deferred tax assets:
       Provision for loan losses not
        deducted for tax                                                   36,440
       Deferred compensation                                               63,881
                                                                        ---------
         Total deferred tax assets                                        100,321
                                                                        ---------
           Net deferred tax assets                                     $   93,843
                                                                        =========

NOTE 10:  RELATED PARTY TRANSACTIONS

Certain principal stockholders, directors and executive officers of the Company and the bank subsidiaries, their family members and entities in which they are principal owners, are loan customers of the bank subsidiaries. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility. Loans to such parties were approximately $2,691,260 and $1,450,201 at December 31, 1993 and 1992 (unaudited), respectively. During 1993, $3,347,678 of new loans were made, and repayments totalled $3,558,076. During 1992 (unaudited), $4,380,079 of new loans were made, and repayments totalled $3,139,021.

DSB and FSB have deferred compensation plans with four members of the Board of Directors and the President of DSB. Life insurance policies were purchased as funding vehicles for the plans. At December 31, 1993 and 1992 (unaudited), the cash surrender value of the insurance policies (included in Accrued interest receivable and other assets in the consolidated balance sheets) amounted to $100,530 and $84,033, respectively and the deferred compensation liability (included in Accrued interest payable and other liabilities in the consolidated balance sheets) was $187,886 and $161,071, respectively. A correction of an error in prior years' financial statements of $23,475, relating to the deferred compensation liability, has been recorded as a reduction of retained earnings as of December 31, 1990.

NOTE 11:  EMPLOYEE BENEFIT PLANS

The Company has a defined contribution retirement plan that covers all employees that are age 21 and have completed one year of service. Under the plan's contribution formula, the Company must contribute to the plan each year. Contributions to the plan by the Company during 1993, 1992 and 1991 (unaudited) amounted to $47,629, $36,884 and $32,802, respectively.

NOTE 12:  REGULATORY MATTERS

In accordance with Arkansas state banking laws, certain restrictions exist regarding the ability of the banking subsidiaries to transfer funds to the Company in the form of cash dividends, loans or advances. Under such restrictions, the bank subsidiaries may not, without prior approval of the bank regulatory agencies, declare and pay dividends of more than 50% of net income. At December 31, 1993, approximately $46,000 of undistributed earnings of the banking subsidiaries, included in consolidated retained earnings, was available for distribution to the Company without prior approval of the regulatory agencies.

The Company and the bank subsidiaries are also required to maintain sufficient capital to meet minimum capital ratios, as defined by the regulatory agencies. At December 31, 1993, the capital ratios of the Company and its subsidiaries exceeded the minimum required amounts.

NOTE 13:  SUPPLEMENTAL INCOME STATEMENT INFORMATION

The following categories of other income and other expenses exceeded one percent of the aggregate of total interest income and other income for the years indicated: Other income - none in any year; Other expenses -
(1) Telephone: $32,719 in 1993; (2) FDIC and State Banking Department insurance assessments: $120,662, $119,937 and $97,272 in 1993, 1992, and 1991
(unaudited), respectively; (3) Printing and supplies: $56,358, $52,362 and $54,384 in 1993, 1992 and 1991 (unaudited), respectively; and (4) Directors fees: $32,200 in 1993.

NOTE 14: DUMAS BANCSHARES, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION

BALANCE SHEETS
                                                                                December 31,
                                                                                            (unaudited)
                                                                           1993                 1992
                                                                           ----                 ----
Assets
  Cash                                                                $     174,445       $     169,626
  Receivable from bank subsidiaries                                          11,310              27,027
  Investment in bank subsidiaries                                         3,935,564           3,668,369
  Goodwill, net of accumulated
     amortization                                                            77,339              79,547
                                                                       ------------        ------------
       Total assets                                                   $   4,198,658       $   3,944,569
                                                                       ============        ============
Liabilities
  Federal income taxes payable                                        $      13,318       $       4,097
  Dividends payable                                                          46,500              46,500
  Capital debentures                                                        700,000             800,000
  Accrued interest payable                                                   14,997              17,093
                                                                       ------------        ------------
       Total liabilities                                                    774,815             867,690

Stockholders' equity                                                      3,423,843           3,076,879
       Total liabilities and                                           ------------        ------------
         stockholders' equity                                         $   4,198,658       $   3,944,569
                                                                       ============        ============

STATEMENTS OF INCOME
                                                                            Years Ended December 31,
                                                                                                  (unaudited)
                                                                      1993           1992            1991
                                                                      ----           ----            ----
Income:
  Dividends from bank subsidiaries                                 $  171,500     $  160,000     $  105,000
  Other                                                                                               3,255
                                                                    ---------      ---------      ---------
                                                                      171,500        160,000        108,255

Expenses:
  Interest on capital debentures                                       61,596         68,002         70,601
  Other                                                                10,929          8,049          4,938
                                                                    ---------      ---------      ---------
                                                                       72,525         76,051         75,539

Income before income taxes and equity
  in undistributed net income of bank
  subsidiaries                                                         98,975         83,949         32,716
Federal income taxes (credit)                                         (27,294)       (23,612)       (23,826)
                                                                    ---------      ---------      ---------

Income before equity in undistributed
  net income of bank subsidiaries                                     126,269        107,561         56,542

Equity in undistributed net income
  of bank subsidiaries                                                263,542        278,394        278,667
                                                                    ---------      ---------      ---------
      Net income                                                   $  389,811     $  385,955     $  335,209
                                                                    =========      =========      =========

STATEMENTS OF CASH FLOWS
                                                                                            Years Ended December 31,
                                                                                                                 (unaudited)
                                                                                    1993           1992             1991
                                                                                    ----           ----             ----
Operating activities:
  Net income                                                                    $  389,811      $  385,955      $  335,209
  Adjustments to reconcile net cash
    provided by operating activities:
       Equity in undistributed net income
         of bank subsidiaries                                                     (263,542)       (278,394)       (278,667)
       Amortization of goodwill                                                      2,207           2,207           2,207
       Other - net                                                                  22,843          34,654         (11,327)
     Net cash provided by operating                                              ---------       ---------       ---------
       activities                                                                  151,319         144,422          47,422

Financing activities:
  Cash dividends paid                                                              (46,500)        (46,500)        (46,500)
  Payments on Capital Debentures                                                  (100,000)        (10,000)
                                                                                 ---------       ---------       ---------
     Net cash used by financing activities                                        (146,500)        (56,500)        (46,500)
                                                                                 ---------       ---------       ---------
     Net increase in cash                                                            4,819          87,922             922

     Balance - January 1                                                           169,626          81,704          80,782
                                                                                 ---------       ---------       ---------
     Balance - December 31                                                      $  174,445      $  169,626      $   81,704
                                                                                 =========       =========       =========

The parent company paid $63,692, $68,263 and $73,442 in interest during 1993, 1992 and 1991 (unaudited), respectively.

NOTE 15:  SUBSEQUENT EVENT - PENDING MERGER

On November 15, 1994, the Company entered into an agreement to merge with Simmons First National Corporation of Pine Bluff, Arkansas (Simmons). Under the terms of this agreement, Simmons would acquire all of the outstanding stock of the Company. The Agreement and plan of merger provides, among other things, that the Company will not declare dividends, sell additional shares of its capital stock, and purchase or sell certain of its assets, other than in the ordinary course of business, without the prior written consent of Simmons. Completion of the merger is subject to regulatory and stockholder approvals.

                          AGREEMENT AND PLAN OF MERGER
                                  BY AND BETWEEN
                        SIMMONS FIRST NATIONAL CORPORATION
                                      AND
                            DUMAS BANCSHARES, INC.

                        Dated as of November 15, 1994


                              TABLE OF CONTENTS

ARTICLE I  RECITALS

SECTION 1.01  SFNC ........................................
SECTION 1.02  SFNB.........................................
SECTION 1.03  DBI..........................................
SECTION 1.04  Gould Bank...................................
SECTION 1.05  Dumas Bank...................................
SECTION 1.06  Compensatory Stock Options...................
SECTION 1.07  Rights; Voting Debt..........................
SECTION 1.08  Materiality..................................
SECTION 1.09  Bank Merger..................................
SECTION 1.10  Holding Company Merger.......................

ARTICLE II  BANK MERGER

SECTION 2.01  Bank Merger..................................

ARTICLE III  HOLDING COMPANY MERGER

SECTION 3.01  Holding Company Merger.......................
SECTION 3.02  Conversion of Securities.....................
SECTION 3.03  Echange of Certificates.....................
SECTION 3.04  Stock Transfer Books.........................
SECTION 3.05  Dissenting Shares............................
SECTION 3.06  Lost DBI Stock Certificates..................
SECTION 3.07  Options and Rights...........................

ARTICLE IV  ACTIONS PENDING MERGER

SECTION 4.01  Required Action Pending Merger...............
SECTION 4.02  Prohibited Action Pending Merger.............
SECTION 4.03  Conduct of DBI to Date.......................

ARTICLE V  REPRESENTATIONS AND WARRANTIES

SECTION 5.01  Mutual Representations and Warranties........
SECTION 5.02  Representations and Warranties of DBI........

ARTICLE VI COVENANTS

SECTION 6.01  Mutual Covenants ............................

ARTICLE VII  CONDITIONS TO CONSUMMATION

SECTION 7.01  Mutual Conditions............................
SECTION 7.02  Additional Conditions for SFNC ..............
SECTION 7.03  Additional Conditions for DBI................
SECTION 7.04  Effect of Required Adjustments...............

ARTICLE VIII  TERMINATION AMENDMENT AND WAIVER

SECTION 8.01  Termination..................................
SECTION 8.02  Effect of Termination........................

ARTICLE IX  EFFECTIVE DATE AND EFFECTIVE TIME

SECTION 9.01  Effective Date and Effective Time............

ARTICLE IX  OTHER MATTERS

SECTION 10.01  Survival.....................................
SECTION 10.02  Amendment; Modification; Waiver..............
SECTION 10.03  Counterparts.................................
SECTION 10.04  Governing Law................................
SECTION 10.05  Expenses.....................................
SECTION 10.06  Disclosures..................................
SECTION 10.07  Notices......................................
SECTION 10.08  No Third Party Beneficiaries.................
SECTION 10.09  Entire Agreement.............................
SECTION 10.10  Assignment...................................
SECTION 10.11  Affiliated Parties...........................

Exhibit A                  - Agreement and Plan of Merger (SFNB and Gould Bank)
Exhibit B-1 - Non-Competition Agreement  (Outside Directors)
Exhibit B-2 - Non-Competition Agreement  (Employee-Directors)

                        AGREEMENT AND PLAN OF MERGER

              THIS AGREEMENT AND PLAN OF MERGER ("AGREEMENT"), is made as of the 15th day of November, 1994, by and among SIMMONS FIRST NATIONAL CORPORATION, an Arkansas corporation ("SFNC") and DUMAS BANCSHARES, INC., an Arkansas corporation ("DBI").

                             ARTICLE I
                             RECITALS

              Section 1.01 SFNC. SFNC has been duly incorporated and is a validly existing corporation in good standing under the laws of the State of Arkansas, with its principal executive offices located in Pine Bluff, Arkansas. SFNC is registered as a bank holding company with the Board of Governors of the Federal Reserve System ("FRB") under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). As of the date hereof, SFNC has 10,000,000 authorized shares of Class A common stock, par value $5.00 per share ("SFNC Stock"), of which 3,677,328 were outstanding as of September 30, 1994. No shares of the other classes of SFNC's authorized capital stock are outstanding.

              Section 1.02 SFNB. SFNB has been duly incorporated and is a validly existing banking association in good standing under the laws of the United States of America, with its principal executive offices located in Pine Bluff, Arkansas. As of the date hereof, SFNB has 4,000,000 authorized shares of common stock, par value $5.00 per share ("SFNB STOCK"), of which 1,400,000 shares are outstanding as of September 30, 1994, No other class of capital stock being authorized. All outstanding SFNB Stock is owned by SFNC.

              Section 1.03 DBI. DBI has been duly incorporated and is a validly existing corporation in good standing under the laws of the State of Arkansas, with its principal executive offices located in Dumas, Arkansas. DBI is registered as a bank holding company with the FRB under the BHC Act. As of the date hereof, DBI has 60,000 authorized shares of common stock, par value $10.00 per share ("DBI STOCK"), of which 31,000 shares are outstanding as of September 30, 1994. No other class of capital stock being authorized.

              Section 1.04 GOULD BANK. Gould Bank has been duly incorporated and is a validly existing banking corporation in good standing under the laws of the State of Arkansas, with its principal executive offices located in Gould, Arkansas. As of the date hereof, Gould Bank has 24,000 authorized shares of common stock, par value $10.00 per share ("GOULD BANK STOCK"), of which 24,000 shares are outstanding as of September 30, 1994, no other class of capital stock being authorized. All outstanding Gould Bank Stock is owned by DBI.

              Section 1.05 DUMAS BANK. Dumas Bank has been duly incorporated and is a validly existing banking corporation in good standing under the laws of the State of Arkansas, with its principal executive offices located in Dumas, Arkansas. As of the date hereof, Dumas Bank has 30,000 authorized shares of common stock, par value $10.00 per share ("DUMAS BANK STOCK"), of which 30,000 shares are outstanding as of September 30, 1994, no other class of capital stock being authorized. All outstanding Dumas Bank Stock is owned by DBI.

              Section 1.06 COMPENSATORY STOCK OPTIONS. SFNC has reserved 140,000 shares of SFNC Stock ("ISO STOCK") for issuance pursuant to the terms of the stock option grants under the Simmons First National Corporation Incentive and Non-qualified Stock Option Plan ("OPTION PLAN"), of which options for 63,000 shares have been granted as incentive stock options to various executive officers of SFNC and its subsidiaries and are currently outstanding.

              Section 1.07 RIGHTS; VOTING DEBT. Except for the Option Plan, neither SFNC nor DBI has any shares of its capital stock reserved for issuance, any outstanding option, call or commitment relating to shares of its capital stock or any outstanding securities, obligations or agreements convertible into or exchangeable for, or giving any person any right (including, without limitation, preemptive rights) to subscribe for or acquire from it, any shares of its capital stock (collectively, "RIGHTS"). Neither DBI nor SFNC nor any of their respective subsidiaries have any bonds, debentures, notes or other indebtedness issued and outstanding, having the right to vote, or convertible into securities having the right to vote, on any matters on which shareholders may vote ("VOTING DEBT").

              Section 1.08 MATERIALITY. Unless the context otherwise requires, any reference in this Agreement to materiality with respect to either party shall, as to DBI, be deemed to be with respect to DBI and its wholly owned subsidiaries, Dumas Bank and Gould Bank, taken as a whole and as to SFNC shall be deemed to be with respect to SFNC and its subsidiaries, taken as a whole.

              Section 1.09 HOLDING COMPANY MERGER. The Board of Directors of SFNC and the Board of Directors of DBI have each determined that it is desirable and in the best interests of the corporation and its shareholders that DBI merge into SFNC ("HOLDING COMPANY MERGER") on the terms and subject to the conditions set forth in this Agreement.

              Section 1.10 BANK MERGER. SFNC and DBI have each determined that it is desirable and in their respective best interests and the best interests of their respective shareholders that incident to and immediately succeeding the Holding Company Merger, that Gould Bank merge into SFNB ("BANK MERGER" and, together with the Holding Company Merger, collectively called the "MERGERS") on the terms and subject to the conditions set forth in this Agreement and the Agreement and Plan of Bank Merger, attached hereto as Exhibit A ("BANK MERGER AGREEMENT"). Within ten (10) days after the execution of this Agreement, SFNC will cause the Board of Directors of SFNB and DBI will cause the Board of Directors of Gould Bank to review, adopt and refer to the sole shareholders of the respective banks for approval the Bank Merger Agreement.

              In consideration of their mutual promises and obligations hereunder, and intending to be legally bound hereby, SFNC and DBI adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

                                ARTICLE II
                               BANK MERGER

              Section 2.01 BANK MERGER. Pursuant to the terms of the Bank Merger Agreement, on the Effective Date, as defined in Section 9.01 hereof, Gould Bank, the merging bank, will be merged with and into SFNB, the surviving bank, under the articles of association of SFNB, as amended, pursuant to the provisions of, and with the effect provided under the National Bank Act ("NBA"). At the Effective Time, SFNB, the surviving bank, shall continue to be a national banking association, and its business shall continue to be conducted at its main office in Pine Bluff, Arkansas, and at its legally established branches (including, without limitation, the legally established offices from which Gould Bank conducted business immediately prior to the Effective Time).

                               ARTICLE III
                         HOLDING COMPANY MERGER

              Section 3.01 HOLDING COMPANY MERGER. On the Effective Date, as defined in Section 9.01, DBI will merge with and into SFNC, with SFNC being the surviving corporation ("SURVIVING CORPORATION"), pursuant to the provisions of, and with the effects provided in, the Arkansas Business Corporation Act ("ABCA"). At the Effective Time, the articles and bylaws of SFNC, as the Surviving Corporation, shall be the articles and bylaws of SFNC in effect immediately prior to the Effective Time; the directors and officers of SFNC shall be the directors and officers of the Surviving Corporation; SFNC shall continue to possess all of the rights, privileges and franchises possessed by it and shall become vested with and possess all rights, privileges and franchises possessed by DBI; and SFNC shall be responsible for all of the liabilities and obligations of DBI in the same manner as if SFNC had itself incurred such liabilities or obligations, and the Holding Company Merger shall not affect or impair the rights of the creditors or of any persons dealing with SFNC or DBI.

              Section 3.02 CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Holding Company Merger and without any action on the part of SFNC, DBI or the holders of any of the following securities:

              (a) Subject to the other provisions of this Section 3.02, each share of DBI Stock issued and outstanding immediately prior to the Effective Time (excluding any Dissenting Shares, as defined in Section 3.05) shall be converted into (1) the right to receive $161.2903 in cash, without interest ("PER SHARE CASH AMOUNT"), (2) the right to receive a number of shares of SFNC Stock equal to the Per Share Cash Amount divided the SFNC Average Stock Price, as defined in Section 3.02(g) below, ("EXCHANGE RATIO") or (3) the right to receive a combination of shares of SFNC Stock and cash determined in accordance with Section 3.02(d), Section 3.02(e) or Section 3.02(f); provided, however, that, in any event, if between the date of this Agreement and the Effective Time the outstanding shares of SFNC Stock or DBI Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio and the Per Share Cash Amount shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares. No adjustment of the Exchange Ratio or the Per Share Cash Amount shall occur by reason of issuance of any ISO Shares under the Option Plan. All such shares of DBI Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right to receive the Holding Company Merger Consideration (as defined in Section 3.03(b)). The holders of such certificates previously evidencing such shares of DBI Stock; outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of DBI Stock except as otherwise provided herein or by law. Such certificates previously evidencing shares of DBI Stock shall be exchanged for (1) certificates evidencing whole shares of SFNC Stock issued in consideration therefor or (2) the Per Share Cash Amount multiplied by the number of shares previously evidenced by the canceled certificate, in each case in accordance with the allocation procedures of this Section 3.02 and upon the surrender of such certificates in accordance with the provisions of
Section 3.03, without interest. No fractional shares of SFNC Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to
Section 3.03(e).

              (b) Subject to Section 3.02(g) the number of shares of DBI Stock to be converted into the right to receive cash in the Holding Company Merger shall be not more than 49% ("MAXIMUM CASH ELECTION NUMBER") nor less than 30% ("MINIMUM CASH ELECTION NUMBER") of the number of shares of DBI Stock outstanding immediately prior to the Effective Time. Subject to Section 3.02(g) the number of shares of DBI Stock to be converted into the right to receive SFNC Stock in the Holding Company Merger shall be not more than 70% ("MAXIMUM STOCK ELECTION NUMBER") nor less than 51% ("MINIMUM STOCK ELECTION NUMBER") of the number of shares of DBI Stock outstanding immediately prior to the Effective Time.

              (c) Subject to the allocation and election procedures set forth in this Section 3.02, each record holder immediately prior to the Effective Time of shares of DBI Stock will be entitled (1) to elect to receive cash for all of such shares ("CASH ELECTION"), (2) to elect to receive SFNC Stock for all of such shares ("STOCK ELECTION"), (3) to elect to receive SFNC Stock for a stated percentage of such shares ("PARTIAL STOCK ELECTION") and to receive cash for the balance of such shares ("PARTIAL CASH ELECTION") or (4) to indicate that such record holder has no preference as to the receipt of cash or SFNC Stock for such shares ("NON-ELECTION"). All such elections shall be made on a form designed for that purpose ("FORM OF ELECTION"). Holders of record of shares of DBI Stock who hold such shares as nominees, trustees or in other representative capacities ("REPRESENTATIVE") may submit multiple Forms of Election, provided that such Representative certifies that each such Form of Election covers the shares of DBI Stock held by each Representative for a particular beneficial owner.

              (d) If the sum of the number of shares covered by Cash Elections and Partial Cash Elections ("CASH ELECTION SHARES") exceeds the Maximum Cash Election Number, all shares of DBI Stock covered by Stock Elections and Partial Stock Elections ("STOCK ELECTION SHARES") and all shares of DBI Stock covered by Non-Elections ("NON-ELECTION SHARES") shall be converted into the right to receive SFNC Stock, and the Cash Election Shares shall be converted into the right to receive SFNC Stock and cash in the following manner:

              Each Cash Election Share shall be converted into the right to receive (i) an amount in cash, without interest, equal to the product of (x) the Per Share Cash Amount and (y) a fraction ("CASH FRACTION"), the numerator of which shall be the Maximum Cash Election Number and the denominator of which shall be the total number of Cash Election Shares, and (ii) a number of shares of SFNC Stock equal to the product of (x) the Exchange Ratio and (y) a fraction equal to one minus the Cash Fraction.

              (e) If the aggregate number of Stock Election Shares exceeds the Maximum Stock Election Number, all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive cash, and all Stock Election Shares shall be converted into the right to receive SFNC Stock and cash in the following manner:

              Each Stock Election Share shall be converted into the right to receive (i) a number of shares of SFNC Stock equal to the product of (x) the Exchange Ratio and (y) a fraction ("STOCK FRACTION"), the numerator of which shall be the Maximum Stock Election Number and the denominator of which shall be the total number of Stock Election Shares, and (ii) an amount in cash, without interest, equal to the product of (x) the Per Share Cash Amount and (y) a fraction equal to one minus the Stock Fraction.

(f) In the event that neither Section 3.02(d) nor Section 3.02(e) above is applicable, all Cash Election Shares shall be converted into the right to receive cash. All Stock Election Shares shall be converted into the right to receive SFNC Stock, and the Non-Election Shares, if any, shall be converted into the right to receive either cash or cash and SFNC Stock in the following manner:

              (1) If the sum of the number of Cash Election Shares plus the number of Non-Election Shares is equal to or less than the Maximum Cash Election Number, then all Non-Election Shares shall be deemed to be Cash Election Shares and each Non-Election Share shall be converted into the right to receive an amount in cash, without interest, equal to the Per Share Cash Amount, or

              (2) If the sum of the Cash Election Shares plus the Non-Election Shares exceeds the Maximum Cash Election Number, then each Non-Election Share shall be converted into the right to receive (i) an amount in cash, without interest, equal to the product of (x) the Per Share Cash Amount and (y) a fraction ("NON-ELECTION FRACTION"), the numerator of which shall be the excess of the (A) Maximum Cash Election Number over (B) the number of Cash Election Shares and the denominator of which shall be the excess of (A) the number of shares of DBI Stock outstanding immediately prior to the Effective Time over (B) the sum of the total number of Cash Election Shares and the total number of Stock Election Shares and (ii) a number of shares of SFNC Stock equal to the product of (x) the Exchange Ratio and (y) a fraction equal to one minus the Non-Election Fraction.

              (g) The SFNC Average Stock Price shall be the average (arithmetic mean) of the closing price per share of SFNC Stock reported by the NASD during the period of 20 trading days on which one or more trades actually occurs, which ends immediately prior to the fifth trading day preceding the Effective Date.

Notwithstanding the foregoing, the SFNC Average Stock Price shall not be less than $25.50 and shall not be greater than $31.50. Subject to Section 8.01(d), in the event the SFNC Average Stock Price as so computed without regard to the preceding sentence, would be less than $25.50 ("COLLAR") or greater than $31.50 ("CAP"), then the Holding Company Merger shall be consummated using $25.50 or $31.50, respectively, as the SFNC Average Stock Price. Notwithstanding anything to the contrary herein, the number of shares of SFNC Stock to be issued shall not be less than 80,952 and shall not be greater than 137,255.

              (h) Elections shall be made by holders of DBI Stock by mailing to DBI or the Exchange Agent, as defined in Section 3.03(a) below, the Form of Election delivered to the DBI shareholders with the Prospectus/Proxy Statement for the Holding Company Merger. To be effective, a Form of Election must be properly completed, signed and submitted by the shareholder (or by an appropriate trust company in the United States or a member of a registered national securities exchange or the National Association of Securities Dealers, Inc. ("NASD")) to DBI or the Exchange Agent not later than seven (7) days following the date of the DBI shareholders meeting at which the Holding
Company Merger is approved. Upon receipt of any Form of Election by DBI it shall immediately forward same to the Exchange Agent. SFNC will have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Forms of Election have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Forms of Election. The decision of SFNC, or the Exchange Agent, in such matters shall be conclusive and binding. Neither SFNC nor the Exchange Agent will be under any obligation to notify any person of any defect in a Form of Election submitted to the Exchange Agent. The Exchange Agent shall also make all computations contemplated by this Section 3.02 and all such computations shall be conclusive and binding on the holders of DBI Stock.

              (i) For the purposes hereof, a holder of DBI Stock who does not submit a Form of Election which is received by the Exchange Agent prior to the Election Deadline, as hereinafter defined, shall be deemed to have made a Non-Election. If SFNC or the Exchange Agent shall determine that any purported Cash Election, Partial Cash Election, Stock Election or Partial Stock Election was not properly made, such purported election shall be deemed to be of no force and effect and the shareholder making such purported Cash Election, Partial Cash Election, Stock Election or Partial Stock Election shall for purposes hereof, be deemed to have made a Non-Election.

              (j) SFNC and DBI shall mail the Form of Election with the Prospectus/Proxy Statement to all holders of DBI Stock on the record date for the DBI shareholders meeting and to make the Form of Election available to all persons who become holders of DBI Stock subsequent to such day and no later than the close of business on the business day prior to the Election Deadline. A Form of Election must be received by DBI or the Exchange Agent on or before the close of business seven (7) days next following the date of the DBI shareholders meeting at which the Holding Company Merger is approved ("ELECTION DEADLINE") in order to be effective. All elections may be revoked until the Election Deadline.

              (k) Each share of DBI Stock held in the treasury of DBI and each share of DBI Stock owned by any direct or indirect wholly owned subsidiary of DBI immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

              Section 3.03 EXCHANGE OF CERTIFICATES. (a) Promptly after consummation of the Holding Company Merger, SFNC shall deposit, or shall cause to be deposited, with SFNB ("EXCHANGE AGENT"), for the benefit of the holders of shares of DBI Stock, for exchange in accordance with this Article III, through the Exchange Agent, (i) certificates evidencing such number of shares of SFNC Stock equal to the Exchange Ratio multiplied by the total number of Stock Election Shares and (ii) cash in the amount equal to the Per Share Cash Amount multiplied by the total number of Cash Election Shares (such certificates for shares of SFNC Stock, together with any dividends or distributions with respect thereto and cash, being hereinafter referred to as the "EXCHANGE FUND"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the SFNC Stock and cash contemplated to be issued pursuant to Section 3.02 out of the Exchange Fund. Except as contemplated by
Section 3.03(e) hereof, the Exchange Fund shall not be used for any other purpose.

              (b) As soon as reasonably practicable after the Effective Time, SFNC will instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares of DBI Stock (other than Dissenting Shares) ("CERTIFICATES"), (1) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as SFNC may reasonably specify) and (2) instructions for use in effecting the surrender of the Certificates in exchange for certificates evidencing shares of SFNC Stock or cash. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) certificates evidencing that number of whole shares of SFNC Stock which such holder has the right to receive in respect of the shares of DBI Stock formerly evidenced by such Certificate in accordance with
Section 3.02, (B) cash to which such holder is entitled to receive in accordance with Section 3.02, (C) cash in lieu of fractional shares of SFNC Stock to which such holder is entitled pursuant to Section 3.03(e) and (D) any dividends or other distributions to which such holder is entitled pursuant to Section 3.03(c), (the shares of SFNC Stock, dividends, distributions and cash described in clauses (A), (B), (C) and (D) being collectively, the "HOLDING COMPANY MERGER CONSIDERATION") and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of DBI Stock which is not registered in the transfer records of the DBI, a certificate evidencing the proper number of shares of SFNC Stock and/or cash may be issued and/or paid in accordance with this
Article III to a transferee if the Certificate evidencing such shares of DBI Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 3.03, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive upon such surrender the Holding Company Merger Consideration.

              (c) No dividends or other distributions declared or made after the Effective Time with respect to SFNC Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of SFNC Stock evidenced thereby, and no other part of the Holding Company Merger Consideration shall be paid to any such holder, until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates evidencing whole shares of SFNC Stock issued in exchange therefor, without interest, (1) promptly, the amount of any cash payable with respect to a fractional share of SFNC Stock to which such holder is entitled pursuant to Section 3.03(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of SFNC Stock, and (2) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of SFNC Stock. No interest shall be paid on the Holding Company Merger Consideration.

              (d) All shares of SFNC Stock issued and cash paid upon conversion of the shares of DBI Stock in accordance with the terms hereof shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to such shares of DBI Stock.

              (e) (1) No certificates or scrip evidencing fractional shares of SFNC Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of SFNC. In lieu of any such fractional shares, each holder of DBI Stock upon surrender of a Certificate for exchange pursuant to this Section 3.03 shall be paid an amount in cash, without interest, rounded to the nearest cent, determined by multiplying (a) the SFNC Average Stock Price by (b) the fractional interest to which such holder would otherwise be entitled, after taking into account all shares of DBI Stock then held of record by such holder.

                           (2) As soon as practicable after the determination
of the amount of cash, if any, to be paid to holders of DBI Stock with respect to any fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders of DBI Stock subject to and in accordance with the terms of Section 3.03(c).

              (f) Any portion of the Exchange Fund and the Trust which remains undistributed to the holders of DBI Stock for six months after the Effective Time shall be delivered to SFNC, upon demand, and any holders of DBI Stock who have not theretofore complied with this Article III shall thereafter look only to SFNC for the Holding Company Merger Consideration to which they are entitled.

              (g) SFNC shall not be liable to any holder of shares of DBI Stock for any such shares of SFNC Stock, cash (or dividends or distributions with respect thereto) or cash from the Trust delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

              (h) SFNC shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of DBI Stock such amounts as SFNC is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by SFNC, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of DBI Stock in respect of which such deduction and withholding was made by SFNC.

              Section 3.04 STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of the DBI shall be closed and there shall be no further registration of transfers of shares of DBI Stock thereafter on the records of the DBI. On or after the Effective Time, any certificates presented to the Exchange Agent or SFNC for any reason shall be converted into the Holding Company Merger Consideration.

              Section 3.05 DISSENTING SHARES. Notwithstanding any other provisions of this Agreement to the contrary, shares of DBI Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Holding Company Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares (collectively, the "DISSENTING SHARES") in accordance with Section 76 of the Arkansas Business Corporation Act of 1965 (A.C.A.
Section 4-26-1007) or the ABCA (A.C.A Section 4-27-1301 et seq.) shall not be converted into or represent the right to receive the Holding Company Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such shares of DBI Stock held by them in accordance with such provisions of such statutes, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of DBI Stock under such statutes shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Holding Company Merger Consideration, as if such shares of DBI Stock were covered by Non-Elections, upon surrender, in the manner provided in Section 3.03, of the certificate or certificates that formerly evidenced such shares of DBI Stock.

              Section 3.06 LOST DBI STOCK CERTIFICATES. In the event any Certificate for DBI Stock shall have been lost, stolen or destroyed, upon receipt of appropriate evidence as to such loss, theft or destruction and to the ownership of such Certificate by the person claiming such Certificate to be lost, stolen or destroyed and the receipt by SFNC of appropriate and customary indemnification, SFNC will issue in exchange for such lost, stolen or destroyed Certificate, a certificate of shares of SFNC Stock and the cash payment, if any, deliverable in respect thereof as determined in accordance with this Article III.

              Section 3.07 OPTIONS AND RIGHTS. There are no options or rights granted by DBI to purchase shares of DBI Stock, which are outstanding and unexercised and there are no outstanding securities issued by DBI, or any other party convertible into DBI Stock.

                             ARTICLE IV
                      ACTIONS PENDING MERGER

              Section 4.01 REQUIRED ACTIONS PENDING MERGER. DBI hereby covenants and agrees with SFNC that prior to the Effective Time, unless the prior written consent of SFNC shall have been obtained, and except as otherwise contemplated herein, DBI will and will cause each of its subsidiaries to:

              (a) give all required notices, make all necessary amendments (other than amendments terminating the accrual of benefits) and cause its Board of Directors to adopt a resolution terminating the Dumas Bancshares, Inc. Target Benefit Pension Plan to be effective on or before the Effective Date and take all reasonable steps to preclude SFNC from having any liability to the plan or the officers, employees or directors of DBI or any of its subsidiaries under such plan;

              (b) use reasonable efforts to preserve intact their business organization and assets, maintain their rights and franchises, retain the services of their officers and key employees, except that they shall have the right to lawfully terminate the employment of any officer or key employee if such termination is in accordance with DBI's existing employment procedures;

              (c) use reasonable efforts to maintain and keep their properties in as good repair and condition as at present, except for depreciation due to ordinary wear and tear;

              (d) use reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that now maintained;

              (e) perform in all material respects all obligations required to be performed by them under all material contracts, leases, and documents relating to or affecting their assets properties, and business;

              (f) give SFNC notice of all board of directors meetings of DBI and each of its subsidiaries, allow SFNC to have a non-voting representative at each such meeting provided however such representative shall be subject to exclusion from any portion of any such meeting during any discussion or action concerning the Holding Company Merger or to the extent that DBI's legal counsel advises the directors that permitting SFNC's presence would constitute a breach of their fiduciary duties, and provide SFNC with all written materials and communications provided to the directors in connection with such meetings; and

              (g) prior to the Effective Time, obtain written consents of the participants for the termination all of the deferred compensation arrangements for the directors of DBI and its subsidiaries to be effective immediately after the Effective Date, except the deferred compensation arrangement for James R. Hall which shall be continued in accordance with its terms, in exchange for the distribution to each participant of the life insurance policy funding such arrangement or the net recognizable cash value of such policy.

              Section 4.02 PROHIBITED ACTIONS PENDING MERGER. Except as specifically contemplated by this Agreement, from the date hereof until the earlier of the termination of the Agreement or the Effective Time, DBI shall not do, and DBI will cause each of its subsidiaries not to do, without the prior written consent of SFNC, any of the following:

              (a) make, declare or pay any dividend on DBI Stock or declare or make any distribution on, or directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any share of its capital stock (other than in a fiduciary capacity or in respect of a debt previously contracted in good faith) or authorize the creation or issuance of or issue or sell or permit any subsidiary to issue or sell any additional shares of DBI's capital stock or the capital stock of any subsidiary, or any options, calls or commitments relating to its capital stock or the capital stock of any subsidiary, or any securities, obligations or agreements convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, shares of its capital stock or the capital stock of any of its subsidiaries;

              (b) hire any additional staff or replace any staff members which terminate employment or are discharged;

              (c) enter into or permit any subsidiary to enter into any employment contracts with, pay any bonus to, or increase the rate of compensation of, any of its directors, officers or employees, except in the ordinary course of business consistent with the past practice, including the payment of a Christmas Bonus to employees equal in amount to two weeks salary and the incentive compensation of James R. Hall based upon the current formula, provided such incentive compensation shall not be applicable for any period after the Effective Date;

              (d) except as required by this Agreement, enter into or modify or permit any subsidiary to enter into or modify (except as may be required by applicable law and except for the renewal of any existing plan or arrangement in the ordinary course of business consistent with past practice) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees;

              (e) except as contemplated by Section 6.01(m), substantially modify the manner in which it and its subsidiaries have heretofore conducted their business, taken as a whole, or amend its articles of incorporation or by-laws;

              (f) subject to the fiduciary duties of directors and except as may be required by applicable law, initiate, solicit or encourage, including by way or furnishing information or assistance, or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Competing Transaction, as such term is defined below, or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize any of their officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by DBI or any of its subsidiaries to take any such action and, upon learning of such action by any representative, shall take appropriate steps to terminate such action, DBI shall promptly notify SFNC orally and in writing of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters; for purposes of this Agreement, "COMPETING TRANSACTION" shall mean any of the following involving DBI or any of its subsidiaries; any merger, consolidation, share exchange or other business combination; a sale, lease, exchange, mortgage, pledge, transfer or other disposition of a substantial portion of assets; a sale of shares of capital stock or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock;

              (g) sell, dispose of or discontinue or, except as provided herein, permit any subsidiary to sell, dispose or discontinue any of its business, assets (including investment securities) or property, other than in the ordinary course of business,

              (h) except in the ordinary course of business, acquire any assets or business or permit any subsidiary to acquire any assets or business that are material to such party;

              (i) acquire any investment securities other than U. S. Treasury Securities, municipal securities and U. S. Agency securities which are traditional fixed rate debt securities and shall not include any floating rate securities, multi-step rate securities, mortgage-backed securities or mutual funds;

              (j) except in their fiduciary capacities, purchase any shares of SFNC Stock;

              (k) change any method of accounting in effect at December 31, 1993, or change any method of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 1993, except as may be required by law or generally accepted accounting principles;

              (l) take action which would or is reasonably likely to (1) adversely affect the ability of either of SFNC or DBI to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby; (2) adversely affect DBI's ability to perform its covenants and agreements under this Agreement; or (3) result in any of the conditions to the Mergers set forth herein not being satisfied;

              (m) unless and except in accordance with existing loan policies, make any single new loan or series of loans to one borrower or a related group of borrowers in an aggregate amount greater than $50,000.00;

              (n) sell or dispose of any real estate or other assets having a value in excess of $25,000.00;

              (o) take any other action or permit any subsidiary to take any action not in the ordinary course of business of it and its subsidiaries, taken as a whole; or

              (p) directly or indirectly agree to take any of the foregoing actions.

              Section 4.03 CONDUCT OF DBI TO DATE. Except as contemplated by this Agreement from and after December 31, 1993 through the date of this
Agreement:

              (a) DBI and its subsidiaries have carried on their respective businesses in the ordinary and usual course consistent with past practices,

              (b) neither DBI nor any of its subsidiaries have issued or sold any capital stock or issued or sold any corporate debt securities which would be classified as long term debt on the balance sheet of DBI or any of its subsidiaries,

              (c) DBI has not declared, set aside, or paid any cash or stock dividend or other distribution in respect to its capital stock, except for the dividend declared in December, 1993 and paid in January, 1994,

              (d) neither DBI nor any of its subsidiaries have incurred any material obligation or liability (absolute or contingent), except normal trade or business obligations or liabilities incurred in the ordinary course of business, or in conjunction with this Agreement, or mortgaged, pledged, or subjected to lien, claim, security interest, charge, encumbrance or restriction any of its assets or properties,

              (e) neither DBI nor any of its subsidiaries has discharged or satisfied any material lien, mortgage, pledge, claim, security interest, charges, encumbrance, or restriction or paid any material obligation or liability (absolute or contingent), other than in the ordinary course of business,

              (f) neither DBI nor any of its subsidiaries has, since September 30, 1994, sold, assigned, transferred, leased, exchanged, or otherwise disposed of any of its properties or assets other than for a fair consideration in the ordinary course of business,

              (g) except for the payment of a 1994 Christmas Bonus to employees equal in amount to two weeks salary and the incentive compensation of Mr. Jim Hall form Dumas Bank based upon the current formula, applicable to 1994 and any portion of 1995 prior to the Effective Date, neither DBI nor any of its subsidiaries has increased the rate of compensation of, or paid any bonus to, any of its directors, officers, or other employees, except merit or promotion increases, including bonuses paid in January, 1994, in accordance with existing policy; entered into any new, or amended or supplemented any existing, employment, management, consulting, deferred compensation, severance, or other similar contract; adopted, entered into, terminated, amended or modified any employee benefit plan in respect of any of present or former directors, officers or other employees; or agreed to do any of the foregoing,

              (h) neither DBI nor any of its subsidiaries has suffered any material damage, destruction, or loss, whether as the result of flood, fire, explosion, earthquake, accident, casualty, labor trouble, requisition or taking of property by any government or any agency of any government, windstorm, embargo, riot, act of God, or other similar or dissimilar casualty or event or otherwise, whether or not covered by insurance,

              (i) neither DBI nor any of its subsidiaries has cancelled or compromised any debt to an extent exceeding $50,000.00 owed to it or any of its subsidiaries or any claim to an extent exceeding $50,000.00 asserted by DBI or any of its subsidiaries,

              (j) neither DBI nor any of its subsidiaries has entered into any transaction, contract, or commitment outside the ordinary course of its business,

              (k) neither DBI nor any of its subsidiaries has entered, or agreed to enter, into any agreement or arrangement granting any preferential right to purchase any of its material assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such material assets, properties or rights,

              (l) there has not been any change in the method of accounting or accounting practices of DBI or any of its subsidiaries, and

              (m) DBI and each of its subsidiaries have kept all records substantially in accordance with its record retention policy and has not received any comment, notice or criticism by any bank regulatory agency which would lead a reasonable person to believe that such policy is not substantially in compliance with regulatory and statutory requirements and customary industry standards and have retained such records for the periods required by its policy.

                               ARTICLE V
                    REPRESENTATIONS AND WARRANTIES

              Section 5.01 REPRESENTATIONS AND WARRANTIES. SFNC and its subsidiaries, to the extent applicable to such subsidiaries, represent and warrant to DBI, and DBI and its subsidiaries, to the extent applicable to its subsidiaries, represent and warrant to SFNC, that:

              (a) The facts set forth in Article I of this Agreement with respect to it are true and correct;

              (b) The outstanding shares of capital stock of it and its subsidiaries are duly authorized, validly issued and outstanding, fully paid and non-assessable, and except for shares of Dumas Bank and Gould Bank, are subject to no preemptive rights;

              (c) Each of it and its subsidiaries has the power and authority, and is duly qualified in all jurisdictions, except for such qualifications the absence of which will not have a Material Adverse Effect, as hereinafter defined, where such qualification is required, to carry on its business as it is now being conducted and to own all its material properties and assets, and it has all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except for such powers and authorizations the absence of which, either individually or in the aggregate, would not have a Material Adverse Effect;

              (d) The shares of capital stock of each of its subsidiaries are owned by it free and clear of all liens, claims, encumbrances and restrictions on transfer and there are no Rights with respect to such capital stock;

              (e) Subject, in the case of SFNC to approval of its board of directors and subject in the case of SFNB, DBI and Gould Bank, to the receipt of approvals of their respective boards of directors and shareholders of this Agreement, and, subject to receipt of required regulatory approvals, this Agreement is a valid and binding agreement of it enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles;

              (f) The execution, delivery and performance of this Agreement by it does not, and the consummation of the transactions contemplated hereby by it will not, constitute (1) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or its subsidiaries or to which it or its subsidiaries (or any of their respective properties) is subject, which breach, violation or default is reasonably likely to have a material adverse effect on the condition, financial or otherwise, properties, results of operations or business of it and its subsidiaries, taken as a whole or on its ability to perform its obligations hereunder and to consummate the transactions contemplated hereby ("MATERIAL ADVERSE EFFECT"), or enable any person to enjoin any of the transactions contemplated hereby or
(2) a breach or violation of, or a default under, the articles of incorporation or by-laws of it or any of its subsidiaries; and the consummation of the transactions contemplated hereby will not require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than the required approvals of applicable regulatory authorities referred to in Section 6.01(b) and (c) and the approval of the respective boards of directors of SFNC, SFNB, DBI and Gould Bank and the respective shareholders of SFNB, DBI and Gould
Bank referred to in Section 5.01(e) and any consents and approvals the absence of which will not have a Material Adverse Effect;

              (g) In the case of SFNC, as of their respective dates, neither its Annual Report on form 10-K for the fiscal year ended December 31, 1993, nor any other document filed subsequent to December 31, 1993 under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended ("EXCHANGE ACT"), each in the form, including exhibits, filed with the SEC, contained, and in the case of DBI, its audited financial statements for the fiscal years ended December 31, 1991, 1992 and 1993, and the Statements of Condition filed on behalf of its subsidiaries with the state and federal banking agencies during 1993 and 1994, and in the case of Gould Bank, its Statements of Condition filed with the state and federal bank agencies during 1993 and 1994 and its unaudited monthly financial reports prepared subsequent to December 31, 1993 (collectively, the "REPORTS"), did not contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets in or incorporated by reference into the Reports, including the related notes and schedules, fairly presents the financial position of the entity or entities to which it relates as of its date and each of the statements of operations and retained earnings and of cash flow and changes in financial position or equivalent statements in or incorporated by reference into its Reports, including any related notes and schedules, fairly presents the results of operations, retained earnings and cash flows and changes in financial position, as the case may be, of the entity or entities to which it relates for the periods set forth therein, subject, in the case of unaudited interim statements or reports to normal year-end audit adjustments that are not material in amount or effect, in each case in accordance with generally accepted accounting principles applicable to bank holding companies consistently applied during the periods involved, except as may be noted therein. It has no material obligations or liabilities, contingent or otherwise, except as disclosed in the Reports, and its consolidated allowance for loan and lease losses, as shown on its most recent balance sheet or statement of condition contained in its Reports was adequate, as of the date thereof, within the meaning of generally accepted accounting principles and safe and sound banking practices;

              (h) Since December 31, 1993, there has been no material adverse change in the financial condition of either SFNC and its subsidiaries, taken as a whole, or DBI and its subsidiaries, taken as a whole;

              (i) All material federal, state, local, and foreign tax returns required to be filed by or on behalf of it or any of its subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such returns filed are complete and accurate in all material respects. All taxes shown on returns filed by it have been paid in full or adequate provision has been made for any such taxes on its balance sheet in accordance with generally accepted accounting principles. As of the date of this Agreement, there is no audit examination, deficiency, or refund litigation with respect to any taxes of it that would result in a determination that would have a Material Adverse Effect. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation relating to it have been paid in full or adequate provision has been made for any such taxes on its balance sheet in accordance with generally accepted accounting principles. It has not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect;

              (j) (1) No material litigation, proceeding or controversy before any court or governmental agency is pending, and there is no pending claim, action or proceeding against it or any of its subsidiaries, which in its reasonable judgment is likely to have a Material Adverse Effect or to prevent consummation of the transactions contemplated hereby, and, to the best of its knowledge, no such litigation, proceeding, controversy, claim or action has been threatened or is contemplated, and (2) neither it nor any of its subsidiaries is subject to cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, federal or state governmental authorities charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits ("BANK REGULATORS"), nor has it been advised by any Bank Regulator that it is contemplating issuing or requesting, or is considering the appropriateness of issuing or requesting, any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolution or similar understanding;

              (k) Except for this Agreement, and arrangements made in the ordinary course of business, neither it nor its subsidiaries are bound by any material contract, as defined in Item 601(b)(10)(i) and (ii) of Regulation S-K, to be performed after the date hereof that has not been filed with or incorporated by reference in the Reports;

              (l) All "employee benefit plans", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), that cover any of its or its subsidiaries' employees, comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws; neither it nor any of its subsidiaries has engaged in a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any such plan which is likely to result in any material penalties or taxes under Section 502(i) of ERISA or Section 4975 of the Code; no material liability to the Pension Benefit Guaranty Corporation has been or is expected by it or them to be incurred with respect to any such plan which is subject to Title IV of ERISA ("pension plan"), or with respect to any "single-employer plan" (as defined in Section 4001(a)(15) of ERISA) currently or formerly maintained by it, them or any entity which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Code; no pension plan had an "accumulated funding deficiency", as defined in Section
302 of ERISA (whether or not waived), as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each pension plan exceeds the present value of the "benefit liabilities", as defined in Section 4001(a)(16) of ERISA, under such pension plan as of the end of the most recent plan year with respect to the respective plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such pension plan as of the date hereof; no notice of a "reportable event", as defined in Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived has been required to be filed for any pension plan within the 12-month period ending on the date hereof; neither it nor any of its subsidiaries has provided, or is required to provide, security to any pension plan pursuant to Section 401(a)(29) of the Code; it and its subsidiaries have not contributed to a "multiemployer plan", as defined in
Section 3(37) of ERISA, on or after September 26, 1980; and it and its subsidiaries do not have any obligations for retiree health and life benefits under any benefit plan, contract or arrangement.

              (m) Each of it and its subsidiaries has good title to its properties and assets, other than property as to which it is lessee, free and clear of any liens, security interests, claims, charges, options or other encumbrances not set forth in the Reports, except such defects in title which would not, in the aggregate, have a Material Adverse Effect and in the case of DBI substantially all of the buildings and equipment in regular use by DBI and each of its subsidiaries have been reasonably maintained and are in good and serviceable condition, reasonable wear and tear excepted.

              (n) It knows of no reason why the regulatory approvals referred to in Sections 7.01(b) and (c) should not be obtained without the imposition of any condition of the type referred to in the proviso following Sections 7.01(b) and (c);

              (o) Its reserve for possible loan losses as shown in its financial statements and reports for the fiscal quarter ended September 30, 1994, was adequate in all material respects under generally accepted accounting principles applicable to banks and bank holding companies;

              (p) It and each of its subsidiaries have all permits, licenses, certificates of authority, orders, and approvals of, and have made all filings, applications, and registrations with, federal, state, local, and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently conducted and the absence of which would have a Material Adverse Effect; all such permits, licenses, certificates of authority, orders, and approvals are in full force and effect, and to the best knowledge of it no suspension or cancellation of any of them is threatened;

              (q) In the case of SFNC, the shares of SFNC Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights;

              (r) Neither it nor any of its subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is it or any of its subsidiaries the subject of a proceeding asserting that it or any such subsidiary has committed an unfair labor practice or seeking to compel it or such subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its subsidiaries pending or threatened;

              (s) Except for the employment of Southard Financial by DBI to render a fairness opinion, neither it nor any of its subsidiaries, nor any of their respective officers, directors, or employees, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for it or any of its subsidiaries, in connection with this Agreement or the transactions contemplated hereby;

              (t) The information to be supplied by it for inclusion in (1) the Registration Statement on Form S-4 and/or such other form(s) as may be appropriate to be filed under the Securities Act of 1933, as amended ("SECURITIES ACT"), with the SEC by SFNC for the purpose of, among other things, registering or obtaining an exemption from registration for, the SFNC Stock to be issued to the shareholders of DBI in the Holding Company Merger ("REGISTRATION STATEMENT"), or (2) the proxy statement to be distributed in connection with DBI's meeting of its shareholders to vote upon this Agreement, as amended or supplemented from time to time ("PROXY STATEMENT"), and together with the prospectus included in the Registration Statement, as amended or supplemented from time to time, ("PROXY STATEMENT/PROSPECTUS") will not at the time such Registration Statement becomes effective, and in the case of the Proxy Statement/Prospectus at the time it is mailed and at the time of the meeting of stockholders contemplated under this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading;

              (u) For purposes of this section, the following terms shall have the indicated meaning:

                           "Environmental Law" means any federal, state or
local laws statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term Environmental Law includes without limitation (1) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C.
Section 9601, et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, et seq., the Clean Air Act, as amended, 42 U.S.C.
Section 7401, et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section et seq., the Toxic Substances Control Act, as amended, 15 U.S.C.
Section 9601, et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001, et seq., the Safe Drinking Water Act, 42 U.S.C.
Section 300f, et seq., all comparable state and local laws, and (2) any common law, including without limitation common law that may impose strict liability, that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

                           "Hazardous Substance" means any substance presently
listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any material containing any such substance as a component. Hazardous Substances include without limitation petroleum or any derivative or by-product thereof, asbestos, radioactive material, and polychlorinated biphenyls.

                           "Loan Portfolio Properties and Other Properties
Owned" means those properties owned or operated by SFNC or DBI or any of their subsidiaries.

              (1) To the best knowledge of it and its subsidiaries, neither it nor any of its subsidiaries has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which would not reasonably be expected to singly or in the aggregate have a Material Adverse Effect;

              (2) To the best knowledge of it and its subsidiaries, none of the Loan Portfolio Properties and Other Properties Owned by it or its subsidiaries has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which singly or in the aggregate will not have a Material Adverse Effect; and

              (3) To the best knowledge of it and its subsidiaries, there are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to the liability of the Loan Portfolio Properties and Other Properties Owned by it or its subsidiaries under any Environmental Law, including without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law, except such which will not have, result in or relate to a Material Adverse Effect;

              (v) DBI does not and is not required to file reports pursuant to the Exchange Act.

              (w) It and its subsidiaries have complied in all material respects with the provisions of the Community Reinvestment Act ("CRA") and the rules and regulations thereunder, has a CRA rating of not less than "satisfactory," and has received no material criticism from regulators with respect to discriminatory lending practices.

              Section 5.02  REPRESENTATIONS AND WARRANTIES OF DBI.   DBI and
Gould Bank, to the extent applicable to Gould Bank, to the best of their knowledge, represent and warrant to SFNC, that none of DBI's executive management, consisting of James R. Hall, Dennis Ferguson and Anita Grimes, knows of any circumstances, events, commitments, instruments or facts that are known to be misrepresented or intentionally omitted from any instrument, file, or other record of DBI or any of its subsidiaries, with respect to loans to borrowers which are payable to DBI or any of its subsidiaries either directly or as a participant and except for such imperfections in documentation which when considered as a whole would not have a net adverse effect on the business, operations or financial condition of any of DBI, Dumas Bank or Gould Bank:

              (a) All loans were made for good, valuable and adequate consideration in the normal and ordinary course of business, and the notes and other evidences of indebtedness and any loan agreements or security documents executed in connection therewith are true and genuine and constitute the valid and legally binding obligations of the borrowers to whom the loans were made and are legally enforceable against such borrowers in accordance with their terms subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar debtor relief laws from time to time in effect, as well as general principles of equity applied by a court of proper jurisdiction, regardless of whether such enforceability is considered in a proceeding in equity or at law;

              (b) The amounts represented to SFNC as the balances owing on the loans are the correct amounts actually and unconditionally owing, are undisputed, and are not subject to any offsets, credits, deductions or counterclaims;

              (c) The collateral securing each loan as referenced in a loan officer worksheet, loan summary report or similar interoffice loan documentation is in fact the collateral held by DBI, Dumas Bank or Gould Bank to secure each loan;

              (d) DBI or its subsidiaries have possession of all loan document files and credit files for all loans held by them containing promissory notes and other relevant evidences of indebtedness with original signatures of their borrowers and guarantors;

              (e) DBI or its subsidiaries hold validly perfected liens or security interests in the collateral granted to them to secure all loans as referenced in the loan officer worksheets, loan summary reports or similar interoffice loan documentation and the loan or credit files contain the original security agreements, mortgages, or other lien creation and perfection documents unless originals of such documents are filed of public record;

              (f) Each lien or security interest of DBI or its subsidiaries in the collateral held for each loan is properly perfected in the priority described as being held by DBI or its subsidiaries in the loan officer worksheets, loan summary reports or similar interoffice loan documentation contained in the loan document or credit files;

              (g) DBI and its subsidiaries are in possession of all collateral that the loan document files or credit files indicate they have in their possession;

              (h) All guaranties granted to DBI or its subsidiaries to insure payment of loans constitute the valid and legally binding obligations of the guarantors and are enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar debtor relief laws from time to time in effect, as well as general principles of equity applied by a court of proper jurisdiction, regardless of whether in a proceeding in equity or at law;

              (i) With respect to any loans in which DBI or any of its subsidiaries have sold participation interests to another bank or financial institution, none of the buyers of such participation interests are in default under any participation agreements.

                                 ARTICLE VI
                                 COVENANTS

              Section 6.01 COVENANTS. SFNC hereby covenants with and to DBI, and DBI hereby covenants with and to SFNC, that:

              (a) It shall use its best efforts in good faith to take or cause to be taken all action necessary or desirable under this Agreement on its part as promptly as practicable so as to permit the consummation of the transactions contemplated by this Agreement at the earliest possible date and cooperate fully with the other party hereto to that end;

              (b) In the case of DBI, it shall (1) take all steps necessary to duly call, give notice of, convene and hold meetings of its and Gould Bank's boards of directors and of its and Gould Bank's shareholders for the purpose of approving this Agreement as soon as is reasonably practicable; (2) in each case subject to the fiduciary duties of its directors, recommend to its shareholders that they approve this Agreement and use its best efforts to obtain such approval; (3) distribute to its shareholders the Proxy Statement/Prospectus in accordance with applicable federal and state law (except, in the case of SFNC, for state securities laws and "BLUE SKY" permits which are covered by Section 6.01(f) and with its certificates of incorporation or charter, as the case may be, and bylaws; and (4) cooperate and consult with SFNC with respect to each of the foregoing matters;

              (c) In the case of DBI, prior to the Effective Date, it shall cause to be divested, sold and removed from the books and records of DBI and each of its subsidiaries any and all of the shares of Colonial Federal Securities Fund - Class A, American Capital Government Securities Fund A, Kemper Government Securities Fund A and any other mutual funds owned by DBI or its subsidiaries;

              (d) It will cooperate in the preparation and filing of the Proxy Statement/Prospectus and Registration Statement or exemption filings in order to consummate the transactions contemplated by this Agreement as soon as is reasonably practicable;

              (e) SFNC will advise DBI, promptly after SFNC receives notice thereof, of the time when the Registration Statement or exemption filing has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the shares of SFNC Stock issuable pursuant to this Agreement for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information;

              (f) In the case of SFNC, it shall use its best efforts to obtain, prior to the effective date of the Registration Statement or exemptions, all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement;

              (g) Subject to its disclosure obligations imposed by law, unless approved by the other party hereto in advance, it will not issue any press release or written statement for general circulation relating to the transactions contemplated hereby;

              (h) It shall promptly furnish the other party with copies of written communications received by it, or any of its respective subsidiaries, Affiliates or Associates,(as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date hereof, from, or delivered by any of the foregoing to, any governmental body or agency in connection with or material to the transactions contemplated hereby;

              (i) (1) Upon reasonable notice, it shall, and shall cause each of its subsidiaries to, afford the other party hereto, and its officers, employees, counsel, accountants and other authorized representatives (collectively, such party's "REPRESENTATIVES") access, during normal business hours, to all of its and its subsidiaries' properties, books, contracts, commitments and records; it shall enable the other party's Representatives to discuss its business affairs, condition, financial and otherwise, assets and liabilities with such third persons, including, without limitation, its directors, officers, employees, accountants, counsel and creditors, as the other party considers necessary or appropriate; and it shall, and it shall cause each of its subsidiaries to, furnish promptly to the other party hereto
(a) a copy of each report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws since December 31, 1993, and (b) all other information concerning its business properties and personnel as the other party hereto may reasonably request, provided that no investigation pursuant to this Paragraph (i) shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate this Agreement of, the other party hereto; (2) it will, upon request, furnish the other party with all information concerning it, its subsidiaries, directors, officers, partners and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus, the Registration Statement or any other statement or application made by or on behalf of SFNC, DBI or any of their respective subsidiaries to any governmental body or agency in connection with or material to the Mergers and the other transactions contemplated by this Agreement; and (3) it will not use any information obtained pursuant to this Paragraph (i) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement and, if this Agreement is not consummated, it will hold all information and documents obtained pursuant to this Paragraph (i) in confidence unless and until such time as such information or documents otherwise become publicly available or as it is advised by counsel that any such information or document is required by law to be disclosed, and in the event of the termination of this Agreement, it will deliver to the other party hereto all documents so obtained by it and any copies thereof,

              (j) It shall notify the other party hereto as promptly as practicable of (1) any material breach of any of its warranties, representations or agreements contained herein and (2) any change in its condition (financial or otherwise), properties, business, results of operations or prospects that could have a Material Adverse Effect.

              (k) It shall cooperate and use its best efforts to promptly prepare and file all documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental agencies, including, in the case of SFNC, submission of applications for approval of this Agreement and the transactions contemplated herein to the FRB in accordance with the provisions of the BHC Act, and to any other regulatory agencies as required by law,

              (l) It shall (1) permit the other to review in advance and, to the extent practicable, will consult with the other party on all characterizations of the information relating to the other party and any of its respective subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any governmental body or agency in connection with the transactions contemplated by this Agreement; and (2) consult with the other with respect to obtaining all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies or agencies necessary or advisable to consummate the transactions contemplated by this Agreement and will keep the other party apprised of the status of matters relating to completion of the transactions contemplated herein;

              (m) Prior to the Effective Date, DBI shall, consistent with generally accepted accounting principles, cause Gould Bank to modify and change its loan, litigation and real estate valuation policies and practices, including loan classifications and levels of reserves, so as to be applied consistently on a mutually satisfactory basis with those of SFNC; provided, however, that no such action pursuant to this subsection (m) need be taken unless and until SFNC acknowledges that all conditions to its obligation to consummate the Mergers have been satisfied;

              (n) From and after the Effective Date, SFNC shall cause its subsidiaries, including SFNB and Dumas Bank, to offer to all persons who were employees of DBI, Dumas Bank or Gould Bank (as reflected in the payroll records of such institutions) immediately prior to the Effective Date and who become employees of SFNC or any of its subsidiaries, including those who remain as employees of Dumas Bank or Gould Bank immediately following the Effective Date, the right to participate in the employee benefits of SFNC and its subsidiaries (including but not limited to the Simmons First National Corporation Employee Stock Ownership Plan, Simmons First National Corporation
Section 401(k) Plan, and such other benefits as are set forth in the Simmons First National Corporation Personnel Policy Manual) on the same terms as the employees of the other subsidiaries of SFNC. To the extent permitted by such plans and policies and SFNC's prior administration of such plans and policies, (1) prior service of employees of DBI and its subsidiaries will be credited for purposes of eligibility to participate, vesting, and benefit accrual under such plans and policies and (2) any waiting periods or exclusions pre-exisitng conditions shall be waived.

                            ARTICLE VII
                   CONDITIONS TO CONSUMMATION

              Section 7.01 MUTUAL CONDITIONS. The respective obligations of SFNC, SFNB, DBI and Gould Bank to effect the Mergers shall be subject to the satisfaction prior to the Effective Time of the following conditions:

              (a) This Agreement and the transactions contemplated hereby shall have been approved by the requisite votes of (1) the boards of directors of SFNC, SFNB, DBI and Gould Bank, and (2) the shareholders of SFNB, DBI and Gould Bank in accordance with applicable law;

              (b) The procurement by SFNC of approval of this Agreement and the transactions contemplated hereby by the FRB and the expiration of any statutory waiting periods;

              (c) Procurement of all other regulatory consents and approvals, including, without limitation, any required consents or approvals from the United States Treasury, Office of the Comptroller of the Currency and state banking authorities, which are necessary to the consummation of the transactions contemplated by this Agreement; provided, however, that no approval or consent described in Sections 7.01(b) and (c) shall be deemed to have been received if it shall include any conditions or requirements which would reduce the benefits of the transactions contemplated hereby to such a degree that SFNC or DBI would not have entered into this Agreement had such conditions or requirements been known at the date hereof;

              (d) The satisfaction of all other requirements prescribed by law which are necessary to the consummation of the transactions contemplated by this Agreement;

              (e) No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Mergers;

              (f) No statute, rule, regulation, order, injunction or decree shall have been enacted entered, promulgated or enforced by any governmental authority which prohibits, restricts or makes illegal consummation of the Mergers; and

              (g) The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or an exemption from registration shall be effective.

              Section 7.02 ADDITIONAL CONDITIONS FOR SFNC. The obligation of SFNC to effect the Mergers shall be subject to the satisfaction prior to the Effective Time of the following additional conditions:

              (a) SFNC shall have received an opinion, dated the Effective Date, of DBI's counsel in the form and to the effect customarily received in transactions of this type;

              (b) SFNC shall have received agreements, in the form attached hereto as Exhibit B-1 for outside directors and B-2 for inside directors, from each director of DBI and each of its subsidiaries agreeing not to become associated with, employed by or a member of the board of directors of any other financial institution maintaining one or more places of business in Desha County or Lincoln County, Arkansas for a period of two (2) years after the Effective Date;

              (c) Each of the representations, warranties and covenants herein of DBI shall, in all material respects, be true on, or complied with by, the Effective Date as if made on such date, or on the date when made in the case of any representation or warranty which specifically relates to an earlier date, and SFNC shall have received a certificate signed by the Chief
Executive Officer and the Treasurer of DBI, dated the Effective Date, to such effect;

              (d) Phase I environmental audits of all real property owned by DBI or any of its subsidiaries shall have been conducted at SFNC's expense and shall, to SFNC's satisfaction, reflect no material problems under Environmental Laws.

              (e) SFNC shall have received all state securities laws and "Blue Sky" permits and other authorizations necessary to consummate the transactions contemplated hereby;

              (f) No litigation or proceeding is pending which (1) has been brought against SFNC or DBI or any of their subsidiaries by any governmental agency seeking to prevent consummation of the transactions contemplated hereby or (2) in the reasonable judgment of the Chief Executive officer of SFNC is likely to have a Material Adverse Effect on DBI or SFNC;

              Section 7.03 ADDITIONAL CONDITIONS FOR DBI. The obligation of DBI to effect the Mergers shall be subject to the satisfaction prior to the Effective Time of the following additional conditions:

              (a) DBI shall have received an opinion, dated the Effective Date, of SFNC's counsel in the form and to the effect customarily received in transactions of this type;

              (b) DBI shall have received the written opinion of Southard Financial, or such other advisor selected by DBI and approved by SFNC, to the effect that the Holding Company Merger Consideration to be paid to the holders of the shares of DBI Stock pursuant to this Agreement is fair to the holders of the DBI Stock.

              (c) Each of the representations, warranties and covenants contained herein of SFNC shall, in all material respects, be true on, or complied with by, the Effective Date as if made on such date, or on the date when made in the case of any representation or warranty which specifically relates to an earlier date, and DBI shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of SFNC, dated the Effective Date, to such effect;

              (d) No litigation or proceeding is pending which (1) has been brought against SFNC or DBI or any of their subsidiaries by any governmental agency, seeking to prevent consummation of the transactions contemplated hereby or (2) in the reasonable judgment of the chief executive officer of DBI is likely to have a Material Adverse Effect on DBI or SFNC;

              (e) Ramsay, Bridgforth, Harrelson & Starling shall have delivered its opinion to SFNC and DBI, dated as of the Effective Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Mergers will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly: (1) no gain or loss will be recognized by the shareholders of DBI who exchange their shares of DBI Stock solely for shares of SFNC Stock pursuant to the Holding Company Merger (except with respect to cash received in lieu of a fractional share interest in SFNC Stock); (2) the tax basis of the shares of SFNC Stock received by shareholders who exchange all of their shares of DBI Stock solely for shares of SFNC Stock in the Holding Company Merger will be the same as the tax basis of the shares of DBI Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received); (3) the holding period of the shares of SFNC Stock received in the Holding Company Merger will include the period during which the shares of DBI Stock surrendered in exchange therefor were held, provided such shares of DBI Stock were held as capital assets at the Effective Time; and (4) satisfactorily addresses the significant federal income tax issues concerning the receipt of both cash and SFNC Stock in the Holding Company Merger. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of DBI and others.

              Section 7.04 EFFECT OF REQUIRED ADJUSTMENTS. Any effect on DBI as a result of action taken by DBI pursuant to Section 6.01(m) shall be disregarded for purposes of determining the truth or correctness of any representation or warranty of DBI and for purposes of determining whether any conditions are satisfied.

                           ARTICLE VIII
                           TERMINATION

              Section 8.01 TERMINATION. This Agreement may be terminated prior to the Effective Date, either before or after its approval by the stockholders of DBI:

              (a) By the mutual consent of SFNC and DBI, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board;

              (b) By SFNC or DBI, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of the failure of the shareholders of DBI to approve this Agreement at its meeting called to consider such approval, or a material breach by the other party hereto of any representation, warranty or agreement contained herein which is not cured or not curable within 60 days after written notice of such breach is given to the party committing such breach by the other party hereto;

              (c) By SFNC or DBI, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Mergers are not consummated by June 30, 1995 unless the failure to so consummate by such time is due to the breach of this Agreement by the party seeking to terminate; or

              (d) By DBI, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the average (arithmetic mean) of closing price per share of SFNC Stock reported by the NASD during either of two periods, (1) the first such period consisting of 20 trading days on which one or more trades actually takes place and which ends immediately prior to the fifth trading day preceding the mailing of the proxy materials to the DBI shareholders and (2) the second such period consisting of 20 trading days on which one or more trades actually takes place and which ends immediately prior to the fifth trading day preceding the Effective Date, is less than $23.50, as adjusted accordingly, by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or if a stock dividend thereon shall be declared with a record date on or after September 30, 1994 but prior to the Effective Date, or other like changes in SFNC's capitalization occur.

              Section 8.02 EFFECT OF TERMINATION. In the event of the termination of this Agreement by either SFNC or DBI, as provided above, this Agreement shall thereafter become void and there shall be no liability on the part of any party hereto or their respective officers or directors, except that any such termination shall be without prejudice to the rights of any party hereto arising out of the willful breach by any other party of any covenant or willful misrepresentation contained in this Agreement.

                              ARTICLE IX
                 EFFECTIVE DATE AND EFFECTIVE TIME

              Section 9.01 EFFECTIVE DATE AND EFFECTIVE TIME. On the last business day of the month during which the expiration of all applicable waiting periods in connection with governmental approvals occurs and all conditions to the consummation of this Agreement are satisfied or waived, or on such earlier or later date as may be agreed by the parties, Articles of Merger shall be executed in accordance with all appropriate legal requirements and shall be filed as required by law, and the Mergers provided for herein shall become effective upon such filings or on such date as may be specified in such Articles of Merger. The date of such filing or such later effective date is herein called the "EFFECTIVE DATE". The "EFFECTIVE TIME" of the Holding Company Merger shall be 6:01 P.M. in the State of Arkansas on the Effective Date and the "EFFECTIVE TIME" of the Bank Merger shall be at 6:02 P.M. in the State of Arkansas on the Effective Date, or such other time on the Effective Date as may be agreed by the parties.

                              ARTICLE X
                           OTHER MATTERS

              Section 10.01 SURVIVAL. The agreements and covenants of the parties which by their terms apply in whole or in part after the Effective Time shall survive the Effective Date. All other representations, warranties, agreements and covenants shall be deemed to be conditions of this Agreement and shall not survive the Effective Date. If this Agreement shall be terminated, the agreements of the parties in Sections 6.01(i)(3), 8.02, 10.05 and 10.06 shall survive such termination.

              Section 10.02 AMENDMENT; MODIFICATION; WAIVER. Prior to the Effective Date, any provision of this Agreement may be waived by the party benefited by the provision or by both parties or amended or modified at any time, including the structure of the transaction by an agreement in writing between the parties hereto approved by their respective Boards of Directors, to the extent allowed by law, except that, after the vote by the shareholders of DBI, Sections 3.02(a)-(g) shall not be amended or revised.

              Section 10.03 COUNTERPARTS. This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

              Section 10.04 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Arkansas.

              Section 10.05 EXPENSES. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

              Section 10.06 DISCLOSURE. Each of the parties and its respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed unless it is advised by counsel that any such information is required by law to be disclosed.

              Section 10.07 NOTICES. All notices, acknowledgements, requests and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, telecopy, telegram or telex (confirmed in writing) to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto:

     If to DBI and
     Gould Bank, to:          DUMAS BANCSHARES, INC.
                              James R. Hall, President
                              P. O. Box 915
                              Dumas, Arkansas  71639

     With Copies to:          GERRISH & McCREARY, P.C.
                              ATTN: Jeffrey C. Gerrish
                              700 Colonial Road, Suite 200
                              Memphis, Tennessee 38117

     If to SFNC
     and SFNB, to:            SIMMONS FIRST NATIONAL CORPORATION
                              J. Thomas May, President
                              P. O. Box 7009
                              Pine Bluff, Arkansas  71611-7009

    With Copies to:           RAMSAY, BRIDGFORTH, HARRELSON & STARLING
                              ATTN: Patrick A. Burrow
                              501 Main St., 11th Floor
                              P. O. Box 8509
                              Pine Bluff, Arkansas  71611-8509

              Section 10.08 NO THIRD PARTY BENEFICIARIES. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as expressly provided for herein, nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

              Section 10.09 ENTIRE AGREEMENT. This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made.

              Section 10.10 ASSIGNMENT. This Agreement may not be assigned by any party hereto without the written consent of the other parties.

              Section 10.11 AFFILIATED PARTIES. DBI shall use its best efforts to cause each director, executive officer and other person who is an "AFFILIATE" (for purposes of Rule 145 under the Securities Act) to deliver to SFNC as soon as practicable after the date hereof, but in no event after the date of the DBI Shareholders meeting called to approve the Merger, a written agreement satisfactory to SFNC providing, among other matters, that such person will not sell, pledge, transfer or otherwise dispose of any shares of DBI Stock held by such "affiliate" or the shares of SFNC Stock to be received by such "affiliate" in the Holding Company Merger in the case of shares of SFNC Stock only, except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder.

              IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers as of the day and year first above written.

                                     SIMMONS FIRST NATIONAL CORPORATION


                                         By /s/ J. Thomas May
                                    ---------------------------------
                                     J. Thomas May, President and
                                     Chief Executive Officer

ATTEST:


/s/ John L. Rush
- ------------------------
John L. Rush, Secretary

                                         DUMAS BANCSHARES, INC.

                                             By /s/ James R. Hall
                                      ------------------------------
                                       James R. Hall, President and
                                         Chief Executive Officer

ATTEST:


/s/ Dennis H. Ferguson
- -----------------------------
Dennis H. Ferguson, Secretary

                                EXHIBIT A

                     AGREEMENT AND PLAN OF MERGER

              THIS AGREEMENT AND PLAN OF MERGER ("AGREEMENT"), is made as of the 23rd day of November, 1994, by and between SIMMONS FIRST NATIONAL BANK, a national banking association ("SFNB") and FIRST STATE BANK OF GOULD, an Arkansas banking corporation ("GOULD BANK").

                            ARTICLE I
                           RECITALS

              Section 1.01 HOLDING COMPANY MERGER. On November 15, 1994, Dumas Bancshares, Inc. ("DBI"), which presently owns 100% of the outstanding shares of capital stock of Gould Bank, entered into an Agreement and Plan of Merger ("HOLDING COMPANY MERGER AGREEMEENT") pursuant to which DBI agreed to merge with and into Simmons First National Corporation, which presently owns 100% of the outstanding capital stock of SFNB.

              Section 1.02 CONDITION TO CONSUMMATION OF HOLDING COMPANY Merger. A condition to the consummation of the Holding Company Merger is approval by the Board of Directors of SFNB and Gould Bank of the merger of Gould Bank with and into SFNB and the execution of an agreement and plan of merger of Gould Bank with and into SFNB by the respective banks within ten (10) days following the execution of the Holding Company Merger Agreement.

              Section 1.03 INCORPORATION OF DEFINITIONS. All defined terms in the Holding Company Merger Agreement are hereby incorporated herein by reference and adopted by the parties in connection with the transactions described herein.

              In consideration of their mutual promises and obligations hereunder, and intending to be legally bound hereby, SFNB and Gould Bank adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

                              ARTICLE II
                             BANK MERGER

              Section 2.01  BANK MERGER. On the Effective Date, as defined in
Section 9.01 of the Holding Company Merger Agreement, Gould Bank, the merging bank, shall be merged with and into SFNB, the surviving bank, under the articles of association of SFNB, as amended, pursuant to the provisions of, and with the effect provided under the laws of the United States. At the Effective Time, SFNB, the surviving bank, shall continue to be a national banking association, and its business shall continue to be conducted at its main office in Pine Bluff, Arkansas, and at its legally established branches (including, without limitation, the legally established offices from which Gould Bank conducted business immediately prior to the Effective Time). The articles of association of SFNB shall not be altered or amended by virtue of the Bank Merger and the incumbency of the directors and officers of SFNB shall not be affected by the Bank Merger nor shall any person succeed to such positions by virtue of the Bank Merger.

              Section 2.02 CANCELLATION OF GOULD BANK STOCK. At the Effective Time, by virtue of the Bank Merger, all shares of Gould Bank Stock shall be cancelled.

              Section 2.03 CAPITAL STOCK OF THE SURVIVING BANK. The shares of SFNB Stock, the surviving bank, issued and outstanding immediately prior to the Effective Time, shall, at the Effective Time, continue to be issued and outstanding, and no of additional shares of SFNB Stock shall be issued by reason of the Bank Merger.

              Section 2.04 ASSETS AND LIABILITIES OF THE MERGING BANK. At the Effective Time, the corporate existence of Gould Bank shall be merged into and continued in SFNB, the surviving bank, and the surviving bank shall be deemed to be the same corporation as each bank participating in the Bank Merger. All rights, franchises, and interests of Gould Bank in and to every kind and type of property (real, personal and mixed) and choses in action shall be transferred to and vested in SFNB by virtue of the Bank Merger without any deed or other transfer. SFNB, the surviving bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by Gould Bank at the time of the Bank Merger. SFNB, the surviving bank shall, from and after the Effective Time, be liable for all liabilities of Gould Bank.

                              ARTICLE III
                     CONDITION TO CONSUMMATION

              Section 3.01 CONSUMMATION OF HOLDING COMPANY MERGER. In addition to all other conditions to consummation which may be incorporated by reference herein, neither SFNB nor Gould Bank shall be obligated to consummate this transaction if the Holding Company Merger is not consummated.

                            ARTICLE IV
                    INCORPORATION BY REFERENCE

              Section 4.01 INCORPORATION OF TERMS OF HOLDING COMPANY MERGER AGREEMENT. The parties hereby incorporate all obligations, duties, defined terms, conditions, covenants, warranties, representations, restrictions, limitations or other provisions in any way applicable to SFNB, Gould Bank or the Bank Merger contained in the Holding Company Merger Agreement.

              IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed and seals affixed in counterparts by their duly authorized officers as of the day and year first above written.


                                       SIMMONS FIRST NATIONAL BANK

                                         By /s/ J. Thomas May
                                      -----------------------------
                                       J. Thomas May, President and
                                         Chief Executive Officer

ATTEST:

/s/ John L. Rush
- ------------------------
 John L. Rush, Secretary

                                         FIRST STATE BANK OF GOULD

                                           By /s/ James R. Hall
                                       ------------------------------
                                        James R. Hall, President and
                                          Chief Executive Officer

ATTEST:

/s/ Anita Grimes
- ----------------------
 Anita Grimes, Cashier


                                 EXHIBIT B-1

                           NON-COMPETITION AGREEMENT


              This Non-Competition Agreement entered into this ____ day of _____________, 199__, By and between ___________________ ("Director") and
Simmons First National Corporation ("SFNC"), WITNESSETH,


              1. RECITALS. Director has served as a director of Dumas Bancshares, Inc. ("DBI") or its subsidiaries, Dumas State Bank and First State Bank of Gould. As an inducement for the consummation of the merger of DBI with and into SFNC ("MERGER"), DBI agreed to cause its directors to agree to certain limited restrictions on competitive activity within a limited geographic area to assist in preserving the intangible assets of DBI after the merger.

              2.NON-COMPETITION. Director acknowledges the importance to SFNC of the existing employees and customer relationships of DBI and its subsidiaries and for a period of two years after the Effective date of the Merger agrees not to become (i) associated or affiliated with, (ii) employed by or (iii) a member of the board of directors of, any financial institution, other than Dumas State Bank, SFNC or SFNB, which now or at any time during the two year period, maintains one or more places of business in Desha County or Lincoln County, Arkansas.

              3. ENFORCEMENT. Director acknowledges and warrants that the covenants contained in this Agreement are reasonable, that valid consideration has been and will be received therefor. Director recognizes that the provisions of this Agreement are vitally important to the continuing welfare of the SFNC and its affiliates and that money damages constitute a totally inadequate remedy for any violation thereof. Accordingly, in the event of any violation by Director, SFNC, in addition to any other remedies it may have, shall have the right to institute and maintain a proceeding to compel specific performance thereof or to issue an injunction restraining any action by Director in violation of this Agreement. It is the desire of the parties that the provisions of this Agreement be enforced to the fullest extent possible under the law and public policy of Arkansas.

              4. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement and such other provisions shall remain in full force and effect.

              5. APPLICABLE LAW. The law of the State of Arkansas shall govern the validity, interpretation and proper performance of this Agreement.

              IN WITNESS WHEREOF, the parties have caused this agreement to be executed on the date first above written.


                                      _______________________________


                                    SIMMONS FIRST NATIONAL CORPORATION


                                     _______________________________
                                      J. Thomas May, President and
                                         Chief Executive Officer
ATTEST:


________________________
 John L. Rush, Secretary


                                 EXHIBIT B-2
                           NON-COMPETITION AGREEMENT

              This Non-Competition Agreement entered into this ____ day of _____________, 199__, by and between ___________________ ("Employee-
Director") and Simmons First National Corporation ("SFNC"), WITNESSETH,

              1. RECITALS. Employee-Director has served as an executive officer and director of Dumas Bancshares, Inc. ("DBI") and/or its subsidiaries, Dumas State Bank and First State Bank of Gould. As an inducement for the consummation of the merger of DBI with and into SFNC ("MERGER"), DBI agreed to cause its employee-directors to agree to certain limited restrictions on competitive activity within a limited geographic area to assist in preserving the intangible assets of DBI after the merger.

              2. NON-COMPETITION. Employee-Director acknowledges the importance to SFNC of the existing employees and customer relationships of DBI and its subsidiaries and for a period of two years after the Effective Date of the Merger agrees not to become (i) associated or affiliated with, (ii) employed by or (iii) a member of the board of directors of, any financial institution, other than Dumas State Bank, SFNC or SFNB, which now or at any time during the two year period, maintains one or more places of business in Desha County or Lincoln County, Arkansas. In the event Employee is discharged, as hereafter defined, by SFNC or any of its subsidiaries then the restrictions on Employee-Director contained herein shall terminate and cease to be effective.

              3.DISCHARGE. The term "discharge" shall mean the involuntary termination of employment of Employee-Director by SFNC or any of its subsidiaries and shall include any constructive discharge which may occur through material reduction in compensation or job responsibilities. For the purposes hereof, neither a voluntary termination of employment by Employee-Director, nor a relocation of the primary site of performance of Employee-Director's duties to Pine Bluff, Arkansas or any city in which DBI or any of its subsidiaries maintained banking offices, shall be considered to be a discharge.

              4. ENFORCEMENT. Director acknowledges and warrants that the covenants contained in this Agreement are reasonable, that valid consideration has been and will be received therefor. Director recognizes that the provisions of this Agreement are vitally important to the continuing welfare of the SFNC and its affiliates and that money damages constitute a totally inadequate remedy for any violation thereof. Accordingly, in the event of any violation by Director, SFNC, in addition to any other remedies it may have, shall have the right to institute and maintain a proceeding to compel specific performance thereof or to issue an injunction restraining any action by Director in violation of this Agreement. It is the desire of the parties that the provisions of this Agreement be enforced to the fullest extent possible under the law and public policy of Arkansas.

              5.SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement and such other provisions shall remain in full force and effect.

              6.APPLICABLE LAW. The law of the State of Arkansas shall govern the validity, interpretation and proper performance of this Agreement.

              IN WITNESS WHEREOF, the parties have caused this agreement to be executed on the date first above written.

                                         _______________________________

                                        SIMMONS FIRST NATIONAL CORPORATION


                                          ________________________________
                                            J. Thomas May, President and
                                              Chief Executive Officer

ATTEST:


________________________
 John L. Rush, Secretary

                                  Annex II

4-26-1007. Rights of dissenting shareholders.

  (a) If a shareholder of a corporation which is a party to a merger or consolidation files with the corporation, prior to or at the meeting of shareholders at which the plan of merger or consolidation is submitted to a vote, a written objection to the plan of merger or consolidation and does not vote in favor thereof, and the shareholder within ten (10) days after the date on which the vote was taken makes written demand on the surviving or new domestic or foreign corporation for payment of the fair value of his shares as of the day prior to the date on which the vote was taken approving the merger or consolidation, then, if the merger or consolidation is effected, the surviving or new corporation shall pay to the shareholder, upon surrender of his certificate or certificates representing the shares, the fair value thereof.

  (b) The demand shall state the number and class of the shares owned by the dissenting shareholder.

  (c) Any shareholder failing to make demand within the ten-day period shall be bound by the terms of the merger or consolidation.

  (d) Within ten (10) days after the merger or consolidation is effected, the surviving or new corporation, as the case may be, shall give notice to each dissenting shareholder who has made demand as herein provided for the payment of the fair value of his shares.

  (e)(1) If within thirty (30) days after the date on which the merger or consolidation was effected the value of such shares is agreed upon between the dissenting shareholder and the surviving or new corporation, payment shall be made within ninety (90) days after the date on which such merger or consolidation was effected, upon the surrender of his certificate or certificates representing those shares.

  (2) Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in those shares or in the corporation.

  (f)(1) If within the period of thirty (30) days the shareholder and the surviving or new corporation do not so agree, then the dissenting shareholder, within sixty (60) days after the expiration of the thirty-day period, may file a petition in the circuit court of the county in which the registered office of the surviving corporation is located, if the surviving corporation is a domestic corporation or in the Pulaski County Circuit Court if the surviving corporation is a foreign corporation, asking for a finding and determination of the fair value of the shares and shall be entitled to judgment against the surviving or new corporation for the amount of the fair value as of the day prior to the date on which the vote was taken approving such merger or consolidation, together with interest thereon to the date of the judgment.

  (2) The judgment shall be payable only upon and simultaneously with the surrender to the surviving or new corporation of the certificate or certificates representing the shares.

  (3) Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in the shares or in the surviving or new corporation.

  (4) Unless the dissenting shareholder files the petition within the time herein limited, the shareholder and all persons claiming under him shall be bound by the terms of the merger or consolidation.

  (g) Shares acquired by the surviving or new corporation pursuant to the payment of the agreed value thereof or to payment of the judgment entered, as in this section provided, may be held and disposed of by the corporation as in the case of other treasury shares.

  (h) The provisions of this section shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other domestic or foreign corporations that are parties to the merger.

HISTORY. Acts 1965, No. 576, 76; A.S.A. 1947, 64-707.

                                Annex III

                RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

4-27-1301. Definitions.

  In this subchapter:

  1. "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer;

  2. "Dissenter" means a shareholder who is entitled to dissent from corporate action under 4-27-1302 and who exercises that right when and in the manner required by 4-27-1320 - 4-27-1328;

  3. "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable;

  4. "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances;

  5. "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation;

  6. "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder

  7. "Shareholder" means the record shareholder or the beneficial shareholder.

HISTORY. Acts 1987, No. 958, 1987 (1st Ex. Sess.), No. 11, 10.
A.S.A. 1947, 64-1301.


4-27-1302. Right of dissent.

  A. A shareholder is entitled to dissent from and obtain payment of the fair value of his shares in the event of any of the following corporate actions:

  1. Consummation of a plan of merger to which the corporation is a party:

    (i) If shareholder approval is required for the merger by 4-27-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

    (ii) If the corporation is a subsidiary that is merged with its parent under 4-27-1104;

  2. Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

  3. Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

  4. An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

    (i) Alters or abolishes a preferential right of the shares;

    (ii) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

     (iii) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

     (iv) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

    (v) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under 4-27-604; or

  5. Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

  B. A shareholder entitled to dissent and obtain payment for his shares under this subchapter may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

HISTORY. Acts 1987, No. 958, 1987 (1st Ex. Sess.), No. 11, 11.
A.S.A. 1947, 64-1302.


4-27-1303. Dissent by nominees and beneficial owners.

  A. A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

  B. A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

  1. He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

  2. He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

HISTORY. Acts 1987, No. 958, A.S.A. 1947, 64-1303.


4-27-1320. Notice of dissenters' rights.

  A. If proposed corporate action creating dissenters' rights under 4-27-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

  B. If corporate action creating dissenters' rights under 4-27-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in 4-27-1322.

HISTORY. Acts 1987, No. 958, A.S.A. 1947, 64-1304.


4-27-1321. Notice of intent to demand payment.

  A. If proposed corporate action creating dissenters' rights under 4-27-1302 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

  (1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

  (2) Must not vote his shares in favor of the proposed action.

  B. A shareholder who does not satisfy the requirements of subsection A. of this section is not entitled to payment for his shares under this subchapter.

HISTORY. Acts 1987, No. 958, A.S.A. 1947, 64-1305.


4-27-1322. Dissenters' notice.

  A. If proposed corporate action creating dissenters' rights under 4-27-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of 4-27-1321.

  B. The dissenters' notice must be sent no later than ten (10) days after the corporate action was taken, and must:

  1. State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

  2. Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

  3. Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;

  4. Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30) nor more than sixty (60) days after the date the notice required by subsection A. of this section is delivered; and

  5. Be accompanied by a copy of this subchapter.

HISTORY. Acts 1987, No. 958, A.S.A. 1947, 64-1306.


4-27-1323. Duty to demand payment.

  A. A shareholder sent a dissenters' notice described in 4-27-1322 must demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to 4-27-1322B.3., and deposit his certificates in accordance with the terms of the notice.

  B. The shareholder who demands payment and deposits his share certificates under subsection A. of this section retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

  C. A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this subchapter.

HISTORY. Acts 1987, No. 958, A.S.A. 1947, 64-1307.


4-27-1324. Share restrictions.

  A. The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under 4-27-1326.

  B. The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

HISTORY. Acts 1987, No. 958, A.S.A. 1947, 64-1308.


4-27-1325. Payment.

  A. Except as provided in 4-27-1327, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with 4-27-1323 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

  B. The payment must be accompanied by:

  1. The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

  2. A statement of the corporation's estimate of the fair value of the shares;

  3. An explanation of how the interest was calculated;

  4. A statement of the dissenter's right to demand payment under 4-27-1328;
and

  5. A copy of this subchapter.

HISTORY. Acts 1987, No. 958, A.S.A. 1947, 64-1309.


4-27-1326. Failure to take action.

  A. If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

  B. If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under 4-27-1322 and repeat the payment demand procedure.

HISTORY. Acts 1987, No. 958, A.S.A. 1947, 64-1310.


4-27-1327. After-acquired shares.

  A. A corporation may elect to withhold payment required by 4-27-1325 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

  B. To the extent the corporation elects to withhold payment under subsection A. of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under 4-27-1328.

HISTORY. Acts 1987, No. 958, A.S.A. 1947, 64-1311.


4-27-1328. Procedure if shareholder dissatisfied with payment or offer.

  A. A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under 4-27-1325), or reject the corporation's offer under 4-27-1327 and demand payment of the fair value of his shares and interest due, if:

  1. The dissenter believes that the amount paid under 4-27-1325 or offered under 4-27-1327 is less than the fair value of his shares or that the interest due is incorrectly calculated;

  2. The corporation fails to make payment under 4-27-1325 within sixty (60) days after the date set for demanding payment; or

  3. The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.
  B. A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection A. of this section within thirty (30) days after the corporation made or offered payment for his shares.

HISTORY. Acts 1987, No. 958, A.S.A. 1947, 64-1312.


4-27-1330. Court action.

  A. If a demand for payment under 4-27-1328 remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

  B. The corporation shall commence the proceeding in the circuit court of the county where the corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

  C. The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

  D. The jurisdiction of the court in which the proceeding is commenced under subsection B. of this section is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

  E. Each dissenter made a party to the proceeding is entitled to judgment:

  (1) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation; or

  (2) For the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under 4-27-1327.

HISTORY. Acts 1987, No. 958, A.S.A. 1947, 64-1313.

4-27-1331. Court costs and counsel fees.

  A. The court in an appraisal proceeding commenced under 4-27-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under 4-27-1328.

  B. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

  1. Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of 4-27-1320 - 4-27-1328; or

  2. Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

  C. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

HISTORY. Acts 1987, No. 958, A.S.A. 1947, 64-1314.

                                  PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

Arkansas Code Annotated Section 4-27-850 ("Arkansas Code") provides as follows:

              SECTION 4-27-850 - INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS - INSURANCE.

                           A.  A corporation shall have power to indemnify any
person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

                           B. A corporation shall have power to indemnify any
person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court of chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court of chancery or such other court shall deem proper.

                           C. To the extent that a director, officer, employee,
or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in subsections A. and B. of this section, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

                           D. Any indemnification under subsections A. and B.
of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections A. and B. of this section. Such determination shall be made:

                           (1) By the board of directors by a majority vote of
a quorum consisting of directors who were not parties to such action, suit, or proceeding; or

                           (2) If such a quorum is not obtainable, or, even if
obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

                           (3) By the stockholders.

                           E. Expenses incurred by an officer or director in
defending a civil or criminal action, suit, or proceeding may be paid by the corporation in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

                           F. The indemnification and advancement of expenses
provided by or granted pursuant to the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

                           G. A corporation shall have power to purchase and
maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

                           H. For purposes of this section, references to "the
corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee, or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, shall stand in the same position under the provisions of this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

                           I. For purposes of this section, references to
"other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee, or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

                           J. The indemnification and advancement of expenses
provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

              Further, the Arkansas Code Section 4-27-202 provides as follows:

              SECTION 4-27-202. ARTICLES OF INCORPORATION.

                           A. The articles of incorporation must set forth:

                                         * * *

                           B. The articles of incorporation may set forth:

                                         * * *

                           3. A provision eliminating or limiting the personal
liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director:

                  (i) For any breach of the director's duty of loyalty to the corporation or its stockholders;

                  (ii) For acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

                  (iii) Under Section 4-27-833 of this chapter;

                  (iv) For any transaction from which the director derived an improper personal benefit; or

                  (v) For any action, omission, transaction, or breach of a director's duty creating any third-party liability to any person or entity other than the corporation or stockholder.

              No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. All references in this subsection to a director shall also be deemed to refer to a member of the governing body of a corporation which is not authorized to issue capital stock.

THE REGISTRANT'S ARTICLES OF INCORPORATION AND BYLAWS PROVISIONS

              The Registrant's Articles of Incorporation and Bylaws extend indemnification rights to the fullest extent authorized by the Arkansas Code to its directors and officers. In addition, the Articles of Incorporation and Bylaws permit the Registrant to maintain insurance to protect itself and any of its directors, officers or representatives against any liability assessed against such person and incurred in any such capacity or arising out of such status whether or not the Registrant would have the power to indemnify such person under the Arkansas Code.

              The Registrant's Articles of Incorporation were amended on May 10, 1994, to include the following provision, in reliance on Section 4-27-202 of the Arkansas Code:

              SIXTEENTH: To the fullest extent permitted by the Arkansas Business Corporation Act, as it now exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.

ITEM 21.                   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits.


Exhibit
Number                              Description
- ------                              -----------

2 Form of capital note, dated June 1, 1987 (Incorporated herein by reference to the Registrant's annual report on Form 10-K for the year ended December 31, 1992, as filed on March 31, 1993).


4 Agreement and Plan of Merger by and between the Company and Dumas Bancshares, Inc., dated November 15, 1994. (Included as Annex I to Part I of the Registration Statement).

5                     Opinion of Ramsay, Bridgforth, Harrelson
                      & Starling. (To be filed by amendment.)

8                     Opinion of Ramsay, Bridgforth, Harrelson
                      & Starling.

10(a) Master Agreement, dated June 17, 1991, between Comdisco Disaster Recovery Services, Inc. and Simmons First National Bank (the "Bank") (Incorporated herein by reference to the Registrant's annual report on Form 10-K for the year ended December 31, 1992, as filed on March 31, 1993).

10(b)(i) Lease Agreement, dated August 30, 1967, between B & S Building Industries, Inc., as Lessor, and the Bank, as lessee (Incorporated herein by reference to the Registrant's annual report on Form 10-K for the year ended December 31, 1992, as filed on March 31, 1993).

10(b)(ii)             Agreement of Lease, dated December 14,
                      1960, between Jefferson Square, Inc.,
                      as lessor, and the Bank, as lessee
                      (Incorporated herein by reference to
                      the Registrant's annual report on Form
                      10-K for the year ended December 31,
                      1992, as filed on March 31, 1993).

10(b)(iii)            Sublease Agreement; dated March 12, 1975,
                      between the Bank, as lessee, and B. R.
                      Henry, Trustee, as lessor (Incorporated
                      herein by reference to the Registrant's
                      annual report on Form 10-K for the year
                      ended December 31, 1992, as filed on
                      March 31, 1993).

10(b)(iv)             Lease Agreement, dated April 23, 1980,
                      between Dialmore Enterprises, Inc., as
                      lessor, and the Bank, as lessee
                      (Incorporated herein by reference to
                      the Registrant's annual report on Form
                      10-K for the year ended December 31,
                      1992, as filed on March 31, 1993).

10(b)(v) Option/Lease, dated September 30, 1975, between John Terry and Margaret Terry, d/b/a T & T Properties, as lessors, and the Bank, as lessee, and amendment thereto (Incorporated herein by reference to the Registrant's annual report on Form 10-K for the year ended December 31, 1992, as filed on March 31, 1993).

10(b)(vi)             Lease Agreement, dated July 23, 1979,
                      between Cooper Communities, Inc., as
                      lessor, and the Bank, as lessee, and
                      related memorandum of lease and addendum thereto (Incorporated herein by reference to the Registrant's annual report on Form 10-K for the year ended December
                      31, 1992, as filed on March 31, 1993).

10(b)(vii)            Shopping Center Lease, dated May 5, 1971,
                      between The Mall, as landlord, and United
                      Savings Association to which the Bank has assumed tenant's rights and obligations
                      (Incorporated herein by reference to the Registrant's annual report on Form 10-K for the year ended December 31, 1992, as filed on March 31, 1993).

10(b)(viii)           Indenture of Lease, dated April 29, 1992,
                      between National Property Analysts Master
                      Limited Partnership, as landlord, and the Bank, as tenant (Incorporated herein by reference to the Registrant's annual report on Form 10-K for the year ended December 31, 1992, as filed on March 31, 1993).

10(b)(ix)             Lease Agreement, dated January 29, 1988,
                      between Adah Baim Sonnenshein, Lula H.
                      Baim, Eloise Baim Sherman, et al, as
                      lessors, and the Bank, as lessee
                      (Incorporated herein by reference to the Registrant's annual report on Form 10-K for the year ended December 31, 1992, as filed on March 31, 1993).

10(b)(x) Lease Agreement, dated February 1, 1965, between Jack Eisenkramer and Gene Eisenkramer, as lessors, and the Bank, as lessee (Incorporated herein by reference to the Registrant's annual report on Form 10-K for the year ended December 31, 1992, as filed on March 31, 1993).

10(b)(xi)             Lease Agreement, dated December 21, 1956,
                      between Minnie Eisenkramer, as lessor,
                      and the Bank, as lessee (Incorporated
                      herein by reference to the Registrant's
                      annual report on Form 10-K for the year
                      ended December 31, 1992, as filed on
                      March 31, 1993).

10(b)(xii)            Lease Agreement, dated February 12, 1968,
                      between J. G. Smith, Jay W. Dickey, Trustee, et al and McNew, Inc., as lessors, and the Bank, as lessee (Incorporated herein by reference to the Registrant's annual report on Form 10-K for the year ended December 31, 1992, as filed on March 31, 1993).

10(b)(xiii)           Extensions of Lease Agreement between the
                      Company, as lessor, and the Bank, as
                      lessee, relating to extensions of term of Lease Agreement dated March 16, 1973
                      (Incorporated herein by reference to the Registrant's annual report on Form 10-K for the year ended December 31, 1992, as filed on March 31, 1993).

10(b)(xiv)            Lease Agreement, dated September 4, 1990,
                      between Lillian C. Roberts, Trustee of
                      Lillian C. Roberts Revocable Trust dated
                      September 29, 1981; and Dorothye C.
                      Abels, Trustee of the Dorothye C. Abels
                      Revocable Trust, dated April 26, 1982
                      d/b/a Robel Investment Co., as lessors,
                      and the Bank, as lessee (Incorporated
                      herein by reference to the Registrant's
                      annual report on Form 10-K for the year
                      ended December 31, 1992, as filed on
                      March 31, 1993).

10(b)(xv)             Lease Agreement, dated September 20, 1991,
                      between Simmons Center Partnership, as
                      landlord, and the Bank, as tenant
                      (Incorporated herein by reference to the Registrant's annual report on Form 10-K for the year ended December 31, 1992, as filed on March 31, 1993).

10(c)(i) Incentive and Nonqualified Stock Option Plan of the Company (Incorporated herein by reference to the Registrant's annual report on Form 10-K for the year ended December 31, 1992, as filed on March
                      31, 1993).

10(c)(ii)             Amended and Restated Deferred Compensation
                      Agreement by and between the Simmons First
                      Bank of Jonesboro and Donald Stone.
                      (Incorporated herein by reference to the Registrant's annual report on Form 10-K for the year ended December 31, 1992, as filed on March 31, 1993).

10(c)(iii)            Amended and Restated Deferred Compensation
                      Agreement by and between the Bank and J.
                      Thomas May. (Incorporated herein by reference to the Registrant's annual report on Form
                      10-K for the year ended December 31, 1992, as filed on March 31, 1993).

10(c)(iv)             Amended and Restated Deferred Compensation
                      Agreement by and between the Bank and W. E.
                      Ayres. (Incorporated herein by reference to the Registrant's annual report on Form 10-K for the year ended December 31, 1992, as filed on March 31, 1993).

10(d)(i) Note payable to The Mutual Benefit Life Insurance Company, dated July 23, 1979, as assumed by the Company (Incorporated herein by reference to the Registrant's annual report on Form 10-K for the year ended December 31, 1992, as filed on March 31. 1993).

10(d)(ii)             Mortgage, dated July 23, 1979, to which
                      the Company has assumed grantor's rights and obligations to The Mutual Benefit
                      Life Insurance Company, as mortgagee
                      (Incorporated herein by reference to the Registrant's annual report on Form 10-K for the year ended December 31, 1992, as filed on March 31, 1993).

13(a)                 Annual Report on Form 10-K for the year
                      ended December 31, 1993. (Incorporated
                      herein by reference, as filed on
                      March 28, 1993).

13(b) Quarterly report on Form 10-Q for the quarter ended September 30, 1994. ( Incorporated by reference, as filed on November 14, 1994.)

15                    Form of Letter re: unaudited interim
                      financial information.

23(a)                 Consent of Baird, Kurtz & Dobson,
                      independent public accountants.

23(b)                 Consent of Kemp & Company,
                      independent public accountants.

*23(c)                Consent of Ramsay, Bridgforth, Harrelson,
                      & Starling, will be included in that firm's opinion filed as Exhibit 5 hereto.

*To be supplied or filed by amendment.

(b) FINANCIAL STATEMENT SCHEDULES. Pursuant to the requirements of Article IX of Regulation S-X, no finanacial schedules are requyired.


ITEM 22.        UNDERTAKINGS

              Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) The undersigned registrant hereby undertakes as follows that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(4) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (Section 230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) The undersigned registrant undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(6) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                        SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pine Bluff, State of Arkansas, on the 26th day of January, 1995.

                               SIMMONS FIRST NATIONAL CORPORATION,

                               By: /s/ J. Thomas May

                                President and Chief Executive
                                  Officer

                                By: /s/ Barry L. Crow

                                Executive Vice President and
                                 Chief Financial Officer

                   POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints J. Thomas May and Barry L. Crow, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person hereby ratifying and conforming all that said attorneys-in-fact and agents or any one of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment thereto has been signed by the following persons in the capacities and on the dates indicated.


Signature                             Title                      Date
- ----------                           ------                      ----
/s/ W. E. Ayres
____________________
W. E. Ayres                      Chairman                       1/23/95

/s/ J. Thomas May
____________________
J. Thomas May                    Director and Chief             1/23/95
                                 Executive Officer
/s/ Ben V. Floriani
____________________
Ben V. Floriani                  Director                       1/23/95

/s/ C. Ramon Greenwood
____________________
C. Ramon Greenwood               Director                       1/23/95

/s/ Paul M. Henson
____________________
Paul M. Henson                   Director                       1/23/95

/s/ David R. Perdue
____________________
David R. Perdue                  Director                       1/23/95

/s/ Harry L. Ryburn
____________________
Harry L. Ryburn                  Director                       1/23/95

/s/ Donald W. Stone
____________________
Donald W. Stone                  Director                       1/23/95


                            INDEX TO EXHIBITS

Exhibit
Number                              Description
- ------                             ---------------

2                 Form of capital note, dated June 1, 1987
                  (Incorporated herein by reference to the Registrant's annual report on Form 10-K for the year ended December 31, 1992, as filed on March 31, 1993).

4 Agreement and Plan of Merger by and between the Company and Dumas Bancshares, Inc., dated November 15, 1994. (Included as Annex I to Part I of the Registration Statement).

5                 Opinion of Ramsay, Bridgforth, Harrelson
                  & Starling. (To be filed by Amendment.)

8                 Opinion of Ramsay, Bridgforth, Harrelson
                  & Starling.

10(a)             Master Agreement, dated June 17, 1991,
                  between Comdisco Disaster Recovery
                  Services, Inc. and Simmons First
                  National Bank (the "Bank") (Incorporated herein by reference to the Registrant's annual report on Form 10-K for the year ended December 31, 1992, as filed on March 31, 1993).

10(b)(i)          Lease Agreement, dated August 30, 1967,
                  between B & S Building Industries, Inc., as Lessor, and the Bank, as lessee
                  (Incorporated herein by reference to the Registrant's annual report on Form 10-K for the year ended December 31, 1992, as filed on March 31, 1993).

10(b)(ii)         Agreement of Lease, dated December 14,
                  1960, between Jefferson Square, Inc.,
                  as lessor, and the Bank, as lessee
                  (Incorporated herein by reference to
                  the Registrant's annual report on Form
                  10-K for the year ended December 31,
                  1992, as filed on March 31, 1993).

10(b)(iii)        Sublease Agreement; dated March 12, 1975,
                  between the Bank, as lessee, and B. R.
                  Henry, Trustee, as lessor (Incorporated
                  herein by reference to the Registrant's
                  annual report on Form 10-K for the year
                  ended December 31, 1992, as filed on
                  March 31, 1993).

10(b)(iv)         Lease Agreement, dated April 23, 1980,
                  between Dialmore Enterprises, Inc., as
                  lessor, and the Bank, as lessee
                  (Incorporated herein by reference to
                  the Registrant's annual report on Form
                  10-K for the year ended December 31,
                  1992, as filed on March 31, 1993).

10(b)(v) Option/Lease, dated September 30, 1975, between John Terry and Margaret Terry, d/b/a T & T Properties, as lessors, and the Bank, as lessee, and amendment thereto (Incorporated herein by reference to the Registrant's annual report on Form 10-K for the year ended December 31, 1992, as filed on March 31, 1993).

10(b)(vi)         Lease Agreement, dated July 23, 1979,
                  between Cooper Communities, Inc., as
                  lessor, and the Bank, as lessee, and
                  related memorandum of lease and addendum thereto (Incorporated herein by reference to the Registrant's annual report on Form 10-K for the year ended December
                  31, 1992, as filed on March 31, 1993).

10(b)(vii)        Shopping Center Lease, dated May 5, 1971,
                  between The Mall, as landlord, and United
                  Savings Association to which the Bank has assumed tenant's rights and obligations
                  (Incorporated herein by reference to the Registrant's annual report on Form 10-K for the year ended December 31, 1992, as filed on March 31, 1993).

10(b)(viii)       Indenture of Lease, dated April 29, 1992,
                  between National Property Analysts Master
                  Limited Partnership, as landlord, and the Bank, as tenant (Incorporated herein by reference to the Registrant's armual report on Form 10-K for the year ended December 31, 1992, as filed on March 31, 1993).

10(b)(ix)         Lease Agreement, dated January 29, 1988,
                  between Adah Baim Sonnenshein, Lula H.
                  Baim, Eloise Baim Sherman, et al, as
                  lessors, and the Bank, as lessee
                  (Incorporated herein by reference to the Registrant's annual report on Form 10-K for the year ended December 31, 1992, as filed on March 31, 1993).

10(b)(x) Lease Agreement, dated February 1, 1965, between Jack Eisenkramer and Gene
                  Eisenkramer, as lessors, and the Bank,
                  as lessee (Incorporated herein by
                  reference to the Registrant's annual
                  report on Form 10-K for the year ended
                  December 31, 1992, as filed  on
                  March 31, 1993).

10(b)(xi)         Lease Agreement, dated December 21, 1956,
                  between Minnie Eisenkramer, as lessor,
                  and the Bank, as lessee (Incorporated
                  herein by reference to the Registrant's
                  annual report on Form 10-K for the year
                  ended December 31, 1992, as filed on
                  March 31, 1993).

10(b)(xii)        Lease Agreement, dated February 12, 1968,
                  between J. G. Smith, Jay W. Dickey, Trustee, et al and McNew, Inc., as lessors, and the Bank, as lessee (Incorporated herein by reference to the Registrant's annual report on Form 10-K for the year ended December 31, 1992, as filed on March 31, 1993).

10(b)(xiii)       Extensions of Lease Agreement between the
                  Company, as lessor, and the Bank, as
                  lessee, relating to extensions of term of Lease Agreement dated March 16, 1973
                  (Incorporated herein by reference to the Registrant's annual report on Form 10-K for the year ended December 31, 1992, as filed on March 31, 1993).

10(b)(xiv)        Lease Agreement, dated September 4, 1990,
                  between Lillian C. Roberts, Trustee of
                  Lillian C. Roberts Revocable Trust dated
                  September 29, 1981; and Dorothye C.
                  Abels, Trustee of the Dorothye C. Abels
                  Revocable Trust, dated April 26, 1982
                  d/b/a Robel Investment Co., as lessors,
                  and the Bank, as lessee (Incorporated
                  herein by reference to the Registrant's
                  annual report on Form 10-K for the year
                  ended December 31, 1992, as filed on
                  March 31, 1993).

10(b)(xv)         Lease Agreement, dated September 20, 1991,
                  between Simmons Center Partnership, as
                  landlord, and the Bank, as tenant
                  (Incorporated herein by reference to the Registrant's annual report on Form 10-K for the year ended December 31, 1992, as filed on March 31, 1993).

10(c)(i)          Incentive and Nonqualified Stock Option
                  Plan of the Company (Incorporated herein by reference to the Registrant's annual report on Form 10-K for the year ended
                  December 31, 1992, as filed on March
                  31, 1993).

10(c)(ii)         Amended and Restated Deferred Compensation
                  Agreement by and between the Simmons First
                  Bank of Jonesboro and Donald Stone.
                  (Incorporated herein by reference to the Registrant's annual report on Form 10-K for the year ended December 31, 1992, as filed on March 31, 1993).

10(c)(iii)        Amended and Restated Deferred Compensation
                  Agreement by and between the Bank and J.
                  Thomas May. (Incorporated herein by reference to the Registrant's annual report on Form
                  10-K for the year ended December 31, 1992, as filed on March 31, 1993).

10(c)(iv)         Amended and Restated Deferred Compensation
                  Agreement by and between the Bank and W. E.
                  Ayres. (Incorporated herein by reference to the Registrant's annual report on Form 10-K for the year ended December 31, 1992, as filed on March 31, 1993).

10(d)(i)          Note payable to The Mutual Benefit Life
                  Insurance Company, dated July 23, 1979,
                  as assumed by the Company (Incorporated
                  herein by reference to the Registrant's
                  annual report on Form 10-K for the year
                  ended December 31, 1992, as filed on
                  March 31. 1993).

10(d)(ii)         Mortgage, dated July 23, 1979, to which
                  the Company has assumed grantor's rights and obligations to The Mutual Benefit
                  Life Insurance Company, as mortgagee
                  (Incorporated herein by reference to the Registrant's annual report on Form 10-K for the year ended December 31, 1992, as filed on March 31, 1993).

13(a)             Annual Report on Form 10-K for the year
                  ended December 31, 1993. (Incorporated
                  herein by reference, as filed on
                  March 28, 1993).

13(b) Quarterly report on Form 10-Q for the quarter ended September 30, 1994 (Incorporated by reference, as filed November 14, 1994.)

15                Form of Letter re: unaudited interim
                  financial information.

23(a)             Consent of Baird, Kurtz & Dobson,
                  independent public accountants.

23(b)             Consent of Kemp & Company,
                  independent public accountants.

23(c)             Consent of Ramsay, Bridgforth, Harrelson,
                  & Starling, will be included in that firm's opinion filed as Exhibit 5 hereto.

                            EXHIBIT 8

             RAMSAY, BRIDGFORTH, HARRELSON AND STARLING
                        ATTORNEYS AT LAW
                 (FOUNDED AS COLEMAN & GANTT IN 1911)

              11TH FLOOR SIMMONS FIRST NATIONAL BUILDING
                          501 MAIN STREET
                          P. O. BOX 8509
                    PINE BLUFF, ARKANSAS  71611
                   TELEPHONE: (501) 535-9000


January 23, 1995


Simmons First National Corporation
P. O. Box 7009
Pie Bluff, Arkansas  71611

Dumas Bancshares, Inc.
P. O. Box 915
Dumas, Arkansas 71639


             Re: Simmons First National Corporation Registration Statement on Form S-4

Gentlemen:

             We have acted as counsel to Simmons First National Corporation, an Arkansas corporation ("Simmons"), in connection with the proposed merger (the "Merger") of Dumas Bancshares, Inc., an Arkansas corporation ("DBI") with and into Simmons, pursuant to the terms of the Agreement and Plan of Merger, dated as of November 15, 1994 (the
"Agreement") by and between Simmons and DBI as described in the Registration Statement on Form S-4 to be filed by Simmons with the Securities and Exchange Commission (the "Registration Statement"). This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended.

             In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Agreement, (ii) the Registration Statement and
(iii) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinions below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. This opinion is subject to the receipt by counsel prior to the Effective Date of certain written representations and covenants of Simmons and DBI.

             Based upon and subject to the foregoing, the discussion contained in the prospectus included as part of the Registration Statement (the "Prospectus") under the caption "Certain Federal Income Tax
Consequences", except as otherwise indicated, expresses our opinion as to the material Federal income tax consequences applicable to holders of DBI Common Stock. You should be aware, however, that the discussion under the caption "Certain Federal Income Tax Consequences" in the Prospectus represents our conclusions as to the application of existing law to the instant transactions. There can be no assurance that contrary positions may not be taken by the Internal Revenue Service.

             This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Ramsay, Bridgforth, Harrelson & Starling under the heading "Certain Federal Income Tax Consequences" in the Registration
Statement and the Prospectus.


                                        Very truly yours,

                                   RAMSAY, BRIDGFORTH, HARRELSON
                                   & STARLING

                                      /s/ Patrick A. Burrow

                                        Patrick A. Burrow

PAB/bp

                               EXHIBIT 15


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

             We are aware that SIMMONS FIRST NATIONAL CORPORATION has incorporated by reference from Form 10-Q our report dated
November 3, 1994 (issued pursuant to the provisions of Statement on Auditing Standards Nos. 36 and 42) in the Registration Statement on Form S-4. We are also aware of our responsibilities under the Securities Act of 1933.



                                /s/ Baird, Kurtz and Dobson


Pine Bluff, Arkansas
January 20, 1995

                         EXHIBIT 23(a)


                 Independent Accountant's Consent

             We consent to the use of our report dated January 28, 1994, on the consolidated financial statements of SIMMONS FIRST NATIONAL CORPORATION as of December 31, 1993 and 1992, and for each of the three years in the period ended December 31, 1993, incorporated by reference in Registration Statement on Form S-4 from Simmons First National
Corporation 1993 Form 10-K. We also consent to the reference to our firm under the caption "Experts" appearing in Registration Statement.


                               /s/ Baird, Kurtz and Dobson


Pine Bluff, Arkansas
January 20, 1995

                         EXHIBIT 23(b)


                 CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the captions "Selected Financial Data" and "Experts" and to the use of our report on the consolidated financial statements of Dumas Bancshares, Inc. and Subsidiaries dated October 7, 1994, in the Registration Statement on Form S-4 and related Prospectus of Simmons First National Corporation for the registration of 137,255 shares of common stock of Simmons First National Corporation.


                                          /s/ KEMP & COMPANY


Little Rock, Arkansas
January 20, 1995